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CONOCOPHILLIPS

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ConocoPhillips 2017 Proxy Statement

Contents Letter to Stockholders I 2017 Annual Meeting II Proxy Summary III Proposals Requiring Your Vote III Director Nominees IV Governance Highlights V Board Refreshment and Succession V Stockholder Engagement VI Executive Officers VI Pay for Performance VII 2016 Strategy and Path Forward VII 2016 Compensation Performance Highlights VIII Executive Compensation Alignment VIII Stock Performance Graph IX Compensation Highlights IX 2016 Executive Compensation Summary XII Our Commitment to Sustainability XIII SPIRIT Values XIV Notice of 2017 Annual Meeting of Stockholders and Proxy Statement 1 The CD5 drill site, part of the Alpine field in Alaska, achieved first production in late 2015.

Letter to Stockholders April 3, 2017 Dear Fellow Stockholder: I invite you to join the ConocoPhillips Board of Directors, executives, employees and your fellow stockholders at our 2017 Annual Meeting of Stockholders. We are pleased that this Annual Meeting will be conducted entirely via live webcast, making this our first completely “virtual” meeting of stockholders. You will be able to par ticipate online at www.virtualshareholdermeeting.com/COP and may submit your questions during the meeting. You will also be able to vote your shares electronically during the meeting (other than shares held through our employee benefit plans, which must be voted beforehand). production and pay our existing dividend; grow our dividend; reduce our debt levels to target an ‘A’ credit rating; target a payout of 20 to 30 percent of our cash from operating activities to shareholders through a combination of the dividend and share buybacks; and grow production. Since launching our updated value proposition, the reception has been positive and importantly, by early 2017 we had activated all five priorities. We’ve grown the dividend, initiated our share repurchase program, paid off $1.4 billion of debt, and grown production by 3 percent, when adjusted for the impact of downtime and dispositions, while investing $4.9 billion in our capital programs. Our goal is to have strong resilience to low commodity prices through the cycles, with the ability to capture upside during periods of higher prices. We believe we are in a differential position to deliver strong performance for all our stockholders through a disciplined, returns-focused value proposition that is sustainable. The attached Notice of 2017 Annual Meeting of Stockholders and Proxy Statement provide information on how to join the meeting online. These materials also describe the business to be conducted at the meeting. Our Board of Directors works collaboratively with management to establish ConocoPhillips’ value proposition and strategic priorities. Company strategy is discussed regularly at Board meetings and annually our directors participate in an intensive strategy session with management. Our directors are actively engaged, providing valuable oversight and guidance, which during the recent industry downturn enabled the Company to reset virtually every aspect of the business to improve our competitive position as an E&P company. Our Company’s Value Proposition In advance of our Annual Meeting, I want to take this opportunity to describe the changes we have undertaken as a Company in response to the significant downturn in oil prices that began in 2014. Over the past two years, our mindset has shifted fundamentally from running the business based on price expectations to embracing uncertainty. In a world of uncertain commodity prices, we know what wins: a low break-even price, a low cost of supply portfolio, capital flexibility and a strong balance sheet. These are characteristics that underpin the changes we’ve made in the business. Every Vote Is Important—Please Vote Right Away Your vote is very important to us and to our business. Prior to the meeting, I encourage you to sign and return your proxy card, use telephone or Internet voting, or visit the Annual Meeting website at www.conocophillips.com/annualmeeting to register your vote. Instructions on how to vote begin on page 88. Since 2014, we’ve lowered our capital expenditures by more than 70 percent and significantly reduced our cost structure. We exited higher-cost areas of the business, shifted our capital to shorter-cycle investments and reduced our dividend. These changes were difficult, but allowed us to sustainably lower the Brent crude oil price at which we can fund both our capital program and our dividend with cash from operating activities. We also continued streamlining our portfolio, generating more than $3 billion of proceeds from non-core asset sales during the past two years. Our Brand The essence of the ConocoPhillips brand is “Accountability + Performance.” This guides not only what we do, but how we do it. Our SPIRIT Values— Safety, People, Integrity, Responsibility, Innovation and Teamwork— are part of our brand and a key component of our company culture. I invite you to participate in our Annual Meeting on May 16 to learn more about our brand, our values and our Company. With these actions behind us, we announced an updated value proposition in late 2016. We also laid out a strategy and plan that reflects the breadth of our transformation, while offering a bold alternative to many E&P company business models that focus on absolute grow th. We are managing the business for cash f low generation and have five clear cash f low allocation priorities. In order, these priorities are: invest enough cash to maintain flat Thank you for your support. Ryan M. Lance Chairman and Chief Executive Officer ConocoPhillips 2017 PROXY STATEMENT I

2017 Annual Meeting DATE: Tuesday, May 16, 2017 TIME: 9:00 a.m. (CDT) ONLINE AT: www.virtualshareholdermeeting.com/COP Record Date: March 20, 2017 We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and the Company. Hosting a virtual meeting will facilitate stockholder attendance and participation by enabling stockholders to participate from any location around the world. Visit our Annual Meeting website: www.conocophillips.com/annualmeeting • Watch a special message for our stockholders from Ryan Lance, our Chairman and CEO. • Review and download this Proxy Statement and our 2016 Annual Report. • Submit questions in advance of the Annual Meeting. • Sign up for electronic delivery of future Annual Meeting materials to save money and reduce ConocoPhillips’ impact on the environment. Electronic Delivery of Proxy Statement and Annual Report Materials Questions and Answers (page 88) Stockholders of record and most beneficial owners can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you own ConocoPhillips stock in your name, you can help us reduce paper consumption, production and mailing costs by choosing this option. Just follow the instructions on your proxy card or those provided when you vote by telephone or over the Internet. If you hold your ConocoPhillips stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to go green by electing to view future proxy statements and annual reports over the Internet. Please see the Questions and Answers section beginning on page 88 for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications and the deadlines to submit stockholder proposals for the 2018 Annual Meeting of Stockholders. ConocoPhillips 2017 PROXY STATEMENT II

Proxy Summary This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding the Company’s 2016 performance, please review the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Proposals Requiring Your Vote 1 2 3 4 5-6 Board Recommendation Election of 10 Directors For more information, see page 16. FOR Nominee Each Board Recommendation FOR Ratification of Independent Registered Public Accounting Firm For more information, see page 24. Board Recommendation FOR Advisory Approval of the Compensation of the Company’s Named Executive Officers For more information, see page 28. Board expects to hold say-on-pay votes in accordance with the alternative that receives the most stockholder support Advisory Vote on Frequency of Advisory Vote on Executive Compensation For more information, see page 29. Board Recommendation AGAINST Stockholder Proposals For more information, see pages 83-86. Each Proposal Votes Required for Approval: Each of the director nominees and all proposals submitted, other than the frequency of the vote on the compensation of our Named Executive Officers, require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. With respect to the advisory vote on the frequency of the vote on the compensation of our Named Executive Officers, the Board expects that it will adopt the frequency receiving the highest number of votes. Participate in the Future of ConocoPhillips—Vote Now Online Use your smartphone or computer. www.proxyvote.com Your vote is very important to us and to our business. Vote now. Even if you plan to participate in our Annual Meeting, please read this Proxy Statement carefully and vote right away using any of these methods. In all cases, have your proxy card or voting instruction card in hand and follow the instructions. Phone Call Dial (800) 690-6903 toll-free 24/7. If you are a beneficial owner and do not give your broker instructions on how to vote your shares, the broker will return the proxy card to us without voting on proposals not considered “routine.” This is known as a broker non-vote. Only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017 is considered to be a routine matter. Your broker may not vote on any non-routine matters without instructions from you. or Mail Cast your ballot, sign your proxy card and send by mail in the enclosed postage-paid envelope. If you hold your ConocoPhillips stock in a brokerage account (that is, in “street name”), your ability to vote by telephone or over the Internet depends on your broker’s voting process. Please follow the directions on your proxy card or voting instruction card carefully. If you hold your stock through ConocoPhillips’ employee benefit plans, please see “Questions and Answers About the Annual Meeting and Voting” for information about voting. ConocoPhillips 2017 PROXY STATEMENT III

Director Nominees The Board recommends a vote for each of the 10 nominees listed below. Richard L. Armitage Age: 71 Director since: 2006 Independent: YES ConocoPhillips Committees: DAC, PPC Jody Freeman Age: 53 Director since: 2012 Independent: YES ConocoPhillips Committees: HRCC, PPC Arjun N. Murti Age: 48 Director since: 2015 Independent: YES ConocoPhillips Committees: AFC President of Armitage International; former U.S. Deputy Secretary of State; served as Assistant U.S. Secretary of Defense for International Security Affairs and held a wide variety of high ranking U.S. diplomatic positions. Other current directorships: ManTech International Corporation Archibald Cox Professor of Law at Harvard Law School and founding director of the Harvard Law School Environmental Law and Policy Program; served as a professor of Law at UCLA Law School; served as Counselor for Energy and Climate Change in the White House and as an independent consultant to the National Commission on the Deepwater Horizon Oil Spill and Offshore Drilling. Senior Advisor at Warburg Pincus; served as a Partner, Managing Director and VP at Goldman Sachs; served as equity analyst at JP Morgan Investment Management and Petrie Parkman. Robert A. Niblock Age: 54 Director since: 2010 Independent: YES ConocoPhillips Committees: Exec, HRCC*, DAC Richard H. Auchinleck1 Age: 65 Director since: 2002 Independent: YES ConocoPhillips Committees: Exec, HRCC, DAC* Gay Huey Evans, OBE Age: 62 Director since: 2013 Independent: YES ConocoPhillips Committees: HRCC, PPC Chairman, President and CEO of Lowe’s Companies, Inc.; served as VP and Treasurer, SVP, EVP and CFO of Lowe’s; formerly with accounting firm Ernst & Young. Other current directorships: Lowe’s Companies, Inc. Former President and CEO of Gulf Canada Resources Limited and served as COO of Gulf Canada; served as CEO for Gulf Indonesia Resources Limited. Other current directorships: Telus Corporation2 Former Vice Chairman of the Board and Non-Executive Chairman, Europe, of the International Swaps and Derivatives Association, Inc.; former Vice Chairman, Investment Banking and Investment Management at Barclays Capital; served as head of governance of Citi Alternative Investments (EMEA) and President of Tribeca Global Management (Europe) Ltd., both part of Citigroup; served as director of the markets division and head of the capital markets sector at the U.K. Financial Services Authority; previously held various senior management positions with Bankers Trust. Other current directorships: Itau BBA International Limited2,3 The Financial Reporting Council2,3 Standard Chartered PLC2,3 Harald J. Norvik Age: 70 Director since: 2005 Independent: YES ConocoPhillips Committees: Exec, HRCC, PPC* Charles E. Bunch Age: 67 Director since: 2014 Independent: YES ConocoPhillips Committees: AFC Former Vice Chairperson of Petroleum Geo-Services ASA; served as Chairman of Aschehoug ASA; served as Chairman and a partner at Econ Management AS; served as Chairman, President & CEO of Statoil. Other current directorships: Umoe ASA2,3 Former Chairman and CEO of PPG Industries, Inc.; served as Executive Chairman, President, COO, EVP and SVP of PPG Industries, Inc. Other current directorships: PNC Financial Services Group Marathon Petroleum Corporation Mondelz International, Inc. Full committee names are as follows: Exec – Executive Committee AFC – Audit and Finance Committee HRCC – Human Resources and Compensation Committee DAC – Committee on Directors’ Affairs PPC – Public Policy Committee * – Denotes committee chairperson Ryan M. Lance Age: 54 Director since: 2012 Independent: NO ConocoPhillips Committees: Exec* John V. Faraci Age: 67 Director since: 2015 Independent: YES ConocoPhillips Committees: Exec, AFC* Chairman and CEO of ConocoPhillips. Former Chairman and CEO of International Paper Co.; served as CFO and in various other financial, planning and management positions at International Paper Co. Other current directorships: PPG Industries, Inc. United Technologies Corporation All directors, other than the CEO, are independent. 1. Lead Director 2. Not a U.S. based company 3. Not required to file periodic reports under the Securities Exchange Act of 1934 ConocoPhillips 2017 PROXY STATEMENT IV

Governance Highlights The Company is committed to maintaining good corporate governance as a critical component of our success in driving sustained stockholder value. The Board of Directors continually monitors emerging best practices in governance to best serve the interests of the Company’s stockholders, including: to sustainability directors held at each regularly Board Refreshment and Succession The Committee on Directors’ Affairs regularly evaluates the size and composition of the Board and continually assesses whether the composition appropriately relates to the Company’s strategic needs, which change as our business environment evolves. The Board is focused on nominating and retaining those directors that together reflect the mix of skills, experiences, knowledge and independence that will best position the Board for effective decision-making and risk oversight relating to the business. Accordingly, the Board balances interests in continuity with the need for fresh perspectives and diversity that board refreshment and director succession planning can bring. The Board’s process is a combination of conducting deliberate searches for directors with specific skills and experiences to fill gaps and vacancies as needed, as well as making opportunistic additions when exceptional individuals become available. The Committee on Directors’ Affairs identifies candidates through business and organizational contacts of the directors and management and often through third-party search firms and also considers candidates recommended by stockholders. Since the spinoff of Phillips 66 in 2012, we added one new Board member in each of 2012, 2013 and 2014, and added two new Board members in 2015. We have a diverse Board with expertise in the areas of energy, finance, environmental regulation, public policy, international business and leadership. For more information on the qualifications of our directors, please see “Election of Directors and Director Biographies” on page 16 of this Proxy Statement. Board Tenure—Director Nominees 0–3 years 4–6 years 7–10 years > 10 years 3 3 1 3 ConocoPhillips 2017 PROXY STATEMENT V Proxy access Active stockholder engagement Prohibition on pledging and hedging for directors and executives Independent Board except our CEO Transparent public policy engagement Executive sessions of independent scheduled Board meeting Independent Audit and Finance, Human Resources and Compensation, Directors’ Affairs and Public Policy committees Independent Lead Director Stock ownership guidelines for directors and executives Majority vote standard in uncontested elections Long-standing commitment Clawback policy Annual election of all directors

Stockholder Engagement ConocoPhillips understands the importance of maintaining a robust stockholder engagement program. During 2016, members of ConocoPhillips management continued this long-standing practice. Executives and management from the Company’s global compensation and benefits, legal, investor relations, government affairs and sustainable development groups, among others, met with stockholders on a variety of topics, including corporate governance, executive compensation, climate change and sustainability. We spoke with representatives from our top institutional investors, mutual funds, public pension funds, labor unions and socially responsible funds in order to hear their views on these important topics. Overall, investors expressed strong support for the Company’s governance and compensation practices and its progress on its Climate Change Action Plan, which requires business units and major assets to develop and maintain policies and procedures related to greenhouse gas emissions and other goals and metrics. We believe our regular engagement has been productive and provides an open exchange of ideas and perspectives for both the Company and our stockholders. Executive Officers Ryan M. Lance, 54 Chairman of the Board and Chief Executive Officer Donald E. Wallette, Jr., 58 Executive Vice President, Finance, Commercial and Chief Financial Officer Ellen R. DeSanctis, 60 Vice President, Investor Relations and Communications Matthew J. Fox, 56 Executive Vice President, Strategy, Exploration and Technology Janet Langford Carrig, 59 Senior Vice President, Legal, General Counsel and Corporate Secretary James D. McMorran, 59 Vice President, Human Resources and Real Estate and Facilities Services Glenda M. Schwarz, 51 Vice President and Controller Alan J. Hirshberg, 55 Executive Vice President, Production, Drilling and Projects Andrew D. Lundquist, 56 Senior Vice President, Government Affairs First cargo was achieved from Train 1 and 2 of the Australia Pacific LNG project in 2016. ConocoPhillips 2017 PROXY STATEMENT VI

Pay for Performance 2016 Strategy and Path Forward When ConocoPhillips emerged as an independent E&P company in 2012, we set out to deliver a unique value proposition of double-digit returns annually to stockholders through a combination of 3 to 5 percent compound annual growth in both production and margins, with a compelling dividend. These objectives were based on annual capital expenditures of about $16 billion and relatively high, stable oil prices. We delivered on our commitments to stockholders and met or exceeded our strategic objectives through 2014. However, oil and gas prices began a precipitous decline in late 2014 and lower prices persist today. dividend with cash from operating activities. It also enabled us to update our value proposition in late 2016. Our principles have not changed since we launched as an independent E&P company in 2012. We remain committed to a strong balance sheet, a growing dividend, disciplined growth and a focus on financial returns. However, our strategy and operating plan have been reset based on a view that we must be positioned to succeed in a world of greater price uncertainty and cyclicality. To deliver double-digit returns to stockholders annually through a disciplined, returns-focused value proposition, we plan to manage the business for cash flow generation with five clear cash flow allocation priorities. In order, these priorities are: • Invest enough cash to maintain flat production and pay our existing dividend; • Grow our dividend; • Reduce our debt levels to target an ‘A’ credit rating; • Target a payout of 20 to 30 percent of our cash from operating activities through a combination of the dividend and share buybacks; and • Grow production. During the oil price downturn, we adopted a view that oil prices are likely to be low and more volatile in the future. Against that macro view, we took action to be more competitive and deliver more consistent, resilient and predictable performance through the price cycles. Since the beginning of 2014, we have lowered the cost structure of our business, lowered the cost of supply of our resource base and improved our capital flexibility by: • Lowering our annual capital expenditures by approximately 70 percent; • Reducing production and operating expenses by 22 percent and reducing adjusted operating costs* by 26 percent; • Exiting higher cost activities, such as deepwater exploration; • Generating more than $4.5 billion of proceeds from non-core asset dispositions; • Shifting our capital to shorter-cycle investments; and • Reducing our dividend. By early 2017, all five priorities had been activated and we had begun to deliver against all of them. We believe we can achieve these priorities over time at Brent prices of at least $50 per barrel. We also intend to accelerate our value proposition by continuing to high-grade our portfolio, which is expected to improve earnings and cash flow drivers across the business. In conjunction with these changes, management made the difficult decision to reduce the number of employees by 16 percent in 2016, which resulted in a reduction of approximately 30 percent of our employees in 2015 and 2016. For the second year in succession, the annual salary adjustment program was set at zero in 2016. We have a viable and sound strategy and operating plan for 2017 and beyond. We have taken aggressive steps to position ourselves with a unique value proposition that works over a range of prices and through the inevitable cycles of this business. We continue to monitor the environment and track performance against our plan. We believe our disciplined, returns-focused value proposition can allow us to deliver long-term stockholder value. Implementing these changes was difficult, but allowed us to sustainably lower the Brent price at which we can fund our capital program and *Adjusted operating costs is a non-GAAP financial measure. A reconciliation to U.S. GAAP as well as a discussion of the usefulness and purpose of adjusted operating costs is shown on Appendix A and at www.conocophillips.com/nongaap ConocoPhillips 2017 PROXY STATEMENT VII

2016 Compensation Performance Highlights SAFETY Combined Total Recordable Rate best on record for the Company since spinoff OPERATIONS Exceeded production targets CAPITAL Outperformed capital targets Drilling activity began to ramp up in the Eagle Ford in late 2016. STRATEGY Developed a robust plan to accelerate the value proposition DISPOSITIONS More than $1B proceeds for non-core assets Executive Compensation Alignment Our compensation programs are designed to attract and retain high-quality talent, reward executives for performance that successfully executes the Company’s long-term strategy and align compensation with the long-term interests of our stockholders. As a result, our executive compensation programs closely tie pay to performance. Consistent with this design, approximately 89% of the CEO’s 2016 target pay and approximately 83% of the active Named Executive Officers’ (“NEO”) 2016 target pay is performance-based, with stock-based long-term incentives comprising the largest portion of performance-based pay. We believe the following categories of performance metrics have appropriately assessed the corporate performance of the Company relative to its strategy as an independent E&P company: Health, Safety and Environmental; Operational; Financial; Strategic Plan and Total Shareholder Return (“TSR”). Performance metrics for our short-and long-term incentive programs include a balance of relative and increasingly challenging absolute targets established to align with the Company’s strategy. Increasingly challenging targets can mean year-over-year performance target increases for safety, efficiency, emission reductions, unit cost targets, and margins. It can, however, also mean the same or lower performance targets, recognizing the changing commodity price environment. For example, delivering flat production targets when significant capital and operating cost reductions are made would be increasingly challenging. See “Process for Determining Executive Compensation—Performance Criteria” beginning on page 47 for details regarding the specific performance metrics within each category. The Human Resources and Compensation Committee (“HRCC”) reassesses our compensation performance metrics and targets on an ongoing basis to ensure they continue to support the Company’s long-term strategy. ConocoPhillips 2017 PROXY STATEMENT VIII

Stock Performance Graph This graph shows the cumulative TSR for ConocoPhillips’ common stock in each of the five years from December 31, 2011 to December 31, 2016. The graph also compares the cumulative total returns for the same five-year period with the S&P 500 Index, the performance peer group used in the prior fiscal year (the “Prior Peer Group”) and a new performance peer group for the current fiscal year (the “New Peer Group”). The Prior Peer Group consisted of Anadarko, Apache, BG Group plc., BP, Chevron, Devon, ExxonMobil, Occidental, Royal Dutch Shell and Total, weighted according to the respective peer’s stock market capitalization at the beginning of each annual period. The New Peer Group excludes BG Group plc. due to its acquisition by Royal Dutch Shell in 2016 and includes Marathon Oil Corporation. The Prior Peer Group is presented for purposes of comparison. The comparison assumes $100 was invested on December 31, 2011, in ConocoPhillips stock, the S&P 500 Index, the Prior Peer Group and New Peer Group and assumes that all dividends were reinvested. The spinoff of Phillips 66 in 2012 is treated as a special dividend for the purposes of calculating TSR for ConocoPhillips. The market value of the distributed shares on the spinoff date was deemed reinvested in shares of ConocoPhillips common stock. Five-Year Cumulative Total Shareholder Returns $250 $200 $150 $100 $50 Initial 2012 2013 2014 2015 2016 Comparison assumes $100 was invested on Dec. 31, 2011 and that all dividends were reinvested. Prior Peer Group: Anadarko, Apache, BG Group plc., BP, Chevron, Devon, ExxonMobil, Occidental, Royal Dutch Shell, Total. New Peer Group: Anadarko, Apache, BP, Chevron, Devon, ExxonMobil, Marathon Oil, Occidental, Royal Dutch Shell, Total. Compensation Highlights Our executive compensation programs are designed to align pay with performance and to align the economic interests of executives and stockholders. Consistent with this design, approximately 89% of the CEO’s pay and approximately 83% of the active NEOs’ pay is performance based, with stock-based, long-term incentives comprising the largest portion of performance-based pay. CEO Target Pay Mix Other Active NEO Average Target Pay Mix The elements of total compensation are base pay, annual cash incentives and long-term incentives. Long-term incentives consist of performance share units and stock options. The mix of 2016 target pay for our active NEOs is shown in the graphs on the right. Performance Shares Stock Options Cash Incentive Base ConocoPhillips 2017 PROXY STATEMENT IX 43% 39% 26% 29% 18% 17% 17% 11% S&P 500 Index New Peer GroupConocoPhillips Prior Peer Group

The graph on the right illustrates the alignment of pay and performance relative to our performance peers* by comparing performance-based pay reported in the Summary Compensation Table to TSR as measured by the compound annual appreciation in share price plus the dividends returned to shareholders and using a 20-trading day simple average prior to the beginning of a period and a 20-trading day simple average prior to the end of the period. The graph shows the percentile ranking for TSR and CEO compensation from January 1, 2013 through December 31, 2015 for ConocoPhillips and each of our performance peers* (2016 peer compensation data is not yet available). ConocoPhillips’ ranks ahead of two-thirds of our peers in TSR and ranks approximately in the 75th percentile, or third among peers, for pay for this time period, indicating alignment between pay and performance. Alignment of CEO Pay and Total Shareholder Return (1/1/2013 – 12/31/2015) 100% 75% 50% 25% *Includes performance peers in the New Peer Group indicated on page IX excluding Marathon Oil which was added in 2016. 0% 0% 25% 50% 75% 100% Performance Percentile (TSR) Incentive Compensation In determining award payouts under our Performance Share Program and Variable Cash Incentive Program, members of the HRCC met four times with management to review progress and performance against the measures and the approved metrics. This process allows the HRCC to make informed decisions to positively or negatively adjust payouts where warranted. The HRCC’s view is that the combination of appropriate targets and relative metrics, periodic reviews and updates during the performance period and rigorous evaluation of actual performance leads to appropriate payout decisions. The HRCC believes that multiple metrics more appropriately drive the desired short-and long-term performance, as compared to a few simple performance metrics. for allocating future cash flows in our updated value proposition. However, it is impossible to ignore the weak oil and gas prices that have negatively impacted both our earnings and TSR. Thus, the corporate payout for our senior employees in the Performance Share Program (“PSP”) XII (2014-2016) was below target at 88%. The annual Variable Cash Incentive Program (“VCIP”), which is available to all employees, is made up of 50% corporate performance and 50% business unit performance. The corporate award was below target at 73%, but strong operational and safety results were recognized in the business unit payout. The business unit payout, which provides employees with line-of-sight to their business unit’s performance rather than only corporate performance, ranged from 105% to 135%, for a salary weighted average of 121%. This resulted in a combined corporate and business unit average payout of 97% for each of our Named Executive Officers. Consistent with 2015, despite significant individual leadership shown during the one-and three-year performance periods, to align pay and overall performance, no individual adjustments were made for our NEOs for PSP XII or 2016 VCIP. Our operational and safety performance has been exceptional. We delivered production growth, excluding downtime and dispositions, with less capital and significantly reduced operating costs while maintaining our strong record of health, safety and environmental (“HSE”) performance. We took decisive actions to reduce our cost structure, strengthen our balance sheet and establish clear priorities ConocoPhillips 2017 PROXY STATEMENT Compensation Percentile (Pay) X

We paid out performance-based programs as follows (see “Process for Determining Executive Compensation” beginning on page 41 and “2016 Executive Compensation Analysis and Results” beginning on page 50): Long-Term Incentive—Performance Share Program (PSP) In 2014, the HRCC approved a new performance period and performance metrics for PSP XII running from January 2014 – December 2016 for our senior employees. The HRCC determined that performance merited the following payout: of target for each of our The ultimate value of a performance share award is impacted by not only the HRCC’s assessment of corporate performance, but also by changes in share price, up or down, further demonstrating strong alignment between executive incentive compensation and shareholder interests. Annual Incentive—Variable Cash Incentive Program (VCIP) All of our employees are eligible for the VCIP program. The VCIP payout is calculated using the following formula, subject to HRCC approval and discretion to set the award: +– Any Individual + of target for each of our ConocoPhillips 2017 PROXY STATEMENT XI Total Payout = 97% Corporate Performance showing negative adjustment 96%73% Named Executive Officers Individual Performance 0% adjustment for each of our Named Executive Officers Business Unit Performance 121% of target for each of our Named Executive Officers Performance Adjustment 50% of Business Unit Performance Adjustment 50% of Corporate Performance Adjustment Target Percentage for the Salary Grade Eligible Earnings Corporate Performance 88% Named Executive Officers Individual Performance 0% adjustment for each of our Named Executive Officers

2016 Executive Compensation Summary (page 60) Set forth below is the 2016 compensation for our current NEOs. This table is presented as an alternative to, and is not a substitute for, the Summary Compensation Table on page 60, which reflects target compensation for our stock awards and equity awards. The Summary Compensation Table shows Total Compensation to include changes in pension value from the end of 2015 to the end of 2016. The table below shows what that Total Compensation would be if the changes in pension value were not included, as these changes are affected by a number of factors, including actuarial factors beyond the control of the Company. For Mr. Lance, an increase in pensionable earnings was not the primary factor as the pensionable earnings increased by only ½ percent from 2015 to 2016. The primary factors for his increase in pension value reported in the Summary Compensation Table are: (1) lower 2016 discount rate assumptions consistent with those used in the Company’s financial statements; (2) the impact of a shorter discounting period related to an additional year of age; and (3) an additional year of credited service under the Company’s pension plans. The factors that lead to the changes in pension value are discussed in more detail in the footnotes to this table. Change in Pension Value & Nonqual. Deferred Comp. Earnings* Non-Equity Incentive Plan Comp. Total Without Changes in Pension Value** Name and Principal Position Stock Awards Option Awards All Other Comp. Salary Bonus Total D.E. Wallette, Jr. Executive Vice President, Finance, Commercial and CFO $5,158,427 $939,550 – $1,944,837 $1,301,146 $911,364 $2,248,397 $61,530 $7,406,824 A.J. Hirshberg Executive Vice President, Production, Drilling and Projects $1,178,200 – $2,751,504 $1,840,685 $1,314,282 $2,262,525 $121,457 $9,468,653 $7,206,128 * Included in the amounts shown for 2016 are increases in the lump sum value of pensions provided for the active NEOs under the plans of the Company over the lump sum value shown in 2015. These increases are due to a number of factors which may vary by NEO, including a lower discount rate assumption, shorter discount period with an additional year of age, a decrease in interest rate assumption, an increase in final average earnings due to increases in pensionable earnings (for Messrs. Wallette and Hirshberg, as a result of the new allocation of responsibilities with the retirement of Mr. Sheets in 2016), as well as a further year of pension service, and actuarial factors such as mortality assumptions, which change from time to time. The increase in Mr. Lance’s lump sum value of pension for 2016 primarily reflects a lower discount rate assumption, an additional year which increases his pension value due to a shorter discount period from the assumed retirement age to current age, and an additional year of credited service. Other factors are an increase in final average earnings offset by changes in actuarial factors such as mortality assumptions. See note 6 to the Summary Compensation Table on page 60 and Pension Benefits beginning on page 69 for details regarding change in pension benefits. ** Total Without Change in Pension Value represents total compensation, as determined under applicable SEC rules, minus the change in pension value reported in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column. ConocoPhillips 2017 PROXY STATEMENT XII J.L. Carrig $760,032–$1,431,038$957,264$656,136$165,708$70,372$4,040,550 $3,874,842 Senior Vice President, Legal, General Counsel and Corporate Secretary M.J. Fox$1,241,000–$3,115,552$2,083,774$1,384,336 $414,358 $91,371$8,330,391 $7,916,033 Executive Vice President, Strategy, Exploration and Technology R.M. Lance$1,700,000–$6,607,217$4,419,261$2,638,400$3,601,723$245,437$19,212,038$15,610,315 Chairman and Chief Executive Officer

Releasing a Black-bellied Plover bird back into the wild after tagging for migratory study. Our Commitment to Sustainability We believe the steps we take to enhance our health, safety, environmental and social performance are essential to the sustainability of our business. We recognize that our stakeholders have high expectations and we are determined to remain a safe and responsible neighbor, partner and operator, regardless of industry price cycles. Our overall approach, integration and follow-through on our commitment to sustainability provide tangible results in environmental stewardship, community engagement and operational benefits. Below are a few examples of our ongoing stakeholder and sustainability projects. term, holistic foundational strategy for local engagement and indigenous hiring. We overcame a shortage of qualified indigenous-owned businesses by strengthening relationships and supporting business development, capacity-building and employment with the Gladstone indigenous community. We met our compliance requirements and have shown that indigenous engagement is a priority. Results include 25 positions for indigenous employment in the facilit y; 18 contractors commit ted to indigenous supply, employment and training; 11 indigenous traineeships in engineering, maintenance, plant operations, telecommunications, warehousing and waste management; and startup support to a new 100 percent indigenous-owned cleaning business that employs 14 local staff. Reducing Oil Sands Emissions Our collaborative focus on improving design, equipment, technology and efficiency has led to an industry reduction of greenhouse gas emissions (GHG) from Canadian oil sands production of 28 percent since 1990. We are a founding member of Canada’s Oil Sands Innovation Alliance (COSIA), an industry alliance that has yielded more than 800 cost and emissions reducing innovations from a $1.3 billion investment. With our global partners, we are dedicated to improving technology for steam-assisted gravity drainage. Additionally, we support the $20 million NRG COSIA Carbon XPRIZE, which challenges participants to both reduce GHG emissions and create business incentives by capturing The Migratory Connectivity Project With the Smithsonian Institution, we’re working to advance effective conservation to sustain populations of birds, insects and fish throughout their full life cycles. Through the Migratory Connectivity Project, we gain a better scientific understanding of important North American grasslands habitats and migration cycles by char ting the journeys of 12 migratory bird species—several of which spend parts of their migration cycle within our operating areas in Alaska, Alberta and Texas. Learning how we can approach conservation more comprehensively is an important part of our Biodiversity Action Plan, which guides our actions for evaluation and mitigation of our potential impact on biodiversity. CO emissions and turning them into useable, valuable products. 2 Indigenous Support Creates a Strong Legacy We’re committed to being a good neighbor and citizen through strategic partnerships in communities. In preparation for our Australia Pacific LNG operations on Cur tis Island, we developed a long-ConocoPhillips 2017 PROXY STATEMENT XIII

SPIRIT Values We run our business under a set of guiding principles that we call our SPIRIT Values. These set the tone for how we behave with all our stakeholders, internally and externally. They are shared by everyone in our organization, distinguish us from competitors and are a source of pride. S P I R I T SAFETY We operate safely. PEOPLE We respect one another, recognizing that our success depends upon the commitment, capabilities and diversity of our employees. INTEGRITY We are ethical and trustworthy in our relationships with stakeholders. RESPONSIBILITY We are accountable for our actions. We are a good neighbor and citizen in the communities where we operate. INNOVATION We anticipate change and respond with creative solutions. We are agile and responsive to the changing needs of stakeholders and embrace learning opportunities from our experience around the world. TEAMWORK Our “can do” spirit delivers top performance. We encourage collaboration, celebrate success, and build and nurture long-standing relationships. ConocoPhillips 2017 PROXY STATEMENT XIV

Notice of 2017 Annual Meeting
of Stockholders

Tuesday, May 16, 2017

9:00 a.m. (CDT)
Online at www.virtualshareholdermeeting.com/COP

The 2017 Annual Meeting of Stockholders ("Annual Meeting") of ConocoPhillips (the "Company") will be held on Tuesday, May 16, 2017, at 9:00 a.m. (CDT) at www.virtualshareholdermeeting.com/COP, for the following purposes:

1.	To elect 10 Directors to serve until the 2018 Annual Meeting (page 16);
2.	To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2017 (page 24);
3.	To provide an advisory approval of the compensation of our Named Executive Officers (page 28);
4.	To indicate a preference on the frequency of the advisory vote to approve the compensation of our Named Executive Officers (page 29);
5.	To consider and vote on 2 stockholder proposals (pages 83 through 86); and
6.	To transact any other business properly coming before the meeting.

Only stockholders of record at the close of business on March 20, 2017 will be entitled to receive notice of and to vote at the Annual Meeting. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the proxy statement, on your enclosed proxy card. A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder at the offices of the Company in Houston, Texas during ordinary business hours for a period of 10 days prior to the meeting. This list will also be available for stockholders to view online at the time of the meeting.

The Annual Meeting will begin promptly at 9:00 a.m., Central Daylight Time. Online check-in will begin at 8:30 a.m., Central Daylight Time, and you should allow ample time for the online check-in procedures. The online format for the Annual Meeting also allows us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting www.conocophillips.com/annualmeeting where you can submit questions in advance of the annual meeting.

April 3, 2017
By Order of the Board of Directors

Janet Langford Carrig Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders To Be Held on May 16, 2017: This Proxy Statement and our 2016 Annual Report are available at www.conocophillips.com/annualmeeting.

We urge each stockholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting. See "Questions and Answers About the Annual Meeting and Voting" for information about voting by telephone or Internet, how to revoke a proxy and how to vote shares in person.

ConocoPhillips 2017 PROXY STATEMENT	1

2	ConocoPhillips 2017 PROXY STATEMENT

ConocoPhillips 2017 PROXY STATEMENT	3

Corporate Governance Matters

The Committee on Directors' Affairs and our Board annually review the Company's governance structure to take into account changes in Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE") rules, as well as current best practices. Our Corporate Governance Guidelines, posted on the Company's website under the "Corporate Governance" caption and available in print upon request (see "Available Information" on page 87) address the following matters, among others:

• Director qualifications; • Director responsibilities; • Board committees; • Director access to officers; • Employees and independent advisors; • Director compensation;

•

Director orientation and continuing education;

•

Chief Executive Officer ("CEO") evaluation and management succession planning;

•

Board performance evaluations;

•

Stock ownership and holding requirements for directors and management; and

•

Policies prohibiting hedging and pledging.

4	ConocoPhillips 2017 PROXY STATEMENT

Communications with the Board of Directors

The Board of Directors maintains a process for stockholders and interested parties to communicate with the Board. Stockholders and interested parties may write or call our Board of Directors by contacting our Corporate Secretary, Janet Langford Carrig, as provided below:

Relevant communications are distributed to the Board, or to any individual director or directors, as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items that are unrelated to its duties and responsibilities be excluded, such as: business solicitations or advertisements; junk mail and mass mailings; new product suggestions; product complaints; product inquiries; resumes and other forms of job inquiries; spam; and surveys. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded. Any communication that is filtered out is made available to any outside director upon request.

Recognizing that director attendance at the Company's annual meeting can provide the Company's stockholders with an opportunity to communicate with Board members about issues affecting the Company, the Company actively encourages its directors to attend the annual meeting. In 2016, all of the Company's directors attended the annual meeting.

Engagement

ConocoPhillips is committed to engaging in constructive and meaningful conversations with its stockholders and to building and managing long-term relationships based on mutual trust and respect. The Board values the input and insights of the Company's stockholders and believes that effective Board-stockholder communication strengthens the Board's role as an active, informed and engaged fiduciary.

In an effort to continuously improve ConocoPhillips' governance processes and communications, the Committee on Directors' Affairs adopted Board and Shareholder Communication and Engagement Guidelines in 2015. The Board believes regular communications are an important part of creating an open, candid, and productive dialogue. Executives and management from the Company's global compensation and benefits, legal, investor relations, government affairs and sustainable development groups, among others, regularly meet with stockholders on a variety of topics, including corporate governance, executive compensation, climate change and sustainability.

Management provides regular reports to the Board and its committees regarding the key themes and results of their communications with the Company's stockholders, including typical investor concerns and questions, emerging issues and pertinent corporate governance matters.

Since the Company's last annual meeting, we actively reached out to our top 50 investors and an engagement team consisting of management and subject-matter experts on governance, compensation, and environmental and social issues, conducted in-depth discussions with a significant number of large stockholders. When requested, a member of the Board has also taken part in the discussion. Our engagement team has also met with some of the stockholders who submitted proposals for inclusion in our Proxy Statement to discuss their concerns and areas of agreement and disagreement. ConocoPhillips gained valuable feedback during these discussions, and this feedback was shared with the Board and its relevant committees.

ConocoPhillips 2017 PROXY STATEMENT	5

Board Leadership Structure

Board Overview

•	Chairman of the Board and Chief Executive Officer: Ryan M. Lance
•	Lead Director: Richard H. Auchinleck
•	Active engagement by all Directors
•	9 of our 10 Director Nominees are independent
•	All members of the Audit and Finance Committee, Human Resources and Compensation Committee, Committee on Directors' Affairs and Public Policy Committee are independent

Our Board believes that continuing to combine the position of Chairman and CEO is in the best interests of the Company and its stockholders and provides an effective balance between strong Company leadership and oversight by engaged independent directors.

Chairman and CEO Roles

ConocoPhillips believes that independent board oversight is an essential component of strong corporate performance and enhances stockholder value. A combined Chairman and CEO is only one element of our leadership structure, which also includes an independent Lead Director and active non-employee directors. Furthermore, each of the Audit and Finance, Human Resources and Compensation, Directors' Affairs and Public Policy committees is made up entirely of independent directors. While the Board retains the authority to separate the positions of Chairman and CEO if it deems appropriate in the future, the combined role of Chairman and CEO has been effective for some time. Doing so places one person in a position to guide the Board in setting priorities for the Company and in addressing the risks and challenges the Company faces. The Board believes that, while its independent directors bring a diversity of skills and perspectives to the Board, the Company's CEO, by virtue of his day-to-day involvement in managing the Company, is best suited to perform this unified role.

The Board believes there is no single organizational model that is the best and most effective in all circumstances. As a result, the Board periodically considers whether the offices of Chairman and CEO should be combined and who should serve in such capacities. The Board will continue to reexamine its corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company's needs.

Independent Director Leadership

The Board believes that its current structure and processes encourage its independent directors to be actively involved in guiding the work of the Board. The Chairs of the Board's committees establish their agendas and review their committee materials in advance of meetings, communicating directly with other directors and members of management as each deems appropriate. Moreover, each director is free to suggest agenda items and to raise matters that are not on the agenda at Board and committee meetings.

Our Corporate Governance Guidelines require that the independent directors meet in executive session at every meeting. The Board has designated the Chairman of the Committee on Directors' Affairs, who must be an independent director, as the Lead Director. Richard H. Auchinleck currently serves in this role. As Lead Director, Mr. Auchinleck presides at executive sessions of the independent directors. Each executive session may include, among other things,

(1) a discussion of the performance of the Chairman and CEO, (2) matters concerning the relationship of the Board with the Chairman and CEO and other members of senior management, and (3) such other matters as the independent directors deem appropriate. No formal action of the Board is taken at these meetings, although the independent directors may subsequently recommend matters for consideration by the full Board. The Board may invite guest attendees for the purpose of making presentations, responding to questions by the directors, or providing counsel on specific matters within their areas of expertise. In addition to chairing the executive sessions, Mr. Auchinleck leads the discussion with our CEO following the independent directors' executive sessions, extensively participates in the discussion of CEO performance with the Human Resources and Compensation Committee, and ensures that the Board's self-assessments are conducted annually.

6	ConocoPhillips 2017 PROXY STATEMENT

Board and Committee Evaluations

Each year, the Board performs a rigorous self-evaluation and peer-evaluation. As required by the Company's Corporate Governance Guidelines, the Committee on Directors' Affairs oversees this process. The performance evaluations solicit input from directors regarding the performance and effectiveness of the Board, its committees, and individual directors and provide an opportunity for directors to identify potential improvements.

The Committee on Directors' Affairs reviews the results and feedback from the evaluation process and makes recommendations for improvements as appropriate. The independent Lead Director has individual conversations with each member of the Board and leads a discussion of the evaluation results during an executive session of the Board, providing further opportunity for dialogue and improvement.

This allows for direct feedback by independent directors and enables Mr. Auchinleck, as Lead Director, to speak on their behalf in conversations with management about the Board's role and informational needs. The Board has successfully used this process to evaluate Board and committee effectiveness and identify opportunities to strengthen the operation of the Board. Mr. Auchinleck is also available to meet during the year with individual directors about any other areas of interest or concern they may have.

Members of each committee of the Board also complete a detailed questionnaire annually to evaluate how well their respective committee is operating and to make suggestions for possible improvements. The Chair of each committee summarizes the responses and reviews them with their respective committee members.

Board Independence

The Corporate Governance Guidelines contain director independence standards, which are consistent with the standards set forth in the NYSE listing standards, to assist the Board in determining the independence of the Company's directors. The Board has determined that each director nominee, except Mr. Lance, meets the standards regarding independence set forth in the Corporate Governance Guidelines and is free of any material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company). In making such determination, the Board specifically considered the fact that many of our director nominees are directors, retired officers and stockholders of companies with which we conduct business. In addition, some of our director nominees serve as employees of, or consultants to, companies that do business with ConocoPhillips and its affiliates. In all cases, the Board determined that the nature of the business conducted and the interest of the director nominee by virtue of such position were immaterial both to the Company and to the director nominee.

In recommending that each non-employee director nominee be found independent, the Committee on Directors' Affairs considered relationships which, while not constituting related party transactions in which a director had a direct or indirect material interest, nonetheless involved transactions between the Company and a company with which a director is affiliated, whether through employment status or by virtue of serving as director. Included in the Committee's review were the following transactions, which occurred in the ordinary course of business. All matters described below fall below the relevant thresholds for independence as set forth in the NYSE listing standards and the Company's Corporate Governance Guidelines.

Director	Matters Considered
Richard H. Auchinleck	Ordinary course business transactions with Telus Corporation
Charles E. Bunch	Ordinary course business transactions with Marathon Petroleum Corporation
Gay Huey Evans	Ordinary course business transactions with Standard Chartered PLC
Robert A. Niblock	Ordinary course business transactions with Lowe's Companies, Inc.

ConocoPhillips 2017 PROXY STATEMENT	7

Board Risk Oversight

While the Company's management is responsible for the day-to-day management of risks to the Company, the Board has broad oversight responsibility for the Company's risk management programs. In this oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by the Company's management are functioning as intended, and that necessary steps are taken to foster a culture of risk-adjusted decision-making throughout the organization. In carrying out its oversight responsibility, the Board has delegated to individual Board committees certain elements of its oversight function. In this context, the Board has delegated authority to the Audit and Finance Committee to coordinate oversight of the Company's risk management programs by the Board's committees. As part of this authority, the Audit and Finance Committee regularly discusses the Company's enterprise risk management policies and facilitates appropriate coordination among Board committees to ensure that our risk management programs are functioning properly. In 2016, the Chairman of the Audit and Finance Committee also discussed the Board's oversight of the Company's risk management programs with the entire Board. The Board receives regular updates from its committees on individual categories of risk, including strategy, reputation, operations, people, technology, investment, political/legislative/regulatory and market. Such updates incorporate, among other things, the following risk areas:

The Board exercises its oversight function with respect to all material risks to the Company, which are identified and discussed in the Company's public filings with the SEC.

Executive Succession Planning and Leadership Development

On an ongoing basis, the Board plans for succession to the position of CEO and other senior management positions, and the Committee on Directors' Affairs oversees this succession planning process. The Human Resources and Compensation Committee assists in succession planning, as necessary, and reviews and makes recommendations to the Board regarding people strategies and initiatives such as leadership development. To assist the Board, the CEO periodically provides the Board with an assessment of senior executives and their potential to succeed to the position of CEO. In addition, the CEO periodically provides the Board with an assessment of potential successors to other key positions. Succession planning and leadership development remain top priorities of the Board and management.

Code of Business Ethics and Conduct

ConocoPhillips has adopted a worldwide Code of Business Ethics and Conduct, which applies to all directors, officers and employees, including the CEO and CFO. Our Code of Business Ethics and Conduct is designed to help directors, officers and employees resolve ethical issues in an increasingly complex global business environment and covers topics such as conflicts of interest, insider trading, competition and fair dealing, discrimination and harassment, confidentiality, payments to government personnel, anti-boycott laws, U.S. embargos and sanctions, compliance procedures, employee complaint procedures, expectations for supervisors, investigating concerns, social media and money laundering. In accordance with good corporate governance practices, we periodically review and revise as necessary the Code of Business Ethics and Conduct. Our Code of Business Ethics and Conduct is posted on our website under the "Corporate Governance" caption and any amendments to or waivers from our Code of Business Ethics and Conduct will be posted on our website within four days of this occurrence. Stockholders may also request printed copies of our Code of Business Ethics and Conduct by following the instructions located under "Available Information" on page 87.

8	ConocoPhillips 2017 PROXY STATEMENT

Related Party Transactions

The Audit and Finance Committee reviews all known transactions, arrangements and relationships (or series of similar or related transactions) in which the Company and our directors and executive officers or their immediate family members participate where the aggregate amount involved exceeds $120,000. The purpose of this review is to determine whether such related persons have a material interest in the transaction, including an indirect interest. The Company's legal staff, in consultation with the Company's finance team, is primarily responsible for making these determinations based on the facts and circumstances, and for developing and implementing processes and procedures for obtaining information about related person transactions from directors and executive officers. In 2016, there were no related party transactions in which the Company (or a subsidiary) was a participant and in which any director or executive officer (or their immediate family members) had a direct or indirect material interest.

Public Policy Engagement

Legislators and regulators govern all aspects of our industry and hold the power to either facilitate or hinder our success. ConocoPhillips' senior leadership and Board of Directors encourage involvement in activities that advance the Company's goals and improve the communities where we work and live. As a company, we engage in activities that include direct lobbying, making contributions to candidates and political organizations from our corporate treasury and our employee political action committee, or Spirit PAC, and membership in trade associations. The Public Policy Committee of the Board of Directors has approved policies and guidelines to help ensure corporate compliance with local, state and federal laws that govern corporate involvement in activities of a political or public policy nature, and all of these activities are carefully managed by the Company's Government Affairs division in order to yield the best business result for ConocoPhillips and to demonstrate compliance with the various reporting rules. To learn more about our political contribution activity and view our disclosures related to candidates, political organizations and trade associations, please visit http://www.conocophillips.com/sustainable-development/our-approach/policies-positions/Pages/default.aspx.

Sustainability

For ConocoPhillips, sustainable development is about conducting our business to promote economic growth, a healthy environment and vibrant communities, now and into the future. We believe that this approach will enable us to deliver long-term value and satisfaction to all our stakeholders. Sustainable development is fully aligned with our vision to be the E&P company of choice for all stakeholders by pioneering a new standard of excellence, and with our SPIRIT Values (Safety, People, Integrity, Responsibility, Innovation and Teamwork). ConocoPhillips has been honored for our sustainable development success. We were included in the Dow Jones Sustainability North America Index for the tenth consecutive year and achieved a

"B" rating for environmental performance and disclosure from the 2016 CDP Climate Change Survey. Sustainable development governance includes direction and oversight from the Public Policy Committee of the Board of Directors and senior leadership. The Public Policy Committee oversees our position on public policy issues, including climate change, and on matters that may impact our reputation as a responsible corporate citizen, including sustainable development actions and reporting. To learn more about sustainable development at ConocoPhillips, please view our Sustainable Development Report by visiting www.conocophillips.com/susdev.

Board Meetings and Committees

The Board of Directors met six times in 2016. Each director attended at least 75% of the aggregate of:

•
The total number of meetings of the Board (held during the period for which he or she has been a director); and

•
The total number of full committee meetings held by all committees of the Board on which he or she served (during the periods that he or she served).

The Board has five standing committees: the Audit and Finance Committee; the Executive Committee; the Human Resources and

Compensation Committee; the Committee on Directors' Affairs; and the Public Policy Committee. The Board has determined that all of the members of the Audit and Finance Committee, the Human Resources and Compensation Committee, the Committee on Directors' Affairs and the Public Policy Committee are "independent" directors within the meaning of the SEC's regulations, the listing standards of the NYSE and the Company's Corporate Governance Guidelines. Each committee conducts a self-evaluation of its performance on an annual basis as described under "Board and Committee Evaluations" on page 7. The charters for our Audit and Finance Committee, Executive Committee, Human Resources and Compensation

ConocoPhillips 2017 PROXY STATEMENT	9

Board Meetings and Committees continued

Committee, Committee on Directors' Affairs and Public Policy Committee can be found on ConocoPhillips' website at www.conocophillips.com under the "Corporate Governance" caption.

Stockholders may also request printed copies of our Board committee charters by following the instructions located under "Available Information" on page 87.

The current membership and primary responsibilities of the committees as well as the number of meetings held in 2016 are summarized below:

Committee		Primary Responsibilities	Number of Meetings in 2016

Audit and Finance**	John V. Faraci* Charles E. Bunch Arjun N. Murti

•

Discusses with management, the independent auditors, and the internal auditors the integrity of the Company's accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, covering the Company's capital structure, financial risk management, retirement plans and tax planning.

•

Reviews, and coordinates the review by other committees of, significant corporate risk exposures and steps management has taken to monitor, control and report such exposures.

•

Monitors the qualifications, independence and performance of our independent auditors and the qualifications and performance of our internal auditors.

•

Monitors our compliance with legal and regulatory requirements and corporate governance, including our Code of Business Ethics and Conduct.

•

Maintains open and direct lines of communication with the Board and our management, internal auditors, independent auditors and the global compliance and ethics organization.

•

Assists the Board in fulfilling its oversight of enterprise risk management, particularly with regard to market-based risks, financial reporting, effectiveness of the Company's compliance programs, information systems and cybersecurity, commercial trading and procurement.

10

Executive	Ryan M. Lance* Richard H. Auchinleck John V. Faraci Robert A. Niblock Harald J. Norvik	• Exercises the authority of the full Board between Board meetings on all matters other than (1) those matters expressly delegated to another committee of the Board, (2) the adoption, amendment or repeal of any of our By-Laws and (3) matters which cannot be delegated to a committee under statute or our Certificate of Incorporation or By-Laws.	—

Human Resources and Compensation	Robert A. Niblock* Richard H. Auchinleck Jody Freeman Gay Huey Evans Harald J. Norvik	• Oversees our executive compensation policies, plans, programs and practices and reviews the Company's retention strategies. • Assists the Board in discharging its responsibilities relating to the fair and competitive compensation of our executives and other key employees. • Annually reviews the performance (together with the Lead Director) and sets the compensation of the CEO. • Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with the Company's compensation programs and practices and retention strategies.	8

Directors' Affairs	Richard H. Auchinleck* Richard L. Armitage Robert A. Niblock

•

Selects and recommends director candidates to the Board to be submitted for election at the Annual Meeting and to fill any vacancies on the Board.

•

Recommends committee assignments to the Board.

•

Reviews and recommends to the Board compensation and benefits policies for non-employee directors.

•

Monitors the orientation and continuing education programs for directors.

•

Conducts an annual assessment of the qualifications and performance of the Board and each of the directors.

•

Reviews and reports to the Board annually on succession planning process for the CEO and senior management.

•

Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with the Company's governance policies and procedures.

5

Public Policy	Harald J. Norvik* Richard L. Armitage Jody Freeman Gay Huey Evans

•

Advises the Board on current and emerging domestic and international public policy issues.

•

Assists the Board in the development and review of policies and budgets for charitable and political contributions.

•

Reviews and makes recommendations to the Board on, and monitors the Company's compliance with, its policies, programs and practices with regard to, among other things, health, safety and environmental protection and government relations.

•

Assists the Board in fulfilling its oversight of enterprise risk management, particularly risks in connection with social, political, safety and environmental, operational integrity, and public policy aspects of the Company's business and the communities in which it operates.

5
*
Committee Chairperson
**
Mr. James E. Copeland Jr. was a member and attended the meetings of the Audit and Finance Committee in 2016 and a portion of 2017.

10	ConocoPhillips 2017 PROXY STATEMENT

Nominating Processes of the Committee on Directors' Affairs

The Committee on Directors' Affairs is comprised of three non-employee directors, all of whom are independent under NYSE listing standards and our Corporate Governance Guidelines. The Committee on Directors' Affairs identifies, investigates and recommends director candidates to the Board with the goal of creating balance of knowledge, experience and diversity. Generally, the Committee on Directors' Affairs identifies candidates through business and organizational contacts of the directors and management and often through third-party search firms. The Committee on Directors' Affairs will also consider director candidates recommended by stockholders. If a stockholder wishes to recommend a candidate for nomination by the Committee on Directors' Affairs, he or she should follow the procedures described on page 87 for nominations to be made directly by the stockholder. In addition, the stockholder should provide such other information as it may deem relevant for the Committee on Directors' Affairs' evaluation. Candidates recommended by the Company's stockholders are evaluated on the same basis as candidates recommended by the Company's directors, CEO, other executive officers, third-party search firms or other sources.

The Committee on Directors' Affairs regularly evaluates the size and composition of the Board and continually assesses whether the composition appropriately relates to the Company's strategic needs, which change as our business environment evolves. See "Board Refreshment and Succession" on page v.

All Directors should have the following attributes:

•
the highest professional and personal ethics and values, consistent with our SPIRIT Values and our Code of Business Ethics and Conduct, both of which are available on ConocoPhillips' website at www.conocophillips.com;

•
a commitment to building stockholder value;

•
business acumen and broad experience and expertise in one or more of the areas of particular consideration indicated below;

•
the ability to provide insights and practical wisdom based on the individual's skills and experience;

•
sufficient time and effort to effectively carry out duties as a director (directors should advise the Chairman of the Board and the Chair of the Committee on Directors' Affairs in advance of accepting an invitation to serve on another public company board); and

•
independence (at least a substantial majority of the Board must consist of independent directors, as defined by the listing standards of the New York Stock Exchange).

When conducting its review of the appropriate skills and qualifications desired of directors, the Committee on Directors' Affairs particularly considers:

•
leadership experience as a chief executive officer or senior officer;

•
expertise in finance and financial reporting processes;

•
leadership experience as an executive or director, or experience in other capacities, in the energy industry;

•
experience in global business or international affairs;

•
extensive knowledge of governmental, regulatory, legal, or public policy issues;

•
diversity of age, skills, gender and ethnicity; and

•
such other factors as the Committee on Directors' Affairs deems appropriate given the current needs of the Board and the Company, to maintain a balance of skills, experience, knowledge and independence.

Our Board of Directors currently has 10 members, 9 of whom are independent. Each of the director nominees is a current director.

ConocoPhillips 2017 PROXY STATEMENT	11

Non-Employee Director Compensation

The primary elements of our non-employee director compensation program consist of an equity component and a cash component.

Objectives and Principles

Compensation for directors is reviewed annually by the Committee on Directors' Affairs and set upon approval of the Board of Directors. The Board's goal in designing directors' compensation is to provide a competitive package that will enable it to attract and retain highly-skilled individuals with relevant experience and that reflects the time and talent required to serve on the board of a complex, multinational corporation. The Board seeks to provide sufficient flexibility in the form of delivery to meet the needs of different individuals while ensuring that a substantial portion of directors' compensation is linked to the long-term success of ConocoPhillips. In furtherance of ConocoPhillips' commitment to be a socially responsible member of the communities in which it participates, the Board believes that it is appropriate to extend ConocoPhillips' matching gift program to charitable contributions made by individual directors as more fully described under "Directors' Matching Gift Program" on page 13.

Equity Compensation

Non-employee directors receive an annual grant of restricted stock units with an aggregate value of $220,000 on the date of grant. The restricted stock units are fully vested at grant, but contain restrictions on transfer under their terms and conditions. Prior to the grant, each director may elect the schedule on which the restrictions lapse and unrestricted Company stock is to be distributed, provided that restrictions on the units issued to a non-employee director will lapse in the event of retirement, disability, death, or a change of control, unless the director has elected to defer receipt of the shares until a later date. Directors forfeit the units if, prior to the lapse of restrictions, the Board finds sufficient cause for forfeiture (although no such finding can be made after a change of control). Before the restrictions lapse, directors cannot sell or otherwise transfer the units, but the units are credited with dividend equivalents in the form of additional restricted stock units. When restrictions lapse, directors will receive unrestricted shares of Company stock as settlement of the restricted stock units.

Restricted stock units granted to directors who are not residents of the United States may have modified terms to comply with laws and tax rules that apply to them. Thus, the restricted stock units granted to Messrs. Auchinleck and Norvik have slightly modified terms responsive to the tax laws of their home countries (Canada and Norway, respectively), the most important difference being that the restrictions lapse only in the event of retirement, death, or loss of office, including upon a change in control.

Cash Compensation

In 2016, each non-employee director received $115,000 annual cash compensation. Non-employee directors serving in certain specified committee positions also received the following additional cash compensation:

•
Lead Director—$35,000

•
Chair of the Audit and Finance Committee—$25,000

•
Chair of the Human Resources and Compensation Committee—$20,000

•
Chair of any other committee—$10,000

•
All other Audit and Finance Committee members—$10,000

•
All other Human Resources and Compensation Committee members—$7,500

•
All other committee members—$5,000

The total annual cash compensation is payable in monthly installments. Directors may elect, on an annual basis, to receive all or part of their cash compensation in unrestricted stock or in restricted stock units (such unrestricted stock or restricted stock units are issued on the last business day of the month valued using the average of the high and the low market prices of ConocoPhillips common stock on such date), or to have the amount credited to the director's deferred compensation account. The restricted stock units issued in lieu of cash compensation are subject to the same restrictions as the annual restricted stock units described under "Equity Compensation" above. Due to differences in the tax laws of other countries, the Board has approved modification of the compensation for directors who are taxed under the laws of other countries. Canadian directors (currently, Mr. Auchinleck) are able to elect to receive cash compensation either in cash or in restricted stock units and Norwegian directors (currently, Mr. Norvik) receive compensation that would otherwise have been received as cash only as restricted stock units. Restricted stock units issued to Canadian and Norwegian directors described herein are subject to the same restrictions as the annual restricted stock unit grants described under "Equity Compensation" above.

12	ConocoPhillips 2017 PROXY STATEMENT

Deferral of Compensation

Directors can elect to defer their cash compensation into the Deferred Compensation Plan for Non-Employee Directors of ConocoPhillips ("Director Deferral Plan"). Deferred amounts are deemed to be invested in various mutual funds and similar investment choices (including

ConocoPhillips common stock) selected by the director from a list of investment choices available under the Director Deferral Plan. Mr. Auchinleck (from Canada) and Mr. Norvik (from Norway) do not have the opportunity to defer cash compensation in this manner.

Directors' Matching Gift Program

All active and retired directors are eligible to participate in the Directors' Matching Gift Program. This program provides a dollar-for-dollar match of a gift of cash or securities, up to a maximum of $10,000 per donor for active directors and $5,000 per donor for retired directors during any one calendar year, to charities and educational institutions, excluding religious, political, fraternal, or athletic organizations, that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of the United States or meet similar requirements under the applicable law of other countries. Amounts representing the company matching gifts are contained in the All Other Compensation column of the Non-Employee Director Compensation Table.

Other Compensation

The Company provides transportation or reimburses a director for the cost of transportation when a director travels on Company business including to attend meetings of the Board or a committee. Spouses and other guests of directors and executive officers occasionally attend certain meetings at the request of the Board. The Board believes that this creates a collegial environment that enhances the effectiveness of the Board. If spouses or other guests are invited to attend meetings, the Company reimburses directors for the out of pocket cost of the spousal or other guest travel and related incidental expenses. The Company's reimbursement of the cost of such attendance is treated by the Internal Revenue Service as income, and as such is taxable to the recipient. The Company does not provide gross-ups to directors of the resulting income taxes on any spousal or other guest expenses arising when a spouse or other guest accompanies a director to a meeting. Amounts representing reportable reimbursements are contained in the All Other Compensation column of the Non-Employee Director Compensation Table.

Stock Ownership

Directors are expected to own Company stock in the amount of the aggregate annual equity grants during their first five years on the Board. Directors are expected to reach this level of target ownership within five years of joining the Board. Actual shares of stock, restricted stock, or restricted stock units, including deferred stock units, may be counted in satisfying the stock ownership guidelines. The holdings of each of our directors currently meet or exceed the guidelines.

ConocoPhillips 2017 PROXY STATEMENT	13

Non-Employee Director Compensation continued

Non-Employee Director Compensation Table

	Fees Earned or Paid in Cash	(1)	Stock Awards	(2)(3)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation on Earnings	All Other Compensation	(4)(5)	Total
Name	($)		($)		($)	($)	($)	($)		($)
R.L. Armitage	$125,000		$220,038		$–	$–	$–	$7,000		$352,038
R.H. Auchinleck	167,764		220,038		–	–	–	–		387,802
C.E. Bunch	125,000		220,038		–	–	–	10,000		355,038
J.E. Copeland, Jr.	131,250		220,038		–	–	–	10,000		361,288
J.V. Faraci	133,750		220,038		–	–	–	20,000		373,788
J. Freeman	127,500		220,038		–	–	–	–		347,538
G. Huey Evans	126,458		220,038		–	–	–	10,000		356,496
A.N. Murti	125,277		220,038		–	–	–	–		345,315
R.A. Niblock	140,305		220,038		–	–	–	10,000		370,343
H.J. Norvik	132,774		220,038		–	–	–	–		352,812
(1)
Reflects 2016 annual cash compensation of $115,000 payable to each non-employee director. In 2016, non-employee directors serving in specified committee positions also received the following additional cash compensation:

•    Lead Director—$35,000
•    Chair of the Audit and Finance Committee—$25,000
•    Chair of the Human Resources and Compensation Committee—$20,000
•    Chair of any other committee—$10,000
•    All other Audit and Finance Committee members—$10,000
•    All other Human Resources and Compensation Committee members—$7,500
•    All other committee members—$5,000

Amounts shown include prorated amounts attributable to committee reassignments, which may occur during the year. Amounts shown in the Fees Earned or Paid in Cash column include any amounts that were voluntarily deferred to the Director Deferral Plan, received in ConocoPhillips common stock, or received in restricted stock units. Messrs. Auchinleck, Murti, Niblock and Norvik received 100% of their cash compensation in restricted stock units in 2016 with an aggregate grant date fair value as shown in the table. All other directors received their cash compensation in cash or deferred such amounts into the Director Deferral Plan.

(2)
Amounts represent the aggregate grant date fair value of stock awards granted under our non-employee director compensation program. On January 15, 2016, each non-employee director received a 2016 annual grant of restricted stock units with an aggregate value of $220,000 on the date of grant based on the average of the high and low price for our common stock, as reported on the NYSE on the grant date. These grants are made in whole shares with fractional share amounts rounded up, resulting in a grant of shares with a value of $220,038 to each person who was a director on January 15, 2016.

14	ConocoPhillips 2017 PROXY STATEMENT

(3)
The following table reflects, for each director, the aggregate number of stock awards outstanding as of December 31, 2016:

Name	Number of Deferred Shares or Units of Stock (#)
R.L. Armitage	34,430
R.H. Auchinleck	108,979
C.E. Bunch	9,511
J.E. Copeland, Jr.	54,008
J.V. Faraci	9,511
J. Freeman	16,515
G. Huey Evans	13,127
A.N. Murti	14,645
R.A. Niblock	35,297
H.J. Norvik	61,337

  In 2016, no director received delivery of common stock under a director stock award.

(4)
All amounts in this column reflect matching gifts. The Company maintains a Matching Gift Program under which we match certain gifts by directors to charities and educational institutions, excluding religious, political, fraternal, or athletic organizations, that are tax-exempt under Section 501(c)(3) of the Internal Revenue Code of the United States or meet similar requirements under the applicable law of other countries. For directors, the program matches up to $10,000 in each program year. Administration of the program can cause more than the limit to be paid in a single fiscal year of the Company, due to processing claims from more than one program year in that single fiscal year. The amounts shown are for the actual payments by the Company in 2016. Mr. Lance is eligible for the program as an executive of the Company, rather than as a director. Information on the value of matching gifts for Mr. Lance is provided on the Summary Compensation Table on page 60 and the notes to that table.

(5)
None of the directors had aggregate personal benefits or perquisites of $10,000 or more in value.

ConocoPhillips 2017 PROXY STATEMENT	15

Item 1 on the Proxy Card

Election of Directors and Director Biographies

What am I voting on?

You are voting on a proposal to elect the 10 nominees named in this Proxy Statement to a one-year term as directors of the Company.

What is the makeup of the Board of Directors and how often are the members elected?

Our Board of Directors currently has 11 members. The size of the Board is expected to be reduced to 10 members upon Mr. Copeland's scheduled retirement at the Annual Meeting, the end of his current term.

Directors are elected at the Annual Meeting every year. Any director vacancies created between annual stockholder meetings (such as by a current director's death, resignation or removal for cause or an increase in the number of directors) may be filled by a majority vote of the remaining directors then in office. Any director appointed in this manner would hold office until the next election. If a vacancy results from an action of our stockholders, only our stockholders would be entitled to elect a successor. Under the Company's Corporate Governance Guidelines, a director does not, as a general matter, stand for re-election after his or her 72nd birthday. However, given Mr. Armitage's particular skills and qualifications, the Board has requested Mr. Armitage, who turns 72 in April 2017, to serve an additional one-year term, if elected.

What if a nominee is unable or unwilling to serve?

This is not expected to occur, as all director nominees have previously consented to serve. However, should a director become unable or unwilling to serve and the Board does not elect to reduce the size of the Board, shares represented by proxies may be voted for a substitute nominated by the Board of Directors.

How are directors compensated?

Please see our discussion of director compensation beginning on page 12.

What criteria were considered by the Committee on Directors' Affairs in selecting the nominees?

In selecting the 2017 nominees for director, the Committee on Directors' Affairs sought candidates who possess the highest personal and professional ethics, integrity and values, and are committed to representing the long-term interests of all the Company's stakeholders. In addition to reviewing a candidate's background and accomplishments, the Committee on Directors' Affairs reviewed candidates for director in the context of the current composition of the Board and the evolving needs of the Company's businesses. The Committee on Directors' Affairs also considered the number of boards on which the candidate already serves. It is the Board's policy that at all times at least a substantial majority of its members meets the standards of independence promulgated by the SEC and the NYSE, and as set forth in the Company's Corporate Governance Guidelines. The Committee on Directors' Affairs also seeks to ensure that the Board reflects a range of talents, ages, skills, diversity, and expertise, particularly in the areas of accounting and finance, management, domestic and international markets, leadership, and oil and gas related industries, sufficient to provide sound and prudent guidance with respect to the Company's operations and interests. The Board seeks to maintain a diverse membership, but does not have a separate policy on diversity. The Board also requires that its members be able to dedicate the time and resources necessary to ensure the diligent performance of their duties on the Company's behalf, including attending Board and applicable committee meetings.

The following are some of the key qualifications and skills the Committee on Directors' Affairs considered in evaluating the director nominees. The table and individual biographies on pages 18 through 21 provide additional information about each nominee's specific experiences, qualifications and skills.

•
CEO or senior officer experience. We believe that directors with CEO or senior officer experience provide the Company with valuable insights. These individuals have a demonstrated record of leadership qualities and a practical understanding of organizations, processes, strategy, risk and risk management and the methods to drive change and growth. Through their service as top leaders at other organizations, they also bring valuable perspectives on common issues affecting both their company and ConocoPhillips.

•
Financial reporting experience. We believe that an understanding of finance and financial reporting processes is important for our directors. The Company measures its operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to the Company's success. We seek to have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to be financially knowledgeable. We also believe it is important to have knowledge and experience in capital markets, both debt and equity, given our position as a large publicly traded company.

•
Industry experience. We seek to have directors with leadership experience as executives or directors, or experience in other capacities, in the energy industry. These directors have valuable perspective on issues specific to the Company's business.

16	ConocoPhillips 2017 PROXY STATEMENT

•
Global experience. As a global energy company, the Company's future success depends, in part, on its success in growing its businesses outside the United States. Our directors with global business or international experience provide valued perspective on our operations.

•
Environmental/regulatory experience. The perspective of directors who have experience within the environmental regulatory field is valued as we implement policies and conduct operations in order to ensure that our actions today will not only provide the energy needed to drive economic growth and social well-being, but also secure a stable and healthy environment for tomorrow. The energy industry is heavily regulated and directly affected by governmental actions and decisions, and the Company believes that directors with government experience offer valuable insight in this regard.

The lack of a for a particular item does not mean that the director does not possess that qualification, characteristic, skill or experience. We look to each director to be knowledgeable in these areas; however, the indicates that the item is a specific qualification, characteristic, skill or experience that the director brings to the Board.

ConocoPhillips 2017 PROXY STATEMENT	17

Election of Directors and Director Biographies continued

Who are this year's nominees?

The following 10 directors are standing for annual election this year to hold office until the 2018 Annual Meeting of Stockholders. Included below is a listing of each nominee's name, age, tenure and qualifications.

Richard L. Armitage	Richard H. Auchinleck, Lead Director	Charles E. Bunch

Age: 71 Director since: March 2006	Age: 65 Director since: August 2002	Age: 67 Director since: May 2014
ConocoPhillips Committees: Committee on Directors' Affairs; Public Policy Committee Other current directorships: ManTech International Corporation	ConocoPhillips Committees: Human Resources and Compensation Committee; Committee on Directors' Affairs (Chair); Executive Committee Other current directorships: Telus Corporation[1]	ConocoPhillips Committees: Audit and Finance Committee Other current directorships: PNC Financial Services Group; Marathon Petroleum Corporation; Mondelẽz International, Inc.

Mr. Armitage has served as President of Armitage International since March 2005. He is a former U.S. Deputy Secretary of State and held a wide variety of high ranking U.S. diplomatic positions from 1989 to 1993 including: Special Mediator for Water in the Middle East; Special Emissary to King Hussein of Jordan during the 1991 Gulf War; and Ambassador, directing U.S. assistance to the newly independent states of the former Soviet Union. He served as Assistant U.S. Secretary of Defense for International Security Affairs from 1983 to 1989. He serves on the board of ManTech International Corporation and previously served on the board of Transcu, Ltd. and is a member of The American Academy of Diplomacy as well as a member of the Board of Trustees of the Center for Strategic Studies.

Skills and Qualifications:

Mr. Armitage's experience in a wide range of high ranking diplomatic positions qualifies him to provide valuable insight and expertise in the context of the Company's global operations with substantial governmental interface. Mr. Armitage has specific expertise in many of the Company's key operating regions. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Mr. Auchinleck began his service as a director of Conoco Inc. in 2001 prior to its merger with Phillips Petroleum Company in 2002. He served as President and Chief Executive Officer of Gulf Canada Resources Limited from 1998 until its acquisition by Conoco in 2001. Prior to his service as CEO, he was Chief Operating Officer of Gulf Canada from 1997 to 1998 and Chief Executive Officer for Gulf Indonesia Resources Limited from 1997 to 1998. Mr. Auchinleck currently serves as Chairman of the Board of Telus Corporation and previously served on the board of Enbridge Income Fund Holdings Inc.

Skills and Qualifications:

Mr. Auchinleck has served as a director of ConocoPhillips and its predecessors since Gulf Canada Resources was acquired by Conoco in 2001. His extensive experience in the industry and as a CEO of an energy company provides him with valuable insights into the Company's business. In addition, Mr. Auchinleck has extensive industry experience in Canada, the location of many key Company assets and operations. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Mr. Bunch served as Chairman and Chief Executive Officer of PPG Industries, Inc. from July 2005 to August 2015 and Executive Chairman from September 2015 to September 2016. He was President and Chief Operating Officer of PPG from July 2002 until he was elected President and Chief Executive Officer in March 2005 and Chairman and Chief Executive Officer in July 2005. Before becoming President and Chief Operating Officer, he was Executive Vice President of PPG from 2000 to 2002 and Senior Vice President, Strategic Planning and Corporate Services, of PPG from 1997 to 2000. Mr. Bunch was with PPG for more than 35 years prior to his retirement, holding positions in finance and planning, marketing, and general management in the United States and Europe. He currently serves on the boards of PNC Financial Services Group, Marathon Petroleum Corporation and Mondelẽz International, Inc. He previously served as a director of H.J. Heinz Company and as chairman of the Federal Reserve Bank of Cleveland, the National Association of Manufacturers, and the American Coatings Association and as a member of the University of Pittsburgh's board of trustees.

Skills and Qualifications:

The Board values Mr. Bunch's experience as a director and CEO in a highly-regulated industry as well as his management and finance experience. Additionally, Mr. Bunch has a strong background in management development and compensation. His international business experience with global issues facing a large, multinational public company allows him to provide the Board with valuable operational and financial expertise. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

1.
Not a U.S. based company.

18	ConocoPhillips 2017 PROXY STATEMENT

John V. Faraci	Jody Freeman	Gay Huey Evans, OBE

Age: 67 Director since: January 2015	Age: 53 Director since: July 2012	Age: 62 Director since: March 2013
ConocoPhillips Committees: Audit and Finance Committee (Chair); Executive Committee Other current directorships: PPG Industries, Inc.; United Technologies Corporation	ConocoPhillips Committees: Human Resources and Compensation Committee; Public Policy Committee

ConocoPhillips Committees:
Human Resources and
Compensation Committee;
Public Policy Committee

Other current directorships:
Itau BBA International Limited[1,2];
The Financial Reporting Council[1,2];
Standard Chartered PLC[1,2]

Mr. Faraci served as Chairman and Chief Executive Officer of International Paper Co. from 2003 until his retirement in 2014. He spent his career of more than 40 years at International Paper, also serving as the company's Chief Financial Officer and in various other financial, planning and management positions. Mr. Faraci serves on the board of directors for PPG Industries, Inc. and United Technologies Corporation. He is also a trustee of the American Enterprise Institute, Denison University and the National Fish and Wildlife Foundation.

Skills and Qualifications:

The Board values Mr. Faraci's experience as a director and CEO. His international business experience at a large public company allows him to provide the Board with valuable operational and financial expertise and an informed management perspective of global business issues. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Ms. Freeman is the Archibald Cox Professor of Law at Harvard Law School and founding director of the Harvard Law School Environmental Law and Policy Program. Ms. Freeman formerly served as Counselor for Energy and Climate Change in the White House from 2009 to 2010 and as an independent consultant to the National Commission on the Deepwater Horizon Oil Spill and Offshore Drilling in 2010. Ms. Freeman has served as a member of the Administrative Conference of the United States and is a Fellow of the American College of Environmental Lawyers. Before joining the Harvard faculty in 2005, she was a professor of Law at UCLA Law School from 1995 to 2005.

Skills and Qualifications:

Ms. Freeman's expertise in environmental law and policy, and her unique experiences in shaping federal environmental and energy policy, especially in matters critical to the Company's operations, enable her to provide valuable insight into the Company's policies and practices. The Board believes her experience and expertise in these matters make her well qualified to serve as a member of the Board.

Ms. Huey Evans currently serves as a non-executive director of Standard Chartered PLC and Itau BBA International Limited. She also currently serves as Deputy Chairman of The Financial Reporting Council, where she is a member of the Nomination Committee, Chair of the Beacon Awards, and a Trustee of Wellbeing of Women, where she is Chair of the Investment Committee. She was formerly Vice Chairman of the Board and Non-Executive Chairman, Europe, of the International Swaps and Derivatives Association, Inc. from 2011 to 2012. She was former Vice Chairman, Investment Banking and Investment Management at Barclays Capital from 2008 to 2010. She was previously head of governance of Citi Alternative Investments (EMEA) from 2007 to 2008 and President of Tribeca Global Management (Europe) Ltd. from 2005 to 2007, both part of Citigroup. From 1998 to 2005, she was director of the markets division and head of the capital markets sector at the U.K. Financial Services Authority. She previously held various senior management positions with Bankers Trust Company in New York and London. Ms. Huey Evans previously served on the boards of Aviva plc, The London Stock Exchange Group plc. and Falcon Private Wealth Ltd.

Skills and Qualifications:

Ms. Huey Evans' in-depth knowledge of, and insight into, global capital markets from her extensive experience in the financial services industry brings valuable expertise to the Company's businesses. The Board believes her experience and expertise in these matters make her well qualified to serve as a member of the Board.

1.
Not a U.S. based company.

2.
Not required to file periodic reports under the Securities Exchange Act of 1934.

ConocoPhillips 2017 PROXY STATEMENT	19

Election of Directors and Director Biographies continued

Ryan M. Lance	Arjun N. Murti

Age: 54 Director since: April 2012	Age: 48 Director since: January 2015
ConocoPhillips Committees: Executive Committee (Chair)	ConocoPhillips Committees: Audit and Finance Committee

Mr. Lance was appointed Chairman and Chief Executive Officer in May 2012, having previously served as Senior Vice President, Exploration and Production—International from May 2009. Prior to that he served as President, Exploration and Production—Asia, Africa, Middle East and Russia/Caspian since April 2009, having previously served as President, Exploration and Production—Europe, Asia, Africa and the Middle East since September 2007. Prior thereto, he served as Senior Vice President, Technology beginning in February 2007, and prior to that served as Senior Vice President, Technology and Major Projects beginning in 2006. He served as President, Downstream Strategy, Integration and Specialty Businesses from 2005 to 2006.

Skills and Qualifications:

Mr. Lance's service as Chairman and Chief Executive Officer of ConocoPhillips makes him well qualified to serve both as a director and Chairman of the Board. Mr. Lance's extensive experience in the industry as an executive in our exploration and production businesses, and as the global representative of ConocoPhillips, make his service as a director invaluable to the Company. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Mr. Murti is Senior Advisor at Warburg Pincus. He previously served as a Partner at Goldman Sachs from 2006 to 2014. Prior to becoming Partner, he served as Managing Director from 2003 to 2006 and as Vice President from 1999 to 2003. During his time at Goldman Sachs, Mr. Murti worked as a sell-side equity research analyst covering the energy sector. He was also co-director of equity research for the Americas from 2011 to 2014. Previously, Mr. Murti held equity analyst positions at JP Morgan Investment Management from 1995 to 1999 and at Petrie Parkman from 1992 to 1995.

Skills and Qualifications:

Mr. Murti brings to the Board a deep understanding of financial oversight and accountability with his experience as a Partner at Goldman Sachs, one of the largest banking institutions. He has spent more than 25 years in the financial services industry with an extensive focus, both domestic and global, on the energy industry. This experience provides the Board valuable insight into financial management and analysis. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

20	ConocoPhillips 2017 PROXY STATEMENT

Robert A. Niblock	Harald J. Norvik

Age: 54 Director since: February 2010	Age: 70 Director since: July 2005
ConocoPhillips Committees: Human Resources and Compensation Committee (Chair); Committee on Directors' Affairs; Executive Committee Other current directorships: Lowe's Companies, Inc.	ConocoPhillips Committees: Human Resources and Compensation Committee; Public Policy Committee (Chair); Executive Committee Other current directorships: Umoe ASA[1,2]

Mr. Niblock is Chairman, President and Chief Executive Officer of Lowe's Companies, Inc. He has served as Chairman and CEO of Lowe's Companies, Inc. since January 2005 and he reassumed the title of President in 2011, after having served in that role from 2003 to 2006. Mr. Niblock became a member of the board of directors of Lowe's when he was named Chairman- and CEO-elect in 2004. Mr. Niblock joined Lowe's in 1993 and, during his career with the company, has served as Vice President and Treasurer, Senior Vice President, and Executive Vice President and CFO. Before joining Lowe's, Mr. Niblock had a nine-year career with accounting firm Ernst & Young. Mr. Niblock has been a member of the board of directors of the Retail Industry Leaders Association since 2003, and has served as its Secretary since 2012. He previously served as its chairman in 2008 and 2009 and served as vice chairman in 2006 and 2007.

Skills and Qualifications:

Mr. Niblock became a member of the Board in 2010. The Committee on Directors' Affairs values his experience as a CEO and in financial reporting matters. Mr. Niblock's experience as an actively-serving CEO of a large public company allows him to provide the Board with valuable operational and financial expertise. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

Mr. Norvik currently serves on the board of Umoe ASA. He previously served on the board of Deep Ocean Group from 2011 to 2017, serving the last year as Chairman, and served on the board of Petroleum Geo-Services ASA from 2004 to 2016, serving as Vice Chairperson from 2009 to 2016. He was Chairman and a partner at Econ Management AS from 2002 to 2008 and was a strategic advisor there from 2008 to 2010. He served as Chairman of Aschehoug ASA from 2003 to 2014, as Chairman of the Board of Telenor ASA from 2007 to 2012, and as Chairman, President & CEO of Statoil from 1988 to 1999.

Skills and Qualifications:

As a former CEO of an international energy corporation, Mr. Norvik brings valuable experience and expertise in industry and operational matters. In addition, Mr. Norvik provides valuable international perspective as a citizen of Norway, a country in which the Company has significant operations. The Board believes his experience and expertise in these matters make him well qualified to serve as a member of the Board.

1.
Not a U.S. based company.

2.
Not required to file periodic reports under the Securities Exchange Act of 1934.

ConocoPhillips 2017 PROXY STATEMENT	21

Election of Directors and Director Biographies continued

What vote is required to approve this proposal?

Each nominee requires the affirmative vote of a majority of the votes cast in person or represented by proxy at the meeting (i.e., the number of votes cast "for" a director must exceed the number of votes cast "against" that director).

What if a director nominee does not receive a majority of votes cast?

Our By-Laws require directors to be elected by the majority of the votes cast with respect to such director. If a nominee who is serving as a director is not elected at the Annual Meeting and no one else is elected in place of that director, then, under Delaware law, the director would continue to serve on the Board as a "holdover director." However, under our By-Laws, the holdover director is required to tender his or her resignation to the Board. The Committee on Directors' Affairs then would consider the resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether some other action should be taken. The Board of Directors would then make a decision whether to accept the resignation taking into account the recommendation of the Committee on Directors' Affairs. The director who tenders his or her resignation will not participate in the Board's decision. The Board is required to disclose publicly (by a news release, filing with the SEC or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.

What does the Board recommend?

THE BOARD RECOMMENDS YOU VOTE "FOR" EACH NOMINEE STANDING FOR ELECTION AS DIRECTOR.

22	ConocoPhillips 2017 PROXY STATEMENT

Audit and Finance Committee Report

The Audit and Finance Committee (the "Audit Committee") assists the Board in fulfilling its responsibility to provide independent, objective oversight for ConocoPhillips' financial reporting functions and internal control systems.

The Audit Committee currently consists of three non-employee directors. The Board has determined that each of the members of the Audit Committee satisfy the requirements of the NYSE as to independence, financial literacy and expertise. The Board has determined that at least one member, John V. Faraci, is an audit committee financial expert as defined by the SEC. The responsibilities of the Audit Committee are set forth in the written charter adopted by ConocoPhillips' Board of Directors and last amended on February 17, 2016, and which is available on our website www.conocophillips.com under the caption "Corporate Governance." Pursuant to its charter, the Audit Committee's responsibilities include the following:

•
Discussing with management, the independent auditors, and the internal auditor the integrity of the Company's accounting policies, internal controls, financial statements, financial reporting practices, and select financial matters, covering the Company's capital structure, financial risk management, retirement plans and tax planning.

•
Reviewing significant corporate risk exposures and steps management has taken to monitor, control and report such exposures.

•
Reviewing the qualifications, independence and performance of the Company's independent auditors and the qualifications and performance of its internal auditors.

•
Reviewing the Company's overall direction and compliance with legal and regulatory requirements and its policies, including its Code of Business Ethics and Conduct.

•
Maintaining open and direct lines of communication with the Board and Company's management, Compliance and Ethics Office, internal auditors and independent auditors.

Management is responsible for preparing the Company's financial statements in accordance with generally accepted accounting principles, or GAAP, and for developing, maintaining and evaluating the Company's internal control over financial reporting and other control systems. The independent registered public accountant is responsible for auditing the annual financial statements prepared by management, assessing the Company's internal controls over financial reporting, and expressing an opinion with respect to each.

One of the Audit Committee's primary responsibilities is to assist the Board in its oversight of the integrity of the Company's financial statements. The following report summarizes certain of the Audit Committee's activities in this regard for 2016.

Review with Management. The Audit Committee has reviewed and discussed with management the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, which included a discussion of the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures presented in the financial statements. The Audit Committee also discussed management's assessment of the effectiveness of the Company's internal control over financial reporting, as of December 31, 2016, included in the financial statements.

Discussions with Internal Audit. The Audit Committee reviewed the Company's internal audit plan and discussed the results of internal audit activity throughout the year. The Company's General Auditor met with the Audit Committee at every in-person meeting in 2016 and was available to meet without company management present at each of these meetings.

Discussions with Independent Registered Public Accounting Firm. The Audit Committee met throughout the year with Ernst & Young LLP ("EY"), the Company's independent registered public accounting firm, including meeting with EY at each in-person meeting without the presence of management. The Audit Committee has discussed with EY the matters required to be discussed by standards of the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB, and has discussed with that firm its independence from ConocoPhillips. In addition, the Audit Committee considered the non-audit services provided to the Company by EY, and concluded that the auditor's independence has been maintained.

Recommendation to the ConocoPhillips Board of Directors. Based on its review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in ConocoPhillips' Annual Report on Form 10-K for the year ended December 31, 2016.

THE CONOCOPHILLIPS AUDIT AND FINANCE COMMITTEE
John V. Faraci, Chairman
Charles E. Bunch
Arjun N. Murti

ConocoPhillips 2017 PROXY STATEMENT	23

Item 2 on the Proxy Card

Proposal to Ratify the Appointment of Ernst & Young LLP

What am I voting on?

You are voting on a proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2017. The Audit Committee has appointed Ernst & Young to serve as the Company's independent registered public accounting firm for fiscal year 2017.

What are the Audit Committee's responsibilities with respect to the independent registered public accounting firm?

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company's financial statements. The Audit Committee has appointed Ernst & Young to serve as the Company's independent registered public accounting firm for fiscal year 2017.

The Audit Committee has the authority to determine whether to retain or terminate the independent auditor. Neither the lead audit partner nor the reviewing audit partner perform audit services for the Company for more than five consecutive fiscal years. The Audit Committee reviews the experience and qualifications of the senior members of the independent auditor's team and is directly involved in the appointment of the lead audit partner. The Audit Committee is also responsible for determination and approval of the audit engagement fees and other compensation associated with the retention of the independent auditor.

The Audit Committee has evaluated the qualifications, independence and performance of Ernst & Young and believes that the continued retention of Ernst & Young to serve as the Company's independent registered public accounting firm is in the best interests of the Company's stockholders.

What services does the independent registered public accounting firm provide?

Audit services of Ernst & Young for fiscal year 2016 included an audit of our consolidated financial statements, an audit of the effectiveness of the Company's internal control over financial reporting, and services related to periodic filings made with the SEC. Additionally, Ernst & Young provided certain other services as described in the response to the next question. In connection with the audit of the 2016 financial statements, we entered into an engagement agreement with Ernst & Young that sets forth the terms by which Ernst & Young will perform audit and tax services for us.

How much was the independent registered public accounting firm paid for 2016 and 2015?

Ernst & Young's fees for professional services totaled $13.8 million for 2016 and $14.6 million for 2015. Ernst & Young's fees for professional services included the following:

•
Audit Fees—fees for audit services, which related to the fiscal year consolidated audit, the audit of the effectiveness of internal controls, quarterly reviews, registration statements, comfort letters, statutory and regulatory audits and related accounting consultations, were $12.3 million for 2016 and $12.6 million for 2015.

•
Audit-Related Fees—fees for audit-related services, which consisted of audits in connection with benefit plan audits, other subsidiary audits, special reports, and related accounting consultations, were $1.2 million for 2016 and $1.7 million for 2015.

•
Tax Fees—fees for tax services, which consisted of tax compliance services and tax planning and advisory services, were $0.4 million for 2016 and $0.3 million for 2015.

•
All Other Fees—fees for other services were negligible in 2016 and 2015.

24	ConocoPhillips 2017 PROXY STATEMENT

The Audit Committee has considered whether the non-audit services provided to ConocoPhillips by Ernst & Young impaired the independence of Ernst & Young and concluded they did not.

The Audit Committee has adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other non-audit services that may be provided by Ernst & Young to the Company. The policy (a) identifies the guiding principles that must be considered by the Audit Committee in approving services to ensure that Ernst & Young's independence is not impaired; (b) describes the audit, audit-related, tax and other services that may be provided and the non-audit services that are prohibited; and (c) sets forth pre-approval requirements for all permitted services. Under the policy, all services to be provided by Ernst & Young must be pre-approved by the Audit Committee. The Audit Committee has delegated authority to approve permitted services to its Chair. Such approval must be reported to the entire committee at the next scheduled Audit Committee meeting.

Will a representative of Ernst & Young be present at the meeting?

Yes, one or more representatives of Ernst & Young will be present at the meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to appropriate questions from the stockholders.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If the appointment of Ernst & Young is not ratified, the Audit Committee will reconsider the appointment.

What does the Board recommend?

THE AUDIT AND FINANCE COMMITTEE RECOMMENDS YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2017.

ConocoPhillips 2017 PROXY STATEMENT	25

Role of the Human Resources and Compensation Committee

Authority and Responsibilities

The Human Resources and Compensation Committee (the "HRCC" or "Committee") is responsible for providing independent, objective oversight for ConocoPhillips' executive compensation programs and determining the compensation of anyone who meets our definition of a "Senior Officer." Currently, our internal guidelines define a Senior Officer as an employee who is a senior vice president or higher, any executive who reports directly to the CEO, or any other employee considered an officer under Section 16(b) of the Securities Exchange Act of 1934. As of December 31, 2016, the Company had 15 Senior Officers. All of the officers shown in the compensation tables that follow are Senior Officers. In addition, the HRCC acts as administrator of the compensation programs and certain of the benefit plans for Senior Officers and as an avenue of appeal for current and former Senior Officers regarding disputes over compensation and certain benefits.

One of the HRCC's responsibilities is to assist the Board in its oversight of the integrity of the Company's executive compensation practices and programs as described in the "Compensation Discussion and Analysis" beginning on page 30 of this Proxy Statement, which summarizes certain of the HRCC's activities during 2016 and early 2017 concerning compensation earned during 2016 as well as any significant actions regarding compensation taken after the fiscal year end.

A complete listing of the authority and responsibilities of the HRCC is set forth in the written charter adopted by the Board and last amended on February 17, 2016, which is available on our website www.conocophillips.com under the caption "Corporate Governance." Although the Committee's charter permits it to delegate authority to subcommittees or other Board committees, the Committee made no such delegations in 2016.

Members

The HRCC currently consists of five members. The only pre-existing requirements for service on the HRCC are that members must meet the independence requirements for "non-employee" directors under the Securities Exchange Act of 1934, for "independent" directors under the NYSE listing standards, and for "outside" directors under the Internal Revenue Code. The members of the HRCC and the member to be designated as Chair, like the members and Chairs of all of the Board committees, are reviewed and recommended annually by the Committee on Directors' Affairs to the full Board. The Board of Directors has final approval of the committee structure of the Board.

Meetings

The HRCC holds regularly scheduled meetings in association with each regular Board meeting and meets by teleconference between such meetings as necessary to discharge its duties. In 2016, the HRCC had eight meetings. The HRCC reserves time at each regularly scheduled meeting to review matters in executive session with no members of management or management representatives present except as specifically requested by the HRCC. Additionally, the HRCC meets with the Lead Director at least annually to evaluate the performance of the CEO. More information regarding the HRCC's activities at such meetings can be found in the "Compensation Discussion and Analysis" beginning on page 30.

Continuous Improvement

The HRCC is committed to a process of continuous improvement in exercising its responsibilities. To that end, the HRCC also:

•
Routinely receives training regarding best practices for executive compensation;

•
Regularly reviews its responsibilities and governance practices in light of ongoing changes in the legal and regulatory arena and trends in corporate governance, which review is aided by the Company's management and consultants, independent compensation consultants, and, when deemed appropriate, independent legal counsel;

•
Annually reviews its charter and proposes any desired changes to the Board of Directors;

•
Annually conducts a self-assessment of its performance that evaluates the effectiveness of its actions and seeks ideas to improve its processes and oversight; and

•
Regularly reviews and assesses whether the Company's executive compensation programs are having the desired effects and do not encourage an inappropriate level of risk.

26	ConocoPhillips 2017 PROXY STATEMENT

Human Resources and Compensation Committee Report

Review with Management. The HRCC has reviewed and discussed the "Compensation Discussion and Analysis" presented in this Proxy Statement starting on page 30 with members of management, including the Company's Chief Executive Officer and Chief Financial Officer.

Discussion with Independent Executive Compensation Consultant. The HRCC has discussed with Frederic W. Cook & Co., Inc. ("FWC"), an independent executive compensation consulting firm, the executive compensation programs of the Company, as well as specific compensation decisions made by the HRCC. FWC was retained directly by the HRCC, independent of the management of the Company. The HRCC has received written disclosures from FWC confirming no other work has been performed for the Company by FWC, has discussed with FWC its independence from ConocoPhillips, and believes FWC to have been independent of management.

Recommendation to the ConocoPhillips Board of Directors. Based on its review and discussions noted above, the HRCC recommended to the Board of Directors that the "Compensation Discussion and Analysis" be included in ConocoPhillips' Proxy Statement on Schedule 14A (and, by reference, included in ConocoPhillips' Annual Report on Form 10-K for the year ended December 31, 2016).

THE CONOCOPHILLIPS HUMAN RESOURCES AND
COMPENSATION COMMITTEE

Robert A. Niblock, Chairman
Richard H. Auchinleck
Jody Freeman
Gay Huey Evans
Harald J. Norvik

Human Resources and Compensation Committee
Interlocks and Insider Participation

During the year ended December 31, 2016, none of our executive officers served as (1) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on our HRCC, (2) a director of another entity, one of whose executive officers served on our HRCC or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as one of our directors. In addition, none of the members of our HRCC (1) was an officer or employee of the Company or any of our subsidiaries during the year ended December 31, 2016, (2) was formerly an officer or employee of the Company or any of our subsidiaries, or (3) had any other relationship requiring disclosure under applicable rules.

ConocoPhillips 2017 PROXY STATEMENT	27

Item 3 on the Proxy Card

Advisory Approval of Executive Compensation

What am I voting on?

Stockholders are being asked to vote on the following advisory resolution:

  RESOLVED, that the stockholders approve the compensation of ConocoPhillips' Named Executive Officers as described in the Compensation Discussion and Analysis section and in the tabular disclosures regarding Named Executive Officer compensation (together with the accompanying narrative disclosures) in this Proxy Statement.

ConocoPhillips is providing stockholders with the opportunity to vote on an advisory resolution, commonly known as "Say on Pay," considering approval of the compensation of ConocoPhillips' Named Executive Officers.

The HRCC, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis and the tabular disclosures regarding Named Executive Officer compensation, together with the accompanying narrative disclosures, allow you to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

The Board of Directors believes that ConocoPhillips' executive compensation program aligns the interests of our executives with those of our stockholders. Our compensation program is guided by the philosophy that the Company's ability to responsibly deliver energy and to provide sustainable value is driven by superior individual performance. The Board believes that a company must offer competitive compensation to attract and retain experienced, talented and motivated employees. In addition, the Board believes employees in leadership roles within the organization are motivated to perform at their highest levels by making performance-based pay a significant portion of their compensation. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are aligned with Company and individual performance, are appropriate in value and have benefited the Company and its stockholders. At last year's annual meeting, approximately 83% of the Company's stockholders voted, on an advisory basis, to approve the compensation paid to the Company's named executive officers.

What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the HRCC and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

What vote is required to approve this proposal?

Approval of this proposal requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

What does the Board recommend?

THE BOARD RECOMMENDS YOU VOTE "FOR" THE ADVISORY APPROVAL OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS.

28	ConocoPhillips 2017 PROXY STATEMENT

Item 4 on the Proxy Card

Advisory Vote on Frequency of Advisory Vote on Executive Compensation

What am I voting on?

ConocoPhillips is providing stockholders with the opportunity to advise the Board whether the Company should conduct an advisory vote on the compensation of its Named Executive Officers every one, two or three years. The Board expects that it will adopt the frequency receiving the highest number of votes. Stockholders may also abstain from voting on this item. Stockholders are being asked to vote on the following advisory resolution:

  RESOLVED, that the stockholders desire to hold an advisory vote on the compensation of ConocoPhillips' Named Executive Officers every one, two or three years, as determined by the alternative that receives the highest number of stockholder votes.

What is the effect of this resolution?

Because your vote is advisory, it will not be binding upon the Board. However, the Board of Directors and the HRCC will take into account the outcome of the vote when determining which frequency it will adopt.

What does the Board recommend?

THE BOARD BELIEVES THAT THERE ARE ADVANTAGES AND DISADVANTAGES TO ANY OF THE ALTERNATIVES AND THAT NO ONE IS CLEARLY SUPERIOR TO ANOTHER. ACCORDINGLY, THE BOARD EXPECTS TO HOLD SAY-ON-PAY VOTES IN THE FUTURE IN ACCORDANCE WITH THE ALTERNATIVE THAT RECEIVES THE MOST STOCKHOLDER SUPPORT.

ConocoPhillips 2017 PROXY STATEMENT	29

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes the material elements of the compensation of our Named Executive Officers ("NEOs") and describes the objectives and principles underlying the Company's executive compensation programs, the compensation decisions we have recently made under those programs, and the factors we considered in making those decisions.

Executive Overview

In 2016, our NEOs included Mr. Jeffrey W. Sheets and the following NEOs who were active at December 31, 2016 ("active NEOs"):

Ryan M. Lance Chairman and CEO	Donald E. Wallette, Jr.* EVP, Finance, Commercial, and CFO	Matthew J. Fox* EVP, Strategy, Exploration and Technology	Alan J. Hirshberg* EVP, Production, Drilling and Projects	Janet Langford Carrig SVP, Legal, General Counsel, and Corporate Secretary
*
On February 16, 2016, Jeffrey W. Sheets announced his decision to retire as Executive Vice President, Finance and Chief Financial Officer of ConocoPhillips. Mr. Sheets remained in his position as Executive Vice President, Finance and Chief Financial Officer until April 1, 2016 and following that remained an employee of ConocoPhillips through May 31, 2016 to provide support during the transition of his responsibilities. Prior to April 1, 2016, these members of the ConocoPhillips executive leadership team had the following titles, reflecting their responsibilities at that time:

•
Donald E. Wallette, Jr. was Executive Vice President, Commercial, Business Development and Corporate Planning.

•
Matthew J. Fox was Executive Vice President, Exploration and Production.

•
Alan J. Hirshberg was Executive Vice President, Technology and Projects.

30	ConocoPhillips 2017 PROXY STATEMENT

Overview of Our Compensation Programs

Our executive compensation programs include a mix of fixed and variable pay with performance periods ranging from one to 10 years. Performance metrics for short- and long-term incentive programs include a balance of relative and absolute targets established to align with the Company's strategy. Management and the HRCC believe pay and performance are best aligned through a rigorous performance review process that includes four in-depth reviews with members of the HRCC during the year. This process allows the Committee to make informed decisions to positively or negatively adjust payouts where warranted. Our executive compensation program has four primary elements, as shown in the chart below:

*
At its December 2015 meeting, the HRCC approved changes to the weighting for performance shares and stock options, from even weighting to 60% for performance shares and 40% for stock options. The HRCC also changed the weighting of metrics for performance shares. Previously, TSR and financial/operational metrics were each 40%. Now, TSR is weighted 50% and financial metrics are 30%. Strategic metrics have remained 20%. The HRCC also capped the payout limit on stock options at 100%, eliminating the ability for the Committee to adjust stock option awards by up to 30%. These changes are effective for the programs beginning in 2016.

**
See "Process for Determining Executive Compensation—Performance Criteria" beginning on page 47 for details regarding the specific performance metrics within each category.

Our executive compensation programs also apply to executives upon retirement.

Mr. Sheets, who retired effective June 1, 2016, was paid his salary through May 31, 2016 and was paid for any unused vacation. His annual cash incentive under the Variable Cash Incentive Program ("VCIP") was also prorated to his retirement date since this incentive is calculated based on actual pay rather than rate of pay. Mr. Sheets' salary and annual cash incentive in the Summary Compensation Table on page 60 reflect the actual amounts paid. By contrast, the amounts shown in the Summary Compensation Table on page 60 concerning the equity awards under our long-term incentive programs reflect the targets set at the beginning of the performance period, not the actual amounts paid. For instance, the options granted to Mr. Sheets in 2016 were forfeited, since the terms of our option awards require the executive to remain with the Company for at least six months after the grant to avoid forfeiture, except in cases of death or disability. The performance share units under the Performance Share Program ("PSP") granted in 2016 were also forfeited, since the terms of our performance share unit awards require the executive to participate for at least one year in the performance period to avoid forfeiture, except in cases of death or disability. The 2014 and 2015 PSP grants were prorated for the time served prior to retirement in the respective three-year performance periods with the final payout to be determined by the HRCC when it makes its decisions for all other participants in these programs. The 2014 and 2015 stock option grants were retained in full pursuant to the normal program terms and conditions although there was no realizable value upon retirement or at year-end because the stock price was lower than the exercise price; upon retirement, the vesting schedule does not accelerate and the term remains at ten years from grant. Thus, the amounts shown at target in the Summary Compensation Table do not reflect the amounts actually paid to a retiring executive. The amounts actually paid are shown in detail in the relevant footnotes to the Summary Compensation Table and the other executive compensation tables.

ConocoPhillips 2017 PROXY STATEMENT	31

Executive Overview continued

How Our Performance Affected Our Pay

Our compensation programs are designed to attract and retain high-quality talent, reward executives for performance that successfully executes the Company's long-term strategy, and align compensation with the long-term interests of our stockholders. As a result, our executive compensation programs closely tie pay to performance. We believe the following categories of performance metrics have appropriately assessed the corporate performance of the Company relative to its strategy as an independent E&P company: Health, Safety and Environmental; Operational; Financial; Strategic Plan and Total Shareholder Return.

Performance metrics for our short- and long-term incentive programs include a balance of relative and increasingly challenging absolute targets established to align with the Company's strategy. Increasingly challenging targets can mean year-over-year performance target increases for safety, efficiency, emission reductions, unit cost targets, and margins. It can, however, also mean the same or lower performance targets, recognizing the changing commodity price environment. For example, delivering flat production targets when significant capital and operating cost reductions are made would be increasingly challenging. Executive compensation in 2016 is reflective of performance during both our short- and long-term incentive program periods. Compensation performance highlights include:

2016 Compensation Performance Highlights

In determining award payouts under our Performance Share Program and Variable Cash Incentive Program, members of the Committee met four times with management to review progress and performance against the approved metrics. This process allows the Committee to make informed decisions to positively or negatively adjust payouts where warranted. While we are pleased with our progress against the corporate performance measures under 2016 VCIP and PSP XII (2014-2016) including operational and safety metrics, it is impossible to ignore the dramatic weakening of oil and gas prices, which has negatively impacted both our earnings and shareholder returns. The HRCC set the corporate payout for our senior employees in the PSP XII program below target at 88%. The VCIP program, which is available to all employees, is made up of

50% corporate performance and 50% business unit performance. The corporate award was below target at 73% but strong operational and safety results were recognized in the business unit payout. The business unit payout, which provides employees with line-of-sight to their own business unit's performance rather than corporate performance, ranged from 105% to 135%, for a salary weighted average of 121%. This resulted in a combined corporate and business unit average payout of 97% for each of our Named Executive Officers. Consistent with 2015, despite significant individual leadership shown during the one- and three-year performance periods, to align pay and overall performance, no individual adjustments were made for our Named Executive Officers for PSP XII or 2016 VCIP.

32	ConocoPhillips 2017 PROXY STATEMENT

We paid out performance-based programs as follows:

Long-Term Incentive—Performance Share Program (PSP)

The ultimate value of a performance share award is impacted by not only the HRCC's assessment of corporate performance but also by changes in share price, up or down, further demonstrating strong alignment between executive incentive compensation and stockholder interests.

Annual Incentive—Variable Cash Incentive Program (VCIP)

All of our employees are eligible for VCIP. The VCIP payout is calculated using the following formula, subject to HRCC approval and discretion within established limits:

See "Process for Determining Executive Compensation" on page 41 and "2016 Executive Compensation and Analysis and Results" on page 50.

ConocoPhillips 2017 PROXY STATEMENT	33

Executive Overview continued

2016 Say on Pay Vote Result and Engagement

At our 2016 Annual Meeting, approximately 83% of stockholders who cast an advisory vote on the Company's say on pay proposal voted in favor of the Company's executive compensation programs. Since then, the Company actively engaged in dialogue with a significant number of large stockholders to continue to reinforce our understanding of our stockholders' views regarding the Company's compensation programs. The Company is committed to maintaining regular dialogue with its investors intended to:

1	Solicit their feedback on executive compensation and governance-related matters;	2	Evaluate the Company's compensation programs; and	3	Report stockholder views directly to the HRCC and Board.

As a result of this engagement process, the Company learned the following:

Stockholders are pleased with the Company's compensation programs and believe executive compensation has historically been well-aligned with long-term company performance; and	Stockholders emphasized the continued importance of transparency and readability of the Company's disclosure in the proxy statement.

The Board and the Committee value these discussions and also encourage stockholders to provide feedback about our executive compensation programs as described under "Communications with the Board of Directors."

The HRCC carefully considers the views of these stockholders as part of its annual compensation review process. Conversations the Company had with its investors and proxy advisory firms following the 2016 advisory vote on executive compensation were considered along with current market practices and general investor concern over certain pay practices. See "Process for Determining Executive Compensation—Human Resources and Compensation Committee" on page 42.

Changes to our programs beginning in 2016 included:

•
Changing the weighting of our long-term incentive programs from 50% for performance shares and 50% for stock options to 60% for performance shares and 40% for stock options;

•
Changing the metrics for performance shares to increase the weight given to Total Shareholder Return to 50% of the total, changing financial/operational metrics to financial metrics only and reducing to 30%, while retaining the weight given to strategic plan at 20%;

•
Emphasizing relative financial metrics rather than absolute metrics to further align with stockholder interests in the long-term performance share program; and

•
Formally capping the individual performance adjustment for stock options at target, rather than allowing a possible 30% upward adjustment.

We have continued to incorporate feedback on the importance of transparent and readable disclosure in drafting this Proxy Statement, including:

1	Illustrating alignment between CEO compensation and corporate and individual performance relative to our performance peers (pages x and 38);	2	Communicating the thoroughness involved in the annual compensation decision-making process to ensure pay is appropriately aligned with performance for the relevant period (page 43);	3	Explaining how our incentive program metrics relate directly to the Company's strategy; and	4	Moving from absolute metrics to metrics reflecting our performance relative to our peer group.

34	ConocoPhillips 2017 PROXY STATEMENT

Our Compensation and Governance Practices

Our executive compensation philosophy is focused on pay for performance and is designed to reflect appropriate governance practices aligned with the needs of our business. Below is a summary of compensation practices we have adopted, and a list of problematic pay practices that we avoid.

WHAT WE DO

Pay for Performance: We align executive compensation with corporate, business unit and individual performance on both a short-term and long-term basis. The majority of our target total direct compensation for Senior Officers comprises variable compensation through our annual and long-term incentive compensation. Actual total direct compensation varies based on the extent of achievement of, among other things, safety, operational and financial performance goals and stock performance.

Stock Ownership Guidelines: Our Stock Ownership Guidelines require executives to own stock and/or have an interest in restricted stock units valued at a multiple of base salary, ranging from 1.8 times salary for lower-level executives to 6 times salary for the CEO. Directors are expected to own stock in the amount of the aggregate annual equity grants during their first five years on the Board. All of our Named Executive Officers and current directors meet or exceed these requirements.

Mitigation of Risk: Our compensation plans have provisions designed to mitigate undue risk, including caps on the maximum level of payouts, clawback provisions, varied performance measurement periods, and multiple performance metrics. In addition, the Board, the Committee and management perform an annual risk assessment to identify potential undue risk created by our incentive plans. We do not believe any of our compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Clawback Policy: Executives' cash and equity incentive compensation are subject to a clawback that applies in the event of certain financial restatements. This is in addition to provisions contained in our award documents pursuant to which we can suspend the right to exercise, refuse to honor the exercise of awards already requested, or cancel awards granted if an executive engages in any activity we determine is detrimental to the Company.
Independent Compensation Consultant: The Committee retained FWC to serve as its independent executive compensation consultant. During 2016, FWC provided no other services to the Company.

Double Trigger: Beginning with option awards granted in 2014 and performance share programs beginning in 2014, equity awards do not vest in the event of a change in control unless also accompanied by a qualifying termination of employment.

Limited Payouts: In 2014, the Committee formalized the Company's already existing practice of capping VCIP and PSP payouts at 250% and 200% of target, respectively. In 2015, the Committee formalized the Company's already existing practice of making no upward individual performance adjustments for stock options, capping the payout at 100% of target for programs beginning in 2016.
WHAT WE DON'T DO
No Excise Tax Gross-Ups for Future Change in Control Plan Participants: In 2012, we eliminated excise tax gross-ups for future participants in our Change in Control Severance Plan.

No Current Payment of Dividend Equivalents on Unvested Long-Term Incentives: Dividend equivalents on unvested restricted stock units awarded under the PSP are only paid out to the extent that the underlying award is ultimately earned.
No Repricing of Underwater Stock Options: Our plans do not permit us to reprice, exchange or buy out underwater options without stockholder approval.
No Pledging, Hedging, Short Sales, or Derivative Transactions: Company policies prohibit our directors and executives from pledging of or hedging or trading in derivatives of the Company's stock.
No Employment Agreements for Our Named Executive Officers: All compensation for these officers is established by the Committee.

ConocoPhillips 2017 PROXY STATEMENT	35

2016 Strategy and Path Forward

When ConocoPhillips emerged as an independent E&P company in 2012, we set out to deliver a unique value proposition of double-digit returns annually to stockholders through a combination of 3 to 5 percent compound annual growth in both production and margins, with a compelling dividend. These objectives were based on annual capital expenditures of about $16 billion and relatively high, stable oil prices. We delivered on our commitments to stockholders and met or exceeded our strategic objectives through 2014. However, oil and gas prices began a precipitous decline in late 2014 and lower prices persist today.

During the oil price downturn, we adopted a view that oil prices are likely to remain low and volatile in the future. Against that macro view, we took action to be more competitive and deliver more consistent, resilient and predictable performance through the price cycles. Since the beginning of 2014, we have lowered the cost structure of our business, lowered the cost of supply of our resource base and improved our capital flexibility by:

•
Lowering our annual capital expenditures by approximately 70 percent;

•
Reducing production and operating expenses by 22 percent and reducing adjusted operating costs* by 26 percent;

•
Exiting higher cost activities, such as deepwater exploration;

•
Generating more than $4.5 billion in proceeds from non-core asset dispositions;

•
Shifting our capital to shorter-cycle investments; and

•
Reducing our dividend.

*
Adjusted operating costs is a non-GAAP financial measure. A reconciliation to US GAAP as well as a discussion of the usefulness and purpose of adjusted operating costs is shown on Appendix A and at www.conocophillips.com/nongaap

In conjunction with these changes, management made the difficult decision to reduce the number of employees by a further 16% in 2016, which resulted in a reduction of approximately 30% of our employees in 2015 and 2016. For the second year in succession, the annual salary adjustments were set at zero in 2016.

Implementing these changes was difficult, but allowed us to sustainably lower the Brent price at which we can fund our capital program and dividend with cash from operating activities. It also enabled us to update our value proposition in late 2016. Our principles have not changed since we launched as an independent E&P company in 2012. We remain committed to a strong balance sheet, a growing dividend, disciplined growth and a focus on financial returns. However, our strategy and operating plan have been reset based on a view that we must be positioned to succeed in a world of greater price uncertainty and cyclicality.

To deliver double-digit returns to stockholders annually through a disciplined, returns-focused value proposition, we will manage the business for cash flow generation with five clear cash flow allocation priorities. In order, these priorities are:

•
Invest enough cash to maintain flat production and pay our existing dividend;

•
Grow our dividend;

•
Reduce our debt levels to target an "A" credit rating;

•
Target a payout of 20 to 30 percent of our cash from operating activities through a combination of the dividend and share buybacks; and

•
Grow production.

By early 2017, all five priorities had been activated and we had begun to deliver against all of them. We believe we can achieve these priorities over time at Brent prices of at least $50 per barrel. We also intend to accelerate our value proposition by continuing to high-grade our portfolio, which is expected to improve earnings and cash flow drivers across the business.

We have a viable and sound strategy and operating plan for 2017 and beyond. We have taken aggressive steps to position ourselves with a unique value proposition that works over a range of prices and through the inevitable cycles of this business. We continue to monitor the environment and track performance against our plan. We believe our disciplined, returns-focused value proposition can allow us to deliver long-term stockholder value.

Executive Compensation Alignment

Our compensation programs are designed to attract and retain high-quality talent, reward executives for performance that successfully executes the Company's long-term strategy and align compensation with the long-term interests of our stockholders. As a result, our executive compensation programs closely tie pay to performance. Consistent with this design, approximately 89% of the CEO's 2016 target pay and approximately 83% of the active Named Executive Officers' 2016 target pay is performance-based, with stock-based long-term incentives comprising the largest portion of performance-based pay. We believe the following categories of performance metrics have appropriately assessed the corporate performance of the Company relative to its strategy as an independent E&P company: Health, Safety and Environmental;

Operational; Financial; Strategic Plan and Total Shareholder Return. Performance metrics for our short- and long-term incentive programs include a balance of relative and increasingly challenging absolute targets established to align with the Company's strategy. Increasingly challenging targets can mean year-over-year performance target increases for safety, efficiency, emission reductions, unit cost targets, and margins. It can, however, also mean the same or lower performance targets, recognizing the changing commodity price environment. For example, delivering flat production targets when significant capital and operating cost reductions are made would be increasingly challenging. See "Process for Determining Executive Compensation—Performance Criteria" beginning on page 47 for details regarding the specific performance metrics within each category.

The Human Resources and Compensation Committee reassesses our performance metrics and targets on an ongoing basis to ensure they continue to support the Company's long-term strategy.

36	ConocoPhillips 2017 PROXY STATEMENT

Philosophy and Objectives of Our Executive Compensation Program

Our Goals

Our goals are to attract, retain, and motivate high-quality employees and to maintain high standards of principled leadership so that we can responsibly deliver energy to the world and provide sustainable value for our stakeholders, now and in the future.

Our Philosophy

We believe that:

Our ability to responsibly deliver energy and to provide sustainable value is driven by superior individual performance;

A company must offer competitive compensation to attract and retain experienced, talented, and motivated employees;

Employees in leadership roles within the organization are motivated to perform at their highest levels when performance-based pay is a significant portion of their compensation; and

The use of judgment by the Human Resources and Compensation Committee plays an important role in establishing increasingly challenging corporate performance criteria to align executive compensation with the performance of the Company relative to its strategy as an independent E&P company and provides for a positive or negative adjustment in executive compensation as appropriate. Management provides four comprehensive performance reviews each year to ensure the Committee members are prepared to make informed decisions.

Our Principles

To achieve our goals, we implement our philosophy through the following guiding principles:

Establish target compensation levels that are competitive with those of other companies with whom we compete for executive talent;

Create a strong link between executive pay and Company performance;

Encourage prudent risk-taking by our executives;

Motivate performance by rewarding specific individual accomplishments in determining compensation;

Retain talented individuals;

Maintain flexibility to better respond to the cyclical energy industry; and

Integrate all elements of compensation into a comprehensive package that aligns goals, efforts, and results throughout the organization.

For the long-term incentive awards, targets are set in shares near the beginning of the performance period and payouts are based on stock price at the end of the performance period. Thus, value for the executives is tied to stock price performance throughout the performance period. In addition, the ultimate value of performance share payouts, the value of all other long-term incentive awards and annual incentive payouts awards earned are a function of the Company's actual operational, financial and stock price performance. The Committee may further adjust earned amounts under the PSP and VCIP based on individual performance, however, no such adjustments for NEOs were made in 2015 or 2016. We intend for actual compensation to vary above or below target levels commensurate with performance at the Company, business unit, and individual levels.

ConocoPhillips 2017 PROXY STATEMENT	37

Alignment of CEO Compensation and Performance

Using the process described beginning on page 41, the HRCC exercised its discretion to reduce actual amounts earned under the annual incentive program where appropriate to maintain proper alignment between CEO compensation and corporate and individual performance. The graph below illustrates the alignment of pay and performance relative to our performance peers* by comparing performance-based pay reported in the Summary Compensation Table to TSR as measured by the compound annual appreciation in share price plus the dividends returned to shareholders and using a

20-trading day simple average prior to the beginning of a period and a 20-trading day simple average prior to the end of the period. The graph shows the percentile ranking for TSR and CEO compensation from January 1, 2013 through December 31, 2015 for ConocoPhillips and each of our performance peers* (2016 peer compensation data is not yet available). ConocoPhillips' ranks ahead of two-thirds of our peers in TSR and ranks approximately in the 75th percentile, or third among peers, for pay for this time period, indicating alignment between pay and performance.

*
Includes performance peers in the New Peer Group indicated on page ix excluding Marathon Oil which was added in 2016.

Equity-Based Compensation

More than 72% of the CEO's target compensation is granted in the form of equity through our two long-term incentive programs, the Performance Share Program and Stock Option Program. The equity grants included in the Summary Compensation Table reflect their target value calculated using the grant date fair value. The Summary Compensation Table is not updated for actual payout levels or subsequent changes in share price, up or down, and therefore continues to reflect target value on the grant date, versus the value ultimately realized. For the Performance Share Program, the amount ultimately realized is based on actual company performance over the three year period and any individual adjustments as well as share price changes until the final settlement date. For stock options, the value realized is dependent on share price appreciation at the time the option is exercised.

38	ConocoPhillips 2017 PROXY STATEMENT

Performance Share Program

For the performance share programs ending in 2014 (PSP X), 2015 (PSP XI) and 2016 (PSP XII), the corporate payout level assessed by the Committee was 156%, 108%, and 88%, respectively. The payout levels are aligned with Company performance which was negatively impacted when oil and gas prices began a precipitous decline in late 2014 that continued into 2015 and 2016. Although PSP X and XI awards resulted in above target payout levels, the value of the awards, denominated in stock units until settlement, fluctuates with the share price. The PSP X award remains restricted and any value will only be realized once the restrictions are lapsed at the end of the five-year restriction period. The design of the program to link both the payout level to performance and the value of the award to share price further demonstrates strong pay and performance alignment.

Stock Option Program

Recognizing the potential dilution in a low share price environment, the Committee made the decision to reduce the weighting on stock options by 20% (from 50% to 40% weighting) and increase the weighting on performance shares from 50% to 60% effective with the 2016 stock option grant. The 2016 stock option grant had no realizable value at year-end because it was not yet exercisable under the Company's vesting rules. The 2014 and 2015 stock option grants, while partially exercisable in 2016, also had no realizable value because the stock price during the year was below the exercise price.

Components of Executive Compensation

Our four primary executive compensation programs are designed to provide a target value for compensation that is competitive with our peers and will attract and retain the talented executives necessary to manage a large and complex organization such as ConocoPhillips.

Base Salary

Base salary is a major component of the compensation for all of our salaried employees, including our Named Executive Officers, although it becomes a smaller component as a percentage of total targeted compensation as an employee rises through the ConocoPhillips salary grade structure. Base salary is important to give an individual financial stability for personal planning purposes. There are also motivational and reward aspects to base salary, as base salary can be increased or decreased to account for considerations such as assigned roles, responsibilities and duties, experience, individual performance and time in position. The position-benchmarking exercise we conduct considers peer market data from the Company's compensation consultant that, along with the Company's recommendations, is reviewed with the Committee and its independent compensation consultant. See "Process for Determining Executive Compensation—Peers and Benchmarking" on page 44 for a discussion of this process.

ConocoPhillips 2017 PROXY STATEMENT	39

Components of Executive Compensation continued

As a result of low commodity prices and economic uncertainty, the Company's management implemented certain measures to reduce operating costs. Management made the difficult, but necessary, decision to eliminate annual salary adjustments in 2015 and 2016 for employees, including the NEOs. This did not represent a change in overall compensation philosophy; however, our actions remain driven primarily by a recognition of the weak price environment. The Company also laid off or otherwise terminated approximately 17% of its employees in 2015 and 16% in 2016.

The HRCC reviews base salary annually for each of the NEOs. Base salary for the CEO has remained unchanged since March 1, 2013. Base salary for the remaining NEOs has remained unchanged since March 1, 2014 except that in February 2016, the HRCC approved compensation actions related to the expanded roles for Messrs. Hirshberg and Wallette following the retirement of Mr. Sheets. With these changes, the number of executive vice presidents was reduced from four to three. To recognize the additional responsibilities and duties of Messrs. Hirshberg and Wallette in their expanded roles, the HRCC approved a 10 percent increase in base salary effective April 1, 2016. This resulted in a prorated increase in base salary and VCIP target value but did not impact 2016 long-term incentive targets granted in February 2016.

The table below shows the base salary for each Named Executive Officer earned during the years ended 2015 and 2016:

Name	12/31/2015	12/31/2016
R.M. Lance	$1,700,000	$1,700,000
D.E. Wallette, Jr.	874,000	939,550
J.W. Sheets (retired)*	888,000	380,246
M.J. Fox	1,241,000	1,241,000
A.J. Hirshberg	1,096,000	1,178,200
J.L. Carrig	760,032	760,032
*
Mr. Sheets retired effective June 1, 2016. The amount shown for Mr. Sheets in the 12/31/2016 column is his salary (including pay in lieu of vacation) earned through May 31, 2016 as reported in the Summary Compensation Table for 2016 at page 60.

Performance-Based Pay Programs

Long-Term Incentives

Our primary long-term incentive compensation programs for executives are the Performance Share Program ("PSP") and the Stock Option Program. Less than 60 of our current employees participate in these programs. Our programs have historically targeted approximately 50% of the long-term incentive award in the form of restricted stock units awarded under the PSP and 50% in the form of stock options. In December 2015, the HRCC changed this mix so that beginning in 2016 approximately 60% of the long-term incentive award would be in the form of restricted stock units awarded under the PSP and 40% in the form of stock options. The effects of this change are reflected in the compensation tables starting on page 60, since it was effective for the awards granted in 2016, but it is important to note that earlier years used the prior mix, which is also reflected in the compensation tables for those years.

  Performance Share Program— PSP rewards executives based on the performance of the Company and their individual performance over a three-year period. Each year the Committee establishes a three-year performance period over which it compares the performance of the Company with that of its performance-measurement peer group using pre-established criteria. Thus, in any given year, there are three overlapping performance periods. Use of a multi-year performance period helps to focus management on longer-term results. Targets are set in shares near the beginning of the performance period and payouts are based on stock price at the end of the performance period. Thus, value for the executives is tied to stock price performance throughout the performance period.

Each executive's award under the PSP is subject to a potential positive or negative performance adjustment at the end of the performance period up to a maximum PSP payout of 200% of target. The adjustment is determined by the HRCC following several detailed reviews of Company performance during the performance period. Final awards are based on the Committee's evaluation of the Company's performance relative to the established metrics (discussed under "Process for Determining Executive Compensation—Performance Criteria") and of each executive's individual performance. The Committee reviews and determines compensation for the CEO and considers input from the CEO with respect to the Named Executive Officers other than himself. Targets for participants whose salary grades are changed during a performance period are prorated for the period of time such participant remained in each respective salary grade. Changes in salary not accompanied by a change in salary grade do not affect the existing targets.

Stock Option Program— The Stock Option Program is designed to maximize medium- and long-term stockholder value. The practice under this program is to set option exercise prices at not less than 100 percent of the Company stock's fair market value at the time of the grant. Because the option's value is derived solely from an increase in the Company's stock price, the value of a stockholder's investment in the Company must appreciate before an option holder receives any financial benefit from the option. Options granted in 2016 under our program are time-based and have three-year vesting provisions and are exercisable for a period of 10 years in order to incentivize our

40	ConocoPhillips 2017 PROXY STATEMENT

  executives to increase the Company's share price over the long term. No individual adjustments were made to 2014, 2015 or 2016 stock option awards, and the HRCC formally revised the Stock Option Program for years beginning in 2016 so that no upward adjustment of stock option awards would be allowed.

The combination of the PSP and the Stock Option Program, along with our Stock Ownership Guidelines described under "Executive Compensation Governance—Alignment of Interests—Stock Ownership and Holding Requirements" on page 58, provides a comprehensive package of medium- and long-term compensation incentives for our executives that align their interests with those of our long-term stockholders.

  Off-Cycle Awards— No off-cycle awards were made to any of our Named Executive Officers in 2014, 2015 or 2016. Pursuant to the Committee's charter, any off-cycle awards to Senior Officers must be approved by the HRCC. ConocoPhillips may make awards outside the PSP or the Stock Option Program (off-cycle). Currently, off-cycle awards are generally granted to certain incoming executive personnel for one or more of the following reasons: (1) to induce an executive to join the Company (occasionally replacing compensation the executive will lose by leaving the prior employer); (2) to induce an executive of an acquired company to remain with the Company for a certain period of time following the acquisition; or (3) to provide a pro rata equity award to an executive who joins the Company during an ongoing performance period for which he or she is ineligible under the standard PSP or Stock Option Program provisions. In these cases, the HRCC has sometimes approved a shorter period for restrictions on transfers of restricted stock units than those issued under the PSP or Stock Option Program.

Annual Incentive

All of our employees throughout the world—not only our executives—participate in our annual incentive program, called the Variable Cash Incentive Program ("VCIP"). It is our primary vehicle for recognizing Company, business unit, and individual performance for the past year. We believe that having an annual "at risk" compensation element for all employees, including executives, gives them a financial stake in the achievement of our business objectives and therefore motivates them to use their best efforts to ensure the achievement of those objectives. We also believe that one year is a time period over which all participating employees can have the opportunity to establish and achieve their specified goals. The base award is weighted equally for corporate and business unit performance for the Named Executive Officers, and the Named Executive Officers receive an average of performance measured under all business units. See "Process for Determining Executive Compensation—Performance Criteria" beginning on page 47 for details regarding performance criteria. The HRCC has discretion to adjust the base award up or down based on individual performance and makes its decision based on the input of the CEO for all Named Executive Officers, other than the CEO, and based on its evaluation of the CEO, conducted jointly with the Lead Director, for the CEO.

Process for Determining Executive Compensation

Our executive compensation programs take into account market-based compensation for executive talent; internal pay equity with our employees; past practices of the Company; corporate, business unit and individual results; and the talents, skills and experience that each individual executive brings to ConocoPhillips. Our Named Executive Officers each serve without an employment agreement. In 2010, we provided an offer letter to Mr. Hirshberg as an incentive to accept employment and in recognition of forgone compensation from his prior employer. A discussion of this letter is set forth on page 76 under "Other Arrangements." All compensation for these officers is set by the Committee as described below.

Risk Assessment

The Company has considered the risks associated with each of its executive and broad-based compensation programs and policies. As part of the analysis, the Company considered the performance measures used and described under the section titled "Performance Criteria" beginning on page 47, as well as the different types of compensation, varied performance measurement periods and extended vesting schedules utilized under each incentive compensation program for both executives and other employees. As a result of this review, the Company has concluded the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. As part of the Board's oversight of the Company's risk management programs, the HRCC conducts an annual review of the risks associated with the Company's executive and broad-based compensation programs. The HRCC and its independent compensation consultant as well as the Company's compensation consultant noted their agreement with management's conclusion that the risks arising from the Company's compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company.

ConocoPhillips 2017 PROXY STATEMENT	41

Process for Determining Executive Compensation continued

Human Resources and Compensation Committee

The Committee annually reviews and determines compensation for the CEO and for our Senior Officers, including each of the Named Executive Officers. This comprehensive process begins in February when performance targets and target compensation are established and continues through the following February when final incentive program payouts are determined. During this annual process illustrated in the diagram on page 43, the HRCC makes critical decisions on competitive compensation levels, program design, performance targets, corporate, business unit and individual performance and appropriate pay adjustments necessary to reflect short- and long-term performance.

The Committee believes that increasingly challenging performance metrics best assess the corporate performance of the Company relative to its strategy as an independent E&P company. Increasingly challenging targets can mean year-over-year performance target increases for safety, efficiency, emission reductions, unit cost targets, and margins. It can, however, also mean the same or lower performance targets, recognizing the changing commodity price environment. For example, delivering flat production targets when significant capital and operating cost reductions are made would be increasingly challenging.

Compensation decisions reflect input from the Committee's independent consultant and the Company's consultant, stockholders, and management, including annual benchmark data provided by the consultants, dialogue with the Company's largest stockholders, and four in-depth management reviews of ongoing corporate performance. This comprehensive and rigorous process allows the Committee to make informed decisions and adjust compensation positively or negatively, limited such that in no event may VCIP, PSP or stock option awards exceed 250%, 200% and 100% of target, respectively.

42	ConocoPhillips 2017 PROXY STATEMENT

HRCC Annual Compensation Cycle

Management

The Company's Human Resources department supports the Committee in the execution of its responsibilities and manages the development of the materials for each Committee meeting, including market data, individual and Company performance metrics and compensation recommendations for consideration by the Committee. The CEO considers performance and makes individual recommendations to the

Committee on base salary, annual incentive and long-term equity compensation with respect to Senior Officers, including all Named Executive Officers other than himself. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations. No member of the management team, including the CEO, has a role in determining his or her own compensation.

ConocoPhillips 2017 PROXY STATEMENT	43

Process for Determining Executive Compensation continued

Compensation Consultants

As set forth in its charter, which can be found on our website, the Committee has the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the compensation of the CEO and the Senior Officers, and has sole authority to approve such consultant's fees and other retention terms. The foregoing authority includes the authority to retain, terminate and obtain advice and assistance from external legal, accounting or other advisors and consultants.

The Committee retained FWC to serve as its independent executive compensation consultant in 2016. The Committee has adopted specific guidelines for outside compensation consultants, which (1) require that work done by such consultants for the Company at management's request be approved in advance by the Committee; (2) require a review of the advisability of replacing the independent consultant after a period of five years and (3) prohibit the Company from employing any individual who worked on the Company's account for a period of one year after leaving the employ of the independent consultant. FWC has provided an annual attestation of its compliance with these guidelines. Separately, management retained Mercer to, among other things, assist it in compiling compensation data, conducting analyses, providing consulting services, and supplementing internal resources for market analysis.

The Committee considered whether any conflict of interest exists with either FWC or Mercer in light of SEC rules. The Committee assessed the following factors relating to each consultant in its evaluation: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm's total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee; (5) any Company stock owned by the individual consultants involved in the engagement and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. Both FWC and Mercer provided the Committee with appropriate assurances addressing such factors. Based on such information, the Committee concluded that the work of each of the consultants did not raise any conflict of interest. The Committee also took into consideration all factors relevant to FWC's independence from management, including those specified in Section 303A.05(c) of the NYSE Listed Company Manual and determined that FWC is independent, and performs no other services for the Company.

Peers and Benchmarking

With the assistance of our outside compensation consultants, we set target compensation by referring to multiple relevant compensation surveys that include, but are not limited to, large energy companies. We then compare that information to our salary grade targets (both for base salary and for incentive compensation) and make any changes needed to bring the cumulative target for each salary grade to broadly the 50th percentile for similar positions as indicated by the survey data.

For our Named Executive Officers, we conduct benchmarking, using available data, for each individual position. For example, although we determine targets by benchmarking against other large, publicly held energy companies, in setting targets for our executives, we also consider broader categories, such as mid-sized, publicly held energy companies and other large, publicly held companies outside the energy industry. This position benchmarking exercise considers peer market data from the Company's compensation consultant, Mercer, after which, the Committee's independent consultant, FWC, reviews and independently advises on the conclusions reached as a result of this benchmarking. The Committee uses the results of these sources of compensation information as a factor in setting compensation structure and targets relating to our Named Executive Officers.

The HRCC uses two separate categories of primary peer groups in designing our compensation programs: the compensation peer group and the performance peer group. ConocoPhillips utilizes compensation peer groups in setting compensation targets because these companies are broadly reflective of the industry in which it competes for business opportunities and executive talent, and because we believe these peers provide a good indicator of the current range of executive compensation. Performance peers are those companies in our industry in relation to which we believe we can best measure performance concerning financial and business objectives and opportunities. The companies chosen as compensation and performance peers have the following characteristics that led to their selection: complex organizations; publicly traded (and not directed by a government or governmental entity); very large market capitalization; very large production and reserves; competitors for exploration prospects and competitors for the same talent pool of potential employees.

44	ConocoPhillips 2017 PROXY STATEMENT

Compensation and Performance Peers

The following table shows the companies that we currently consider our peers, together with their market capitalization and production:

	Market Value as of 12/31/16	(1)	2015 Production		Compensation	Performance
Company Name	($billions)		(MBOED)	(2)	Peer	Peer
Exxon Mobil Corporation	374		4,097
Royal Dutch Shell plc	231		2,954
Chevron Corporation	222		2,622
TOTAL SA	124		2,347
BP plc	121		3,277
ConocoPhillips	62		1,589
Occidental Petroleum	54		668
Anadarko Petroleum Corporation	39		836
Apache Corporation	24		535
Devon Energy	24		680
Marathon Oil Corporation(3)	15		429
Fortune 100 Industrials (for CEO & staff executives)

(1)
Source: Bloomberg.

(2)
Based on publicly available information.

(3)
Due to the acquisition of BG Group by Royal Dutch Shell plc, the HRCC approved the replacement of BG Group by Marathon Oil Corporation with regard to performance periods that include the years 2016 and later. For earlier years, BG Group remains as a performance peer, to the extent that its performance can be ascertained and applied in our comparative metrics.

Setting Compensation Targets—Compensation Peer Group
At the February 2016 HRCC meeting, in setting total compensation targets and targets within each individual program, the HRCC used the compensation peer group indicated in the table above for benchmarking purposes. The HRCC also utilized this group of peer companies for benchmarking the compensation of ConocoPhillips' Named Executive Officers. In addition, for the CEO and staff executive positions, the HRCC considers the Fortune 100 Industrials (non-financial companies) when setting target compensation. Staff executive positions include executives who have duties not solely or primarily related to our operations, such as finance, legal, accounting and human resources.

Measuring Performance—Performance Peer Group
The HRCC believes our performance is best measured against both large independent E&P companies and the largest publicly held, international, integrated oil and gas companies against which we compete in our business operations. Therefore, for our performance-based programs, the Committee assessed our actual performance for a given period by using the performance peer group indicated in the table above.

Once an overall target compensation level is established, the Committee considers the weighting of each of our primary compensatory programs (Base Salary, VCIP, PSP and Stock Option Program) within the total targeted compensation, as discussed under "Salary Grade Structure" and "Internal Pay Equity."

ConocoPhillips 2017 PROXY STATEMENT	45

Process for Determining Executive Compensation continued

Salary Grade Structure

Management, with the assistance of its outside compensation consultant, thoroughly examines the scope and complexity of jobs throughout ConocoPhillips and studies the competitive compensation practices for such jobs. As a result of this work, management has developed a compensation scale under which all positions are designated with specific "salary grades." For our executives, the base salary midpoint increases as the salary grade increases, but at a lesser rate than increases in target incentive compensation percentages. The result is an increased percentage of "at risk" compensation as the executive's salary grade is increased. Any changes in compensation for our Senior Officers resulting from a change in salary grade are approved by the HRCC.

Internal Pay Equity

We believe our compensation structure provides a framework for an equitable compensation ratio between executives, with higher targets for jobs at salary grades having greater duties and responsibilities. Taken as a whole, our compensation program is designed so that the individual target level rises as salary grade level increases, with the portion of performance-based compensation rising as a percentage of total targeted compensation. One result of this structure is that an executive's actual total compensation as a multiple of the total compensation of his or her subordinates is designed to increase in periods of above-target performance and decrease in times of below-target performance. In addition, the HRCC also reviews the compensation of Senior Officers periodically to ensure the equitable compensation of officers with similar levels of responsibilities.

Developing Performance Measures

We believe our performance metrics have appropriately assessed the performance of the Company relative to its strategy as an independent E&P company. Consistent with this focus, the HRCC has approved a balance of metrics, some of which measure performance relative to our peer group and some of which measure progress in executing our strategic objectives. We have selected multiple metrics, as described herein, because we believe no single metric is sufficient to capture the performance we are seeking to drive, and any metric in isolation is unlikely to promote the well-rounded executive performance necessary to enable us to achieve long-term success. The Committee reassesses performance metrics periodically to assess the performance of the Company relative to its strategy as an independent E&P company.

46	ConocoPhillips 2017 PROXY STATEMENT

Performance Criteria

We use corporate and business unit performance criteria in determining individual payouts. In addition, our programs contemplate that the Committee will exercise discretion in assessing and rewarding individual performance. The HRCC considers all the elements described below before making a final determination. For

PSP and VCIP, the HRCC approved certain metrics and the weight considered for each metric, consistent with our strategy and focus as an independent E&P company. This is reflected in the charts below. For program periods through 2016, the HRCC assigned approximately the following weights to the measures under PSP and VCIP:

*
At its December 2015 meeting, the HRCC changed the weighting of metrics for performance shares effective for program periods beginning in 2016 so that TSR increased to 50% and financial and operational metrics were changed to financial metrics only and reduced to 30%, with strategic metrics remaining at 20%.

Corporate Performance Criteria

We utilize multiple measures of performance under our programs (some of which are non-GAAP financial measures) to ensure that no single aspect of performance is driven in isolation.

Metrics:

The HRCC has approved certain corporate-level performance criteria to reflect the circumstances of the Company as an independent E&P company. The HRCC makes the determination, in judging how well the Company achieved these metrics, of the ultimate payout of our programs. The performance measures are as follows:

•
Health, Safety and Environmental ("HSE")—We seek to be a good employer, good community member and good steward of the environmental resources we manage. Therefore, we incorporate multiple HSE metrics to comprehensively assess our performance, including significant and high risk events, process safety events, hydrocarbon spills, Total Recordable Rates and Lost Workday Rates.

•
Operational—This measure was adopted to focus on various operational elements. For VCIP, these include absolute targets for production, capital expenditures, operating & overhead costs, Reserve Replacement Ratio, and milestones for exploration and projects. For PSP, the elements include absolute targets for production and Reserve Replacement Ratio. Although management may set internal targets for such elements in accordance with the budget and strategic plans, review of this measure and determination of performance success is made by the HRCC.

•
Financial—This measure comprises several financial measures. For VCIP, it includes adjusted ROCE (discussed below) and adjusted CROCE (discussed below), both absolute and percent relative improvement to peers. For PSP, the elements include absolute cash margin growth, relative cash margins per BOE (barrel of oil equivalent), ROCE/CROCE, both relative and relative improvement to peers, and production per debt adjusted share, relative to peers. Although management may set internal targets for such elements in accordance with the budget and strategic plans, review of this measure and determination of performance success is made by the HRCC.

ConocoPhillips 2017 PROXY STATEMENT	47

Process for Determining Executive Compensation continued

Adjusted Return on Capital Employed—Our businesses are capital intensive, requiring large investments, in most cases over a number of years, before tangible financial returns are achieved. Therefore, we believe that a good indicator of long-term Company and management performance is the measure known as return on capital employed ("ROCE"). We calculate ROCE as a ratio, the numerator of which is net income plus after-tax interest expense, and the denominator of which is average capital employed (total equity plus total debt). In calculating ROCE, we adjust the net income (loss) of the Company for certain non-core earnings impacts.

Adjusted Cash Return on Capital Employed—Similar to ROCE, cash return on capital employed ("CROCE") measures the Company's performance in efficiently allocating its capital. However, while ROCE is based on adjusted net income (loss), CROCE is based on cash flow, measuring the ability of the Company's capital employed to generate cash. CROCE is calculated by dividing adjusted EBIDA (earnings before interest, depreciation and amortization, adjusted for non-core earnings impacts) by average capital employed (total equity plus total debt).

Production per Debt Adjusted Share—Production per share after adjusting for outstanding debt per share. The formula is:

•
Strategic Plan—This measure is an analysis made by the HRCC of the Company's progress in implementing its strategic plan over a given performance period. This measure contains several distinct elements. For VCIP, these include resetting strategy and positioning the Company for long-term success (preserve balance sheet strength and retain future optionality, drive sustainable operating cost reductions & optimize returns, continue to implement new fit for purpose operating philosophies, reduce cost of supply within existing resource base, and advance long-term strategy for organic resource development and exploration) and engaging and communicating (drive strategy alignment across the organization and focus external engagement on issues and stakeholders critical for success). For PSP, in addition to those elements, it also includes progress to cash flow neutrality in 2017, align growth options, culture, organization, governance, diversity, opportunity capture, policies/controls, reputation, stakeholder relationships and asset sales.
•
Relative Total Shareholder Return—TSR represents the percentage change in a company's common stock price from the beginning of a period of time to the end of the stated period, and assumes common stock dividends paid during the stated period are reinvested into that common stock. We use a total shareholder return measure because it is the most tangible measure of the value we have provided to our shareholders during the relevant program period. We seek to mitigate the influence of industry-wide or market-wide conditions on stock price by using total shareholder return relative to our performance peer group. Consistent with market practice, this percentage is measured using a 20-trading day simple average prior to the beginning of a period of time and a 20-trading day simple average prior to the end of the stated period, and assumes common stock dividends paid during the stated period are reinvested.

Differences between the VCIP and PSP programs reflect the differences in the employee populations participating in the programs:

•
VCIP is broadly based, with all of our employees participating and uses a one-year performance period.

•
PSP is confined to senior management and uses a three-year performance period.

Business Unit Performance Criteria

With regard to VCIP, half of the performance measurement is based on the performance of the business units to which employees are assigned. This provides each employee with good line-of-sight to elements that he or she more directly influences than the metrics that are part of the corporate component of the performance measurement. There are 34 discrete business units within the Company designed to measure performance and to reward employees according to business outcomes relevant to the particular group. Although most employees participate in a single business unit designated for the operational or functional group to which such employee is assigned, a manager may participate in a blend of the results of more than one of these business units depending on the scope and breadth of his or her responsibilities over the performance period. Members of our executive leadership team, which includes all of the Named Executive Officers, are handled somewhat differently, with the results from all business units being blended together on a salary-weighted basis (that is, the proportion of the total salaries of employees in that business unit to the total salaries paid by the Company) to determine the expected payout for the business unit portion of VCIP, subject to the discretion of the HRCC to set the payout otherwise.

48	ConocoPhillips 2017 PROXY STATEMENT

Performance criteria are goals consistent with the Company's operating plan and include quantitative and qualitative metrics specific to each business unit, such as production, control of costs, health, safety and environmental performance, support of corporate initiatives, and various milestones set by management. At the conclusion of a performance period, management makes a recommendation based on the unit's performance for the year against its performance criteria. The HRCC then reviews management's recommendation regarding each business unit's performance and has discretion to adjust any such recommendation in approving the final awards.

Individual Performance Criteria

Individual adjustments for our Senior Officers, including our Named Executive Officers, are approved by the HRCC, based on the recommendation of the CEO (other than for himself). The CEO's individual adjustment is determined by the Committee taking into account the prior review of the CEO's performance, which is conducted jointly by the HRCC and the Lead Director. The HRCC considers individual adjustments for each Named Executive Officer based on a subjective review of the individual's personal leadership and contribution to the Company's financial and operational success. The HRCC considers the totality of the executive's performance in deciding on any positive or negative individual adjustment.

Tax-Based Program Criteria

Our incentive programs are also designed to conform to the requirements of section 162(m) of the Internal Revenue Code, which allows for deductible compensation in excess of $1 million if certain criteria, including the attainment of pre-established performance criteria, are met. In order for a Named Executive Officer to receive any award under either PSP or VCIP, certain threshold criteria must be met. This tier of performance measure and methodology is designed to meet requirements for deductibility of these items of compensation under section 162(m) of the Internal Revenue Code. Pursuant to this tier, maximum payments for the performance period under PSP and VCIP are set, but they are subject to downward adjustment through the application of the generally applicable methodology for PSP and VCIP awards previously discussed, effectively establishing a ceiling for PSP and VCIP payments to each Named Executive Officer. Threshold performance criteria for PSP and VCIP differed, due primarily to the different lengths in the threshold performance periods.

For PSP, the criteria for the 2014-2016 program period required that the Company meet one of the following measures as a threshold to an award being made to any Named Executive Officer:

(1)
Among the top seven of eleven specified companies in total shareholder return;

(2)
Reserve replacement (normalized for the impact of assets sales and assumptions made in our budgeting process) of at least 100%; or

(3)
Cash from operations (normalized for the impact of asset sales and assumptions made in our budgeting process and excluding non-cash working capital) of at least $31.2 billion.

For 2016 VCIP, the criteria required that the Company meet one of the following measures as a threshold to an award being made to any Named Executive Officer:

(1)
Among the top seven of eleven specified companies in total shareholder return;

(2)
Reserve additions of at least 150 MMBOE;

(3)
Cash from operations (excluding non-cash working capital) of at least $1.5 billion; or

(4)
Controllable operating and overhead costs (adjusted for special items) of $8 billion or less.

For the PSP 2014-2016 program period, the specified companies for comparison were ConocoPhillips, ExxonMobil, Royal Dutch Shell, Chevron, Total, BP, Occidental, BG Group, Anadarko, Devon and Apache. BG Group was discontinued as a comparator company upon its acquisition by Royal Dutch Shell. For the 2016 VCIP program period, the specified companies for comparison were ConocoPhillips, ExxonMobil, Royal Dutch Shell, Chevron, Total, BP, Occidental, Anadarko, Devon, Apache and Marathon Oil.

The performance criteria for this purpose are set by the HRCC and may change from year to year, although the criteria must come from a list of possible criteria set forth in the stockholder-approved 2014 Omnibus Stock and Performance Incentive Plan (the 2011 Omnibus Stock and Performance Incentive Plan for performance periods beginning before May 13, 2014). The award ceilings are also set by the HRCC each year, although they may not exceed limits set in the applicable stockholder-approved Omnibus Stock and Performance Incentive Plan. Determination of whether the criteria are met is made by the HRCC after the end of each performance period. While this design is intended to preserve deductibility, the Committee reserves the right to grant non-deductible compensation and there is no guarantee that compensation payable pursuant to any of the Company's compensation programs will ultimately be deductible.

ConocoPhillips 2017 PROXY STATEMENT	49

2016 Executive Compensation Analysis and Results

The following is a discussion and analysis of the decisions of the HRCC in compensating our Named Executive Officers in 2016.

In determining performance-based compensation awards for our Named Executive Officers for performance periods concluding in 2016, the HRCC began by assessing overall Company performance. The Committee then considered any adjustments to the awards under our three performance-based compensation programs (PSP, Stock Option Program and VCIP) in accordance with their terms and pre-established criteria, as the Committee retains the discretion to make a positive or negative adjustment to awards, other than stock option awards whereby no upward adjustment is allowed, based on its determination of appropriate payouts. As a result, the Committee made the following award decisions under the Company's performance-based compensation programs.

Long-Term Incentive: Performance Share Program (PSP)

In 2014, the HRCC approved a new performance period and performance metrics for PSP XII running from January 2014—December 2016.

The PSP program is designed to incentivize senior leadership worldwide to execute their duties in a way that not only achieves the Company's approved strategy, but also closely aligns senior leadership with stockholder interests. Less than 60 of our current senior employees participate in this program.

Corporate Performance

The Performance Share Program comprises staggered three-year performance tranches that measure performance against three corporate performance metrics that were approved by the HRCC after the spinoff in 2012—Total Shareholder Return, which is weighted 40%; Operational/Financial, which is weighted 40%; and Strategic Plan, which is weighted 20%.

In determining the payout for PSP XII, members of the HRCC met several times with management to review progress and performance against the measures and the approved metrics. This process allows the Committee to make informed decisions to positively or negatively adjust payouts where warranted.

The payout evaluation for PSP XII required an assessment of performance against the three corporate performance metrics for the three-year period from 2014 - 2016. The HRCC first assessed performance based on the factors within our control. For the PSP XII period, the HRCC recognized senior leadership's success in taking decisive actions following the downturn to reduce the cost structure of our business, lower the cost of supply of our resource base and improve our capital flexibility by reducing our annual capital expenditures by approximately 70%, reducing adjusted operating costs* by 26%, exiting higher cost activities such as deepwater exploration, selling more than $4.5 billion of non-core assets, shifting our capital to shorter-cycle investments and reducing our dividend. The HRCC also recognized that leadership strengthened the Company's balance sheet and established clear priorities for allocating future cash flows in a compelling updated value proposition that was announced and activated in 2016. The Committee also recognized that although ranking ninth for TSR performance, the relative rankings among the independent peers was closely grouped and the Company's result was within 2.5% of the total integrated and independent peer average and higher than the independent peer average. These considerations resulted in a program payout of 88%.

The HRCC believes the PSP XII payout reflects the strong execution delivered by the senior leaders of the Company during the period from 2014 - 2016, yet also recognizes the reduced returns to shareholders resulting from continuing weak oil and gas prices. The HRCC believes it has demonstrated strong alignment between senior leadership and stockholder interests.

*
Adjusted operating costs is a non-GAAP financial measure. A reconciliation to US GAAP and a discussion of the usefulness and purpose of adjusted operating costs is shown on Appendix A and at www.conocophillips.com/nongaap

50	ConocoPhillips 2017 PROXY STATEMENT

The Committee considered the following quantitative and qualitative performance measures and made the following program and payout decisions:

Weights and Metrics	Results	Program Payout
40% Operational/Financial		**120%**
HSE (absolute and relative to peers)	Improved on all safety and environmental targets; serious incidents rate down 63% versus 2013; serious Tier 1 process safety event rate down 35% versus 2013; Total Recordable Rate at record low level with 31% improvement since 2013; no fatalities during 3 year period; recognized as HSE industry leader	
Production (absolute)	Exceeded production growth target	
Reserve Replacement Ratio (absolute)	Met organic reserve replacement target	
Cash margin (absolute)	Exceeded cash margin growth target	
Financial metrics (relative to peers)	CROCE and ROCE (relative and relative improvement), cash margin/boe and production per debt adjusted share generally below peer group average	
20% Strategic Plan		**100%**
Progress to cash flow neutrality in 2017	Reduced portfolio breakeven to less than $50/bbl, putting the Company on track to achieve cash flow neutrality in 2017; reduced adjusted operating costs* by 26% and exceeded deflation savings capture goal by over $500MM; reduced cost of supply across the portfolio with more than a 35% increase in <$50/bbl cost of supply resource over three-year period	
Maintain financial strength and flexibility	Reduced the dividend in 2016 and developed strategy to *Accelerate the Value Proposition* – aligned on a set of cash flow allocation priorities and targets, and engaged with investors on value proposition	
Align growth options with $11.5B capital program	Made strategic decision to exit deepwater exploration; reduced capital budget and adjusted operating costs to manage cash flows and protect shareholder value	
Stakeholder relationships; Reputation and Policies/Controls	Led Producers for American Crude Oil Exports and drove U.S. crude exports in 2015; maintained a strong policies & controls environment; continued to build our reputation with stakeholders through strategic philanthropic activities in key operating areas	
Organization; Culture; Governance; Diversity	Streamlined organization to align with the strategy, reducing headcount by 30% since 2014; supported global wellness programs; completed a strategic review of succession management, creating a sustainable legacy process for managing high potential employees and planning for long-term succession; completed a review of diversity and inclusion strategy and developed a fit-for-purpose, sustainable inclusion action plan	
Opportunity capture; Asset sales	Optimized portfolio with strategic asset sales delivering over $4.5B in proceeds	
40% Total Shareholder Return		**50%**
Total Shareholder Return (relative to peers)	All independents closely grouped; ConocoPhillips ranked 9th in performance peer group (calculated using 20-day average share price)	
Corporate Payout		**88%**

*
Adjusted operating costs is a non-GAAP financial measure. A reconciliation to US GAAP and a discussion of the usefulness and purpose of adjusted operating costs is shown on Appendix A and at www.conocophillips.com/nongaap

ConocoPhillips 2017 PROXY STATEMENT	51

2016 Executive Compensation Analysis and Results continued

Individual Performance Adjustments

An important design element of our PSP program is the Committee's ability to make individual adjustments for each Named Executive Officer in recognition of the individual's personal leadership and contribution to the Company's financial and operational success over the performance period. However, based on the prolonged downturn in commodity prices, which has negatively impacted both our earnings and shareholder returns, to align pay and overall performance, the Committee made the decision not to make individual adjustments for each of our Named Executive Officers for PSP XII despite significant individual leadership shown during the performance period. This is the second consecutive year that the Committee has made no such individual adjustments for our Named Executive Officers in this program or VCIP. This does not represent a change in overall compensation philosophy.

52	ConocoPhillips 2017 PROXY STATEMENT

Long-Term Incentive: Stock Option Program

All awards under the Stock Option Program for 2014, 2015 and 2016 were made at target. In December 2015, the HRCC revised the Stock Option Program for years beginning in 2016 so that no upward adjustment of stock option awards would be allowed, eliminating the ability of the Committee to positively adjust stock option awards by up to 30%. Less than 60 of our current employees participate in this program.

Annual Incentive—Variable Cash Incentive Program (VCIP)

The VCIP payout is calculated using the following formula for all employees, including senior executives, subject to HRCC approval and discretion to set the award:

The VCIP program is designed to incentivize all employees worldwide to execute their duties in a way that achieves the Company's approved strategy.

Corporate Performance (50% of VCIP Payout)

In December 2015, the Committee approved five corporate performance measures (Health, Safety and Environmental, Operational, Financial, Strategic Plan, and Total Shareholder Return) by which it would judge performance. Each of the performance measures was given equal weight within the corporate performance component.

In determining award payouts under VCIP in 2016, members of the Committee met four times with management to review progress and performance against the measures and the approved metrics. This process allows the Committee to make informed decisions to positively or negatively adjust payouts where warranted. Our operational and safety performance was exceptional in 2016. We delivered production growth excluding downtime and dispositions with less capital and significantly reduced operating costs while maintaining strong HSE performance, including recording of our best ever combined workforce Total Recordable Rate since the spinoff.

In assessing our 2016 VCIP performance, the Committee felt it was important to recognize the strong operational and safety performance the Company achieved last year, while acknowledging that commodity prices negatively impacted our financial performance and our total shareholder return. Thus, our 2016 VCIP payout reflects our efforts to balance our 2016 operational success with the financial realities of the business, and the HRCC exercised discretion to reduce the 2016 VCIP payout related to corporate performance as noted on the following page.

ConocoPhillips 2017 PROXY STATEMENT	53

2016 Executive Compensation Analysis and Results continued

The Committee considered the following quantitative and qualitative performance measures and made the following program and adjusted payout decisions:

Weights and Metrics (50% of VCIP Payout)	Results	Program Payout	Negative Adjustment	Actual Payout
20% Health, Safety and Environmental (absolute and relative to peers)		**140%**		**140%**
Significant and High Risk Events	Serious Incident Rate improved 17%			
Major Process Safety Events	Overall Process Safety Rate improved			
External Benchmark Performance	Achieved top-quartile safety performance; recognized as HSE industry leader			
Total Recordable Incident Rates	Total Recordable Rate performance improved 11% (combined workforce TRR best for Company since spinoff)			
Process Fluid Containment	Fewer significant hydrocarbon spills			
Lost Workday Rates	Slightly impaired from prior year			
20% Operational (absolute)		**150%**		**150%**
Production	Significantly outperformed production targets			
Capital	Significantly outperformed capital targets			
Operating & Overhead ("O&O")	Significantly outperformed O&O targets			
Reserve Replacement Ratio	Met reserve replacement target			
Milestones	Strong performance on project and Lower 48 milestones; mixed Exploration milestone performance			
20% Financial		**90%**	**-90%**	**0%**
CROCE (absolute)	Met absolute CROCE target			
CROCE (relative improvement to peers)	Tenth in performance peer group			
ROCE (absolute)	Met absolute ROCE target			
ROCE (relative improvement to peers)	Tenth in performance peer group			
20% Strategic Plan		**100%**	**-25%**	**75%**
Reset Company strategy and position for long-term success	Strengthened liquidity position and maintained investment grade credit ratings; strengthened balance sheet with sale of non-core assets yielding over $1B in proceeds; developed a strategy to *Accelerate the Value Proposition*			
Engage and communicate (Drive strategy alignment across the organization; Focus external engagement on issues and stakeholders critical for success)	Drove alignment across the organization; worked with governments on key policies and regulations that impact ConocoPhillips operations; met with investors to discuss ConocoPhillips strategy and value proposition			
20% Total Shareholder Return		**0%**		**0%**
Total Shareholder Return (relative to peers)	Ranked eleventh in TSR relative to our 10 performance peers (calculated using 20-day average share price)			
Corporate Payout		**96%**	**-23%**	**73%**

54	ConocoPhillips 2017 PROXY STATEMENT

(1)
Financial Results—Negative Adjustment of 90%; reduced to 0% payout. We exceeded our absolute targets, but prices negatively impacted our financial performance resulting in a $3.3B adjusted earnings net loss*. As a result, the Committee applied negative discretion to this metric.
(2)
Strategic Plan—Negative Adjustment of 25%; reduced to 75% payout. The Company took decisive actions to reset the business for more predicable performance through price cycles by maintaining a strong balance sheet, a low cost structure and a low cost of supply resource base, while preserving strategic flexibility. In late 2016, the Company announced an updated value proposition, which has been well received but only marginally influenced 2016 performance. Despite these positive actions, both earnings and total shareholder returns were negatively impacted by the downturn in oil prices and the Committee felt it was appropriate to apply negative discretion to this metric.
*
Our GAAP net earnings loss for the period was $3.6B. Adjusted earnings (loss) is a non-GAAP financial measure. A reconciliation to U.S. GAAP as well as a discussion of the usefulness and purpose of adjusted earnings (loss) are shown in Appendix A and at www.conocophillips.com/nongaap

ConocoPhillips 2017 PROXY STATEMENT	55

2016 Executive Compensation Analysis and Results continued

Business Unit Performance (50% of VCIP Payout)

The business units were subject to the following metrics:

•

Exploration & Production Operating Business Units—30% Production, 30% Unit Cost, 25% Milestones and 15% HSE

•

Exploration & Production Non-Operating Business Units—60% Milestones, 15% Unit Cost, 20% Production and 5% HSE

•

Staff Business Units—65%–75% Milestones, 20% E&P Business Unit Average and 5%–15% HSE

Business unit performance payouts for our 34 business units ranged from 105% to 135% in 2016. The Committee approved an average business unit payout of 121% of target for each of our Named Executive Officers. This reflects the salary weighted average for the business units.

Individual Performance Adjustments

An important design element of the program is the Committee's ability to make individual adjustments for each Named Executive Officer in recognition of the individual's personal leadership and contribution to the Company's financial and operational success during the year. However, based on the prolonged downturn in commodity prices, which has negatively impacted both our earnings and shareholder returns, to align pay and overall performance, the Committee made the decision not to make individual adjustments for our Named Executive Officers for VCIP despite significant individual leadership shown during the performance period. This is the second consecutive year that the Committee has made no such individual adjustments for our Named Executive Officers in this program or PSP. This does not represent a change in overall compensation philosophy.

2017 Target Compensation

In addition to determining the 2016 compensation payouts, the HRCC established the targets for 2017 compensation for our active Named Executive Officers under our four primary compensation programs. As discussed under "Components of Executive Compensation" beginning on page 39, with the exception of salary, the targeted amounts shown below for active NEOs are performance-based and, therefore, actual amounts received under such programs, if any, may differ from these targets. In setting 2017 target compensation, there were no base salary adjustments for any of the NEOs and the target compensation for Mr. Lance has remained unchanged since March 1, 2013.

Name	Salary	2017 VCIP Target Value	2017 Stock Option Award Target Value	PSP 17 (2017-2019) Target Value	Total 2017 Target Compensation
R.M. Lance	$1,700,000	$2,720,000	$4,632,000	$6,948,000	$16,000,000
D.E. Wallette, Jr.	961,400	961,400	1,499,784	2,249,676	5,672,260
M.J. Fox	1,241,000	1,427,150	2,184,160	3,276,240	8,128,550
A.J. Hirshberg	1,205,600	1,386,440	2,121,856	3,182,784	7,896,680
J.L. Carrig	760,032	676,428	1,003,242	1,504,863	3,944,565

56	ConocoPhillips 2017 PROXY STATEMENT

Other Executive Compensation and Benefits

Other Compensation and Personal Benefits

In addition to our four primary compensation programs, we provide our Named Executive Officers a limited number of additional benefits as described below. In order to provide a competitive package of compensation and benefits, we provide our Named Executive Officers with executive life insurance coverage and nonqualified benefit plans. We also provide other benefits that are designed primarily to promote a healthy work/life balance, to provide opportunities for developing business relationships, and to put a human face on our social responsibility programs.

•
Comprehensive Security Program—Because our executives face personal safety risks in their roles as representatives of a global E&P company, our Board of Directors has adopted a comprehensive security program for our executives.

•
Personal Entertainment—We purchase tickets to various cultural, charitable, civic, entertainment, and sporting events for business development and relationship-building purposes, as well as to maintain our involvement in communities in which the Company operates. Occasionally, our employees, including our executives, make personal use of tickets that would not otherwise be used for business purposes. We believe these tickets offer an opportunity to expand the Company's networks at a very low or no incremental cost to the Company.

•
Tax Gross-Ups—Certain of the personal benefits received by our executives are deemed by the Internal Revenue Service to be taxable income to the individual. When we determine that such income is incurred for purposes more properly characterized as Company business than personal benefit, we provide further payments to the executive to reimburse the cost of the inclusion of such item in the executive's taxable income. Most often, these tax gross-up payments are provided for travel by a family member or other personal guest to attend a meeting or function in furtherance of Company business, such as Board meetings, company-sponsored events, and industry and association meetings where spouses or other guests are invited or expected to attend. The Company believes that such travel is appropriately characterized as a business expense and, if the employee has imputed income in accordance with applicable tax laws, the Company will generally reimburse the employee for any increased tax costs.

•
Executive Life Insurance—We provide life insurance policies and/or death benefits for all of our U.S.-based salaried employees (at no cost to the employee) with a face value approximately equal to the employee's annual salary. For each of our executives, we maintain an additional life insurance policy (at no cost to the executive) with a value equal to his or her annual salary. In addition to these two plans, we also provide our executives the option of purchasing group variable universal life insurance in an amount up to eight times their annual salaries. We believe this is a benefit valued by our executives that can be provided at no cost to the Company.

•
Defined Contribution Plans—We maintain the following nonqualified defined contribution plans for our executives. These plans allow deferred amounts to grow tax-free until distributed, while enabling the Company to utilize the money for the duration of the deferral period for general corporate purposes:

•
Voluntary Deferred Compensation Plans—The purpose of our voluntary nonqualified deferred compensation plans is to allow executives to defer a portion of their salary and annual incentive compensation so that such amounts are taxable in the year in which distributions are made.

•
Make-Up Plans—The purpose of our nonqualified defined contribution make-up plans is to provide benefits that an executive would otherwise lose due to limitations imposed by the Internal Revenue Code on qualified plans.

Further information on these plans is provided under Nonqualified Deferred Compensation beginning on page 73.

•
Defined Benefit Plans—We also maintain nonqualified defined benefit plans for our executives. The primary purpose of these plans is to provide benefits that an executive would otherwise lose due to limitations imposed by the Internal Revenue Code on qualified plans. With regard to our Named Executive Officers, the only such arrangement under which they are entitled to benefits of this type is the Key Employee Supplemental Retirement Plan ("KESRP"). This design is common among our competitors and we believe the lack of such a plan would put the Company at a disadvantage in attracting and retaining talented executives. Further information on the KESRP is provided under Pension Benefits beginning on page 69.

ConocoPhillips 2017 PROXY STATEMENT	57

Other Executive Compensation and Benefits continued

Severance Plans and Changes in Control

We maintain plans to address severance of our executives in certain circumstances as described under Executive Severance and Changes in Control beginning on page 74. The structure and use of these plans are competitive within the industry and are intended to aid the Company in attracting and retaining executives. Under each of our severance and change in control plans, the executive must terminate from service with the Company in order to receive severance pay. In 2012, the HRCC approved an amendment to the change in control severance plan to limit any payment of excise tax gross-ups under the plan to executives who had been participants in the plan prior to the spinoff, and to make executives who began participation in the plan after the spinoff ineligible for excise tax gross-ups under the plan. The HRCC chose to grandfather this provision for certain participants because, in the event of a change in control, the provisions of our long-term incentive pay through performance share units prior to the spinoff left those participants with the potential of a large excise tax due to the program design. The HRCC determined that it would be unfair should this burden suddenly be shifted to the participants. The post-spin design of PSP to use periodic cash payouts reduced the potential impact to participants and, therefore, the HRCC chose to no longer provide excise tax gross-ups in the event of a change in control to new participants. In 2013, the HRCC further amended the change in control severance plan to limit single trigger vesting of equity awards to awards not assumed by an acquirer and for program periods that began prior to 2014. Awards assumed by an acquirer made with regard to later program periods under PSP or the Stock Option Program will only vest upon the occurrence of both a change in control event and termination of employment of the employee (usually called a "double trigger").

Broadly Available Plans

Our Named Executive Officers are eligible to participate in the same basic benefits package as our other U.S. salaried employees. This includes expatriate benefits, relocation services, and retirement,

medical, dental, vision, life insurance, and accident insurance plans, as well as health savings accounts and flexible spending arrangements for health care and dependent care expenses.

Executive Compensation Governance

Alignment of Interests—Stock Ownership and Holding Requirements

We place a premium on aligning the interests of executives with those of our stockholders. Our Stock Ownership Guidelines require executives to own stock and/or have an interest in restricted stock units valued at a multiple of base salary, ranging from 1.8 times salary for lower-level executives to six times salary for the CEO. Employees have five years from the date they become subject to these guidelines to comply. Holdings counted toward the guidelines include: (1) shares of stock owned individually, jointly, or in trusts controlled by the employee; (2) restricted stock and restricted stock units; (3) shares owned in qualified savings or stock ownership plans; (4) stock or units in nonqualified deferred compensation plans, whether vested or not and (5) annual Performance Share Program target awards when approved by the HRCC. Employees subject to the guidelines who have not reached the required level of stock ownership are expected to hold shares received upon vesting or earn-out of restricted stock, restricted stock units or performance shares (net of shares for taxes), and shares received upon exercise of stock options (net of shares tendered or withheld for payment of exercise price and shares for taxes), so that they meet their requirement in a timely manner. The multiple of equity held by each of our Named Executive Officers currently exceeds our established guidelines for his or her position.

58	ConocoPhillips 2017 PROXY STATEMENT

Clawback Policy

The Committee has approved a clawback policy providing that the Company shall recoup any incentive compensation (cash or equity) paid or payable to any executive by the Company to the extent such recoupment is required or contemplated by the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), the Sarbanes-Oxley Act, or any other applicable law or listing standards, which allows the Board to recoup compensation paid in the event of certain business circumstances, including a financial restatement. This policy operates in addition to provisions already contained in our award documents supporting grants under PSP, the Stock Option Program, and other compensatory programs using Company equity pursuant to which we can suspend rights to exercise, refuse to honor the exercise of awards already requested, or cancel awards granted if an executive engages in any activity we determine is detrimental to the Company, including acts of misconduct, such as embezzlement, fraud, theft or disclosure of confidential information, or other acts that harm our business, reputation, or employees, as well as misconduct resulting in the Company having to prepare an accounting restatement. To the extent final rules are released regarding clawback requirements under the Dodd-Frank Act, we intend to review our policies and plans and, if necessary, amend them to comply with the new mandates. To date, no Named Executive Officers have been subject to reductions or withdrawals of prior grants or payouts of cash, restricted stock, restricted stock units, or stock option awards.

Anti-Pledging and Anti-Hedging

The Company has a policy that prohibits our directors and executives from pledging of the Company's stock or hedging of or trading in derivatives of the Company's stock. This policy, together with the

Stock Ownership Guidelines discussed above, helps to assure that our Named Executive Officers and other Senior Officers remain subject to the risks, as well as the rewards, of stock ownership.

Equity Grant Practices

When the Committee grants Performance Share Units, options, or other equity grants to its Named Executive Officers, the Committee uses an average of the stock's high and low prices on the date of grant (or the preceding business day, if the markets are closed on the date of grant) to determine the value of the units or the exercise price of the options or other equity. Beginning in 2016, to determine the target number of awards, we use an average of the closing prices on the ten trading days preceding the date of grant. Grants of Performance Share Units and option grants are generally made at the HRCC's February meeting (the date of which is determined at least a year in advance) or, in the case of new hires, on the date of commencement of employment or the date of Committee approval, whichever is later.

Statutory and Regulatory Considerations

In designing our compensatory programs, we take into account the various tax, accounting and disclosure rules associated with various forms of compensation. The HRCC also reviews and considers the deductibility of executive compensation under section 162(m) of the Internal Revenue Code and designs its deferred compensation programs with the intent that they comply with or are exempt from section 409A of the Internal Revenue Code. The Committee generally seeks to preserve tax deductions for executive compensation. Nonetheless, the Committee has awarded compensation that is not fully tax deductible when it believes that doing so is in the best interests of our stockholders and reserves the right to do so in the future. There is no guarantee that compensation payable pursuant to any of the Company's compensation programs will ultimately be deductible by the Company.

ConocoPhillips 2017 PROXY STATEMENT	59

Executive Compensation Tables

The following tables and accompanying narrative disclosures provide information concerning total compensation paid to the Chief Executive Officer and certain other officers of ConocoPhillips for 2016. Please also see our discussion of the relationship between the "Compensation Discussion and Analysis" to these tables under

"2016 Executive Compensation Analysis and Results" beginning on page 50. The data presented in the tables that follow include amounts paid to the Named Executive Officers by ConocoPhillips or any of its subsidiaries for 2016.

Summary Compensation Table

The Summary Compensation Table below reflects amounts earned with respect to 2016 and, with regard to non-equity incentive plan compensation, for the performance period ending in 2016. We also provide 2017 target compensation for Named Executive Officers on page 56. The table does not include the cost of benefits that are generally available to our U.S.-based salaried employees, such as our medical, dental, life and accident insurance, disability, and health savings and flexible spending account arrangements. All of our Named Executive Officers are U.S.-based salaried employees.

Name and Principal Position	Year	Salary	(1)	Bonus	(2)	Stock Awards	(3)	Option Awards	(4)	Non-Equity Incentive Plan Compensation	(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	(6)	All Other Compensation	(9)	Total
		($)		($)		($)		($)		($)		($)		($)		($)
R.M. Lance	2016	$1,700,000		$–		$6,607,217		$4,419,261		$2,638,400		$3,601,723		$245,437		$19,212,038
Chairman and CEO	2015	1,700,000		–		6,630,693		5,790,780		2,524,160		4,392,300		301,786		21,339,719
	2014	1,700,000		–		6,116,797		5,790,798		3,568,640		9,933,060		467,776		27,577,071
D.E. Wallette, Jr.	2016	939,550		–		1,944,837		1,301,146		911,364		2,248,397		61,530		7,406,824
Executive Vice President,	2015	874,000		–		1,951,740		1,704,798		811,072		1,091,611		85,414		6,518,635
Finance, Commercial, and CFO	2014	874,000		–		1,800,494		1,704,492		1,102,988		2,263,159		133,181		7,878,314
J.W. Sheets (retired)(7)	2016	380,246		–		1,975,994		1,321,628		358,900		–	(8)	29,916		4,066,684
Executive Vice President,	2015	888,000		–		1,983,038		1,732,464		824,064		1,606,855		93,372		7,127,793
Finance, and CFO	2014	888,000		–		1,829,298		1,731,951		1,120,656		2,727,863		102,490		8,400,258
M.J. Fox	2016	1,241,000		–		3,115,552		2,083,774		1,384,336		414,358		91,371		8,330,391
Executive Vice President,	2015	1,241,000		–		3,126,619		2,730,348		1,324,395		125,684		159,327		8,707,373
Strategy, Exploration & Technology	2014	1,241,000		–		2,884,300		2,730,645		1,872,421		417,999		177,039		9,323,404
A.J. Hirshberg	2016	1,178,200		–		2,751,504		1,840,685		1,314,282		2,262,525		121,457		9,468,653
Executive Vice President,	2015	1,096,000		–		2,761,283		2,411,712		1,169,651		1,190,020		159,072		8,787,738
Production, Drilling & Projects	2014	1,085,667		–		3,219,979		2,016,711		1,602,444		3,676,401		146,230		11,747,432
J.L. Carrig	2016	760,032		–		1,431,038		957,264		656,136		165,708		70,372		4,040,550
Senior Vice President,	2015	760,032		–		1,436,141		1,254,510		627,726		154,017		92,484		4,324,910
Legal, General Counsel & Corporate Secretary	2014	752,860		–		1,249,820		1,183,788		845,597		129,849		96,931		4,258,845
(1)
Includes any amounts that were voluntarily deferred under the Company's Key Employee Deferred Compensation Plan. The amount presented for Mr. Sheets includes a payment under the standard vacation policy of the Company for pay in lieu of vacation in connection with his retirement effective June 1, 2016.

(2)
Because our primary short-term incentive compensation arrangement for salaried employees (the "Variable Cash Incentive Program" or "VCIP") has mandatory performance measures that must be achieved before there is any payout to Named Executive Officers, amounts paid under VCIP are shown in the Non-Equity Incentive Plan Compensation column of the table, rather than the Bonus column.

(3)
Amounts shown represent the aggregate grant date fair value of awards made under the Performance Share Program ("PSP") during each of the years indicated, as determined in accordance with FASB ASC Topic 718. See the "Employee Benefit Plans" section of Note 18 in the Notes to Consolidated Financial Statements in the Company's 2016 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination.

The amounts shown for stock awards are from our PSP awards. No off-cycle awards were granted to any of the Named Executive Officers during 2014, 2015 and 2016. The amounts shown for awards from PSP relate to the respective three-year performance periods that began in each of the years presented. Performance periods under PSP generally cover a three-year period and, as a new performance period has begun each year since the program commenced, there are three overlapping performance periods ongoing at any time.

60	ConocoPhillips 2017 PROXY STATEMENT

The amounts shown for 2014 include the full initial target for PSP XII for the performance period January 2014—December 2016, as well as any incremental targets set during 2014 with regard to any ongoing performance period as a result of promotions. The amounts shown for 2015 include the full initial target for PSP XIII for the performance period January 2015—December 2017, as well as any incremental targets set during 2015 with regard to any ongoing performance period as a result of promotions. The amounts shown for 2016 include the full target for PSP XIV for the performance period January 2016—December 2018, as well as any incremental targets set during 2016 with regard to any ongoing performance period as a result of promotions.

Amounts shown represent the grant date fair value at target level under the PSP as determined pursuant to FASB ASC Topic 718. Amounts are shown at target for each year since it is most probable at the setting of the target for the applicable performance periods that targets will be achieved. If payout was made at maximum levels for company performance and excluding any individual adjustments, the amounts shown would double from the targets shown, although the value of the actual payout would be dependent upon the stock price at the time of the payout. If payout was made at minimum levels, the amounts would be reduced to zero. No adjustment is made to the target shown for prior years based upon any change in probability subsequent to the time the target is set. Changes to targets resulting from promotion or demotion of a Named Executive Officer are shown as awards in the year of the promotion or demotion, even though the awards may relate to a program period that began in an earlier year.

Actual payouts with regard to the targets for PSP XII (January 2014—December 2016), were approved by the HRCC at its February 2017 meeting, at which the Committee determined the payouts to be made to Senior Officers (including the Named Executive Officers) for the performance period that began in January 2014 and ended in December 2016. Pursuant to that decision, payouts were made in February 2017 (with values shown at fair market value on the date of settlement) to the Named Executive Officers as follows: Mr. Lance, 82,226 units valued at $3,919,713; Mr. Wallette, 24,204 units valued at $1,153,805; Mr. Sheets, 19,809 units valued at $944,295; Mr. Fox, 38,773 units valued at $1,848,309; Mr. Hirshberg, 33,930 units valued at $1,617,443; and Ms. Carrig, 16,801 units valued at $800,904. Under the terms and conditions of the awards, participants were able to make elections prior to the beginning of the performance period to defer all or a portion of the award value into the Company's Key Employee Deferred Compensation Plan. Mr. Lance deferred 20% of the value, equal to $783,943 and Mr. Wallette deferred 100% of the value, equal to $1,109,689 (net of taxes withheld). See also the section on Nonqualified Deferred Compensation beginning on page 73 for further information, although, since these amounts were not deferred until 2017, they are not reflected in the table.

For target awards for program periods beginning in 2013 and later, the escrow period ends shortly after the end of the performance period, except that in the cases of termination due to death, layoff, or retirement, or after disability or a change in control, the escrow period ends at the exceptional termination event. In the event of termination due to layoff or early retirement after age 55 with five years of service, restrictions lapse unless the employee has elected to defer receipt of the payout until a later time. For programs beginning in 2012 and later, settlement will be made in cash rather than unrestricted shares, although the employee may elect, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan.

(4)
Amounts represent the dollar amount recognized as the aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718. See the "Employee Benefit Plans" section of Note 18 in the Notes to Consolidated Financial Statements in the Company's 2016 Annual Report on Form 10-K for a discussion of the relevant assumptions used in this determination. All such options were awarded under the Company's Stock Option Program. Options awarded to Named Executive Officers under that program generally vest in three equal annual installments beginning with the first anniversary from the date of grant and expire ten years after the date of grant. However, if a Named Executive Officer has attained the early retirement age of 55 with five years of service, the value of the options granted is taken in the year of grant or over the number of months until the executive attains age 55 with five years of service.

Option awards are made in February of each year at a regularly-scheduled meeting of the HRCC. Occasionally, option awards may be made at other times, such as upon the commencement of employment of an individual. In determining the number of shares to be subject to these option grants, the HRCC uses a Black-Scholes-Merton-based methodology to value the options.

(5)
Includes amounts paid under VCIP and amounts that were voluntarily deferred to the Company's Key Employee Deferred Compensation Plan. See the section on Nonqualified Deferred Compensation beginning on page 73 for further information. See also note 2 above.

(6)
Amounts represent the actuarial increase in the present value of the Named Executive Officer's benefits under all pension plans maintained by the Company determined using interest rate, discount rate and mortality rate assumptions consistent with those used in the Company's financial statements. Interest rate assumption changes have a significant impact on the pension values with periods of lower interest rates having the effect of increasing the actuarial values reported and vice versa. The discount rate assumptions and discount periods from the assumed retirement age to current age used in determining the present value may also have a significant impact on the pension values with lower discount rates having the effect of increased actuarial values reported and vice versa, and shorter discount periods having the effect of increased actuarial values reported and vice versa. The years of service credited is also a factor in the benefit accrual, and for each additional year of service credit, this will generally result in an increase in the actuarial values reported. Furthermore, with the increase in pensionable earnings that occurred with the promotions of the Named Executive Officers as a result of increased responsibilities upon the spinoff in 2012 and, for Messrs. Wallette and Hirshberg, as a result of the new allocation of responsibilities with the retirement of Mr. Sheets in 2016, the three-year final average earnings used as a factor in the benefit accrual has increased, resulting in a significant increase in the actuarial values reported each year until the three-year period has passed. This applies to each of the Named Executive Officers other than Mr. Fox and Ms. Carrig, who are not in a final average earnings title of the Company's U.S. pension plans. The increase in Mr. Lance's lump sum value of pension for 2016 reflects a lower discount rate assumption, an additional year of age which increases his pension value to a shorter discount period from the assumed retirement age to current age, an additional year of credited service, and an increase in final average earnings offset by changes in actuarial factors such as mortality assumptions. See Pension Benefits beginning on page 69 of this Proxy Statement for further information.

(7)
Mr. Sheets retired effective June 1, 2016.

With regard to the retirement of Mr. Sheets, awards under VCIP and PSP (respectively reflected in the Non-Equity Incentive Plan Compensation ($) and Stock Awards ($) columns above) are usually reduced to reflect service for less than the full time of the relevant performance period, subject to the discretion of the HRCC to set actual payout. For PSP, except in cases of death, disability, or demotion, if the employee has participated for less than a year in a program period, awards related to that program period are forfeited. The amounts shown for VCIP in the Non-Equity Incentive Plan Compensation ($) above reflect actual amounts paid for the applicable time. The amounts shown for PSP in the Stock Awards column ($) above reflect the gross targets set for awards for 2016, 2015, and 2014. For 2014, relating to the performance period beginning in 2014, the amount actually paid out in accordance with the decision of the HRCC at its February 2017 meeting, reflecting reductions for service of less than the full time of the performance period, was $944,295. For 2015, relating to the performance period beginning in 2015, the amounts shown reflect the gross target amount prior to any such reductions, although it is expected that the HRCC will reduce the payout to be determined at its February 2018 meeting to account for service in only 17 full months during the three-year performance period. Due to his retirement less than one year after the beginning of the performance period that began in 2016, Mr. Sheets forfeited the target awards for PSP XIV for the 2016 through 2018 performance period shown in the Table above for 2016, and his target for that award was reduced to zero.

For options reflected in the Option Awards ($) column, except in cases of death or disability, if the employee retires prior to a date six months from the grant date, the option award will be forfeited. If the employee retires after a date that is six months from the grant date, the option award is retained. The 2016 option amount shown in the Option Awards ($) column for Mr. Sheets reflects the gross amount prior to any such reductions. Due to his retirement less than six months after the grant date, Mr. Sheets forfeited his 2016 stock option award, and his payout for that award was reduced to zero. With regard to his 2014 and 2015 stock option awards shown in the Option Awards ($) column, due to his retirement more than six months after the grant date, Mr. Sheets retained these stock option awards; the original vesting schedule continues to apply and the term remains ten years from original grant date.

(8)
In accordance with SEC rules prohibiting issuers from reporting a negative value in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column, Mr. Sheet's total compensation excludes the effect of the distribution payments of his pension benefits as shown in the Pension Benefits Table on page 72.

ConocoPhillips 2017 PROXY STATEMENT	61

Summary Compensation Table continued

(9)
As discussed in Compensation Discussion and Analysis beginning on page 30 of this Proxy Statement, ConocoPhillips provides its executives with a number of compensation and benefit arrangements. The tables below reflect amounts earned under those arrangements. We have excluded the cost of benefits that are generally available to our U.S.-based salaried employees, such as our medical, dental, life and accident insurance, disability, and health savings and flexible spending account arrangements. All of our Named Executive Officers are U.S.-based salaried employees. Certain of the amounts reflected below were paid in local currencies for Named Executive Officers with foreign compensation, which we value in this table in U.S. dollars using a monthly currency valuation for the month in which costs were incurred. All Other Compensation includes the following amounts, which were determined using actual cost paid by the Company unless otherwise noted:

Name		Personal Use of Company Aircraft	(a)	Home Security and Other Security Related Costs	(b)	Executive Group Life Insurance Premiums	(c)	Tax Reimbursement Gross-Up	(d)	Expatriate	(e)	Meeting Presentations & Meeting Travel Reimbursement	(f)	Matching Gift Program	(g)	Matching Contributions Under the Tax-Qualified Savings Plans	(h)	Company Contributions to Non-Qualified Defined Contribution Plans	(i)
		($)		($)		($)		($)		($)		($)		($)		($)		($)
R.M. Lance	2016	$121,694		$–		$4,692		$5,245		$–		$1,806		$10,000		$15,900		$86,100
	2015	104,258		5,721		4,692		7,770		–		1,345		25,000		23,850		129,150
	2014	200,846		50,934		4,692		20,055		22,078		1,171		15,000		23,400		129,600
D.E. Wallette, Jr.	2016	–		–		4,848		130		–		179		–		15,900		40,473
	2015	–		97		4,510		2,050		–		97		–		23,850		54,810
	2014	–		7,260		4,510		9,436		30,456		662		–		25,597		55,260
J.W. Sheets	2016	–		–		1,909		2,436		–		3,371		–		15,900		6,300
(retired)	2015	–		–		4,582		8,179		–		691		–		23,850		56,070
	2014	–		–		4,582		2,470		–		518		15,000		23,400		56,520
M.J. Fox	2016	–		–		6,404		1,578		–		179		8,750		15,900		58,560
	2015	–		–		6,404		25,114		–		1,119		15,000		23,850		87,840
	2014	–		10,231		3,425		43,043		–		2,103		1,000		28,947		88,290
A.J. Hirshberg	2016	24,103		–		6,080		10,403		–		179		10,000		15,900		54,792
	2015	–		19,469		3,025		26,839		–		1,099		10,000		23,850		74,790
	2014	1,283		–		2,997		26,870		–		604		15,000		25,166		74,310
J.L. Carrig	2016	–		–		3,922		769		–		79		20,000		15,900		29,702
	2015	–		2,399		3,922		1,158		–		1,602		15,000		23,850		44,553
	2014	–		2,864		3,885		7,425		–		–		15,000		23,400		44,357
(a)
Amounts in this column represent the approximate incremental cost to ConocoPhillips for personal use of the aircraft, including travel for any family member or guest. Approximate incremental cost has been determined by calculating the variable costs for each aircraft during the year, dividing that amount by the total number of miles flown by that aircraft, and multiplying the result by the miles flown for personal use during the year. However, where there were identifiable costs related to a particular trip—such as airport landing fees or food and lodging for aircraft personnel who remained at the location of the personal trip—those amounts are separately determined and included in the table above. The amounts shown include incremental costs associated with flights to the Company hangar or other locations without passengers (commonly referred to as "deadhead" flights) which related to the non-business use of the aircraft by a Named Executive Officer. The Company's Comprehensive Security Program requires that the CEO, Mr. Lance, fly on Company aircraft, unless the Global Security Department determines that other arrangements represent an acceptable risk.

(b)
The use of a home security system is required as part of ConocoPhillips' Comprehensive Security Program for certain executives and employees, including the Named Executive Officers, based on risk assessments made by the Company's Global Security Department. Amounts shown represent the approximate incremental cost to ConocoPhillips for the installation and maintenance of the home security system with features required by the Company in excess of the cost of a "standard" system typical for homes in the neighborhoods where the Named Executive Officers' homes are located. The Named Executive Officer pays the cost of the "standard" system him- or herself. In addition, amounts shown reflect other security costs, primarily related to transportation and protection services provided under our Comprehensive Security Program if risk assessment indicated that enhanced procedures were warranted when an executive attended certain public events.

(c)
The amounts shown are for premiums paid by the Company for executive group life insurance provided by the Company, with a value equal to the employee's annual salary. In addition, certain employees of the Company, including the Named Executive Officers, are eligible to purchase group variable universal life insurance policies for which the employee pays all costs, at no incremental cost to the Company.

(d)
The amounts shown are for payments by the Company relating to certain taxes incurred by the employee. These taxes arise primarily when the Company requests family members or other guests to accompany the employee to Company functions and, as a result, the employee is deemed to make a personal use of Company assets (for example, when a spouse accompanies an employee on a Company aircraft) or when a retirement presentation is made to an employee. The Company believes that such expenses are appropriately characterized as a business expense and, if the employee has imputed income in accordance with the applicable tax laws, the Company will generally reimburse the employee for any increased tax costs.

(e)
Messrs. Lance and Wallette were previously on assignment in Singapore, and Mr. Fox was previously on assignment in Canada related to service prior to his re-joining the Company in January 2012. These amounts reflect net expatriate benefits under our standard policies for such service outside the United States, and these amounts include payments for increased tax costs related to such expatriate assignments and benefits. Amounts shown in the table above also reflect amended tax equalization and similar payments under our expatriate services policies that were made to and from, or on behalf of, the Named Executive Officer that were paid or received during a given year but apply to earnings of prior years, but which were unknown or not capable of being estimated with any reasonable degree of accuracy in prior years. These amounts are returned to the Company when they are known or received through the tax reporting and filing process. Not included in the table are amounts less than $0 that primarily relate to tax amounts returned to the Company in the normal course of the expatriate tax protection process that may relate to a prior period. The amounts noted for Mr. Fox would have been negative $41,455 in 2014, with a further positive adjustment of $1,065, for a net negative amount of $40,390. The amounts noted for Mr. Fox would have been negative $16,909 in 2015, with a further positive adjustment of $1,292, for a net negative amount of $15,617.

(f)
The amounts in this column represent the cost of presentations made to employees and their spouses at Company meetings and reimbursements for the cost of spousal attendance at such meetings. For Mr. Sheets, $3,371 relates to retirement presentations reflecting the practice of the Company to make presentations to its retiring employees, especially those of long service. The amounts shown reflect invoiced cost to the Company.

62	ConocoPhillips 2017 PROXY STATEMENT

(g)
The Company maintains a Matching Gift Program under which certain gifts by employees to qualified educational or charitable institutions are matched. For executives, the program matches up to $10,000 with regard to each program year (the limit was reduced from $15,000 effective June 1, 2015, for gifts made before that date). Administration of the program can cause more than the limit to be paid in a single fiscal year of the Company, due to processing claims from more than one program year in that single fiscal year. The amounts shown are for the actual payments by the Company during the year.

(h)
Under the terms of its tax-qualified defined contribution plans, the Company makes matching contributions and allocations to the accounts of its eligible employees, including the Named Executive Officers.

(i)
Under the terms of its nonqualified defined contribution plans, the Company makes contributions to the accounts of its eligible employees, including the Named Executive Officers. See the narrative, table, and notes to the Nonqualified Deferred Compensation section beginning on page 73 for further information.

ConocoPhillips 2017 PROXY STATEMENT	63

Grants of Plan-Based Awards Table

The Grants of Plan-Based Awards Table is used to show participation by the Named Executive Officers in the incentive compensation arrangements described below.

The columns under the heading Estimated Future Payouts Under Non-Equity Incentive Plan Awards show information regarding VCIP. The amounts shown in the table are those applicable to the 2016 program year using a minimum of zero and a maximum of 250 percent of VCIP target for each participant and do not represent actual payouts for that program year. Actual payouts for the 2016 program year were made in February 2017 and are shown in the Summary Compensation Table under the Non-Equity Incentive Plan Compensation column.

The columns under the heading Estimated Future Payouts Under Equity Incentive Plan Awards show information regarding PSP. The amounts shown in the table are those set for 2016 compensation tied to the 2016 through 2018 program period under PSP (PSP XIV) and do not represent actual payouts for that program year.

The All Other Option Awards column reflects option awards granted under the Stock Option Program. The option awards shown were granted on the same day that the target was approved and vest ratably over a three-year period. For the 2016 program year under the Stock Option Program, targets were set and awards granted at the regularly scheduled February 2016 meeting of the HRCC.

												All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price Of Options Awards Average Price ($Sh)(4)	Exercise or Base Price Of Options Awards Closing Price ($Sh)(5)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)					Estimated Future Payouts Under Equity Incentive Plan Awards(3)										Grant Date Fair Value of Stock and Options Awards(6) ($)
Name	Grant Date(1)	Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)		Maximum (#)
R.M. Lance		$–	$2,720,000		$6,800,000		–	–		–		–	–		–	–	–
	2/16/2016	–	–		–		–	–		–		–	819,900		$33.125	$32.76	$4,419,261
	2/16/2016	–	–		–		–	219,062		438,124		–	–		–	–	6,607,217
D.E. Wallette, Jr.		–	939,550		2,348,875		–	–		–		–	–		–	–	–
	2/16/2016	–	–		–		–	–		–		–	241,400		33.125	32.76	1,301,146
	2/16/2016	–	–		–		–	64,481		128,962		–	–		–	–	1,944,837
J.W. Sheets (retired)		–	888,000	(7)	2,220,000	(7)	–	–		–		–	–		–	–	–
	2/16/2016	–	–		–		–	–		–		–	245,200	(7)	33.125	32.76	1,321,628	(7)
	2/16/2016	–	–		–		–	65,514	(7)	131,028	(7)	–	–		–	–	1,975,994	(7)
M.J. Fox		–	1,427,150		3,567,875		–	–		–		–	–		–	–	–
	2/16/2016	–	–		–		–	–		–		–	386,600		33.125	32.76	2,083,774
	2/16/2016	–	–		–		–	103,296		206,592		–	–		–	–	3,115,552
A.J. Hirshberg		–	1,354,930		3,387,325		–	–		–		–	–		–	–	–
	2/16/2016	–	–		–		–	–		–		–	341,500		33.125	32.76	1,840,685
	2/16/2016	–	–		–		–	91,226		182,452		–	–		–	–	2,751,504
J.L. Carrig		–	676,428		1,691,070		–	–		–		–	–		–	–	–
	2/16/2016	–	–		–		–	–		–		–	177,600		33.125	32.76	957,264
	2/16/2016	–	–		–		–	47,446		94,892		–	–		–	–	1,431,038
(1)
The grant date shown is the date on which the HRCC approved the target awards or in the case of prorated promotional awards under the PSP program, the effective date of the promotion. There were no promotional awards in 2016.

(2)
Threshold and maximum awards are based on the program provisions under VCIP. Actual awards earned can range from zero to 200 percent of the target awards for corporate and award unit performance, with a further possible adjustment of up to 50 percent of the target awards for individual performance. Amounts reflect estimated cash payouts under VCIP after the close of the performance period. The estimated amounts are calculated based on the applicable annual target and base salary for each Named Executive Officer in effect for the 2016 performance period including any salary increases during the year. While the program terms would also automatically adjust for salary decreases, these are not reflected in the table above (but see note 7 below with regard to Mr. Sheets and the effect of his retirement). If threshold levels of performance are not met, then the payout can be zero. The HRCC also retains the authority to make awards under the program at its discretion. Actual payouts under VCIP for 2016 are based on actual base salaries earned in 2016 and are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 60.

(3)
Threshold and maximum awards are based on the program provisions under the PSP. Actual awards earned can range from zero to 200 percent of the target awards. The HRCC retains the authority to make awards under the program at its discretion, including awards greater than the maximum payout, although at its December 2014 meeting, the HRCC adopted a resolution limiting the award to 200 percent of target for future awards.

(4)
The exercise price is the average of the high and low prices of ConocoPhillips common stock, as reported on the NYSE, on the date of the grant (or on the last preceding date for which there was a reported sale, in the absence of any reported sales on the grant date). Accordingly, the option has no immediately realizable value on the grant date, and any potential payout reflects an increase in share price after the grant date. The Company's stockholder-approved 2014 Omnibus Stock and Performance Incentive Plan provides for the use of such an average price in setting the exercise price on options, unless the HRCC directs otherwise. The immediate predecessor plans, the stockholder-approved 2004, 2009, and 2011 Omnibus Stock and Performance Incentive Plans, had the same provision. Grants made before May 13, 2009, were made under the 2004 Plan, grants made before May 11, 2011, but after May 12, 2009, were made under the 2009 Plan, and grants made before May 13, 2014, but after May 11, 2011, were made under the 2011 Plan.

64	ConocoPhillips 2017 PROXY STATEMENT

(5)
The closing price is the closing price of ConocoPhillips common stock, as reported on the NYSE, on the date of the grant.

(6)
For equity incentive plan awards, these amounts represent the grant date fair value at target level under PSP as determined pursuant to FASB ASC Topic 718 and reflected in the Stock Awards column in the Summary Compensation Table on page 60. For option awards, these amounts represent the grant date fair value of the option awards determined under FASB ASC Topic 718 using a Black-Scholes-Merton-based methodology to value the options. Actual value realized upon vesting of the PSP award or option exercise depends on market prices at the time of exercise. See the "Employee Benefit Plans" section of Note 18 in the Notes to Consolidated Financial Statements in the Company's 2016 Annual Report on Form 10-K, for a discussion of the relevant assumptions used in this determination.

(7)
Mr. Sheets retired effective June 1, 2016.

With regard to the retirement of Mr. Sheets, awards under VCIP and PSP (the target award levels of which are reflected in the Estimated Future Payouts Under Non-Equity Incentive Plan Awards and Estimated Future Payouts Under Equity Incentive Plan Awards columns) are usually reduced to reflect service for less than the full time of the relevant performance period, subject to the discretion of the HRCC to set actual payout. For VCIP, the estimated amounts are calculated based on the applicable annual target and base salary for Mr. Sheets in effect for the 2016 performance period without regard to the reduction due to his retirement. The actual payout for VCIP for Mr. Sheets for the 2016 program year is shown in the Summary Compensation Table. For PSP, except in cases of death, disability, or demotion, if the employee has participated for less than a year in a program period, awards related to that program period are forfeited. The PSP amounts shown above reflect the gross amount prior to any such reductions. Due to his retirement less than one year after the beginning of the performance period, Mr. Sheets forfeited the target awards for PSP for the 2016 through 2018 performance period shown in the Table above, and his target for that award was reduced to zero, as discussed in note 7 to the Summary Compensation Table. Not related to the PSP targets for the 2016 through 2018 performance period shown in the Table above, Mr. Sheets' targets for PSP relating to the performance periods beginning in 2014 and 2015 were reduced to reflect service of less than the full time of the respective performance periods.

For options (2016 option grant of which is reflected in the All Other Option Awards: Number of Securities Underlying Options (#) column), except in cases of death or disability, if the employee retires prior to a date six months from the grant date, the option award will be forfeited. The option amounts shown above reflect the gross amount prior to any such reductions. Due to his retirement less than six months after the grant date, Mr. Sheets forfeited his 2016 stock option award, and his payout for that award was reduced to zero, as discussed in note 7 to the Summary Compensation Table.

ConocoPhillips 2017 PROXY STATEMENT	65

Outstanding Equity Awards at Fiscal Year End

The Outstanding Equity Awards at Fiscal Year End table is used to show equity awards measured in Company stock held by the Named Executive Officers.

	Option Awards(1)							Stock Awards(8)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(2)		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(15)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
R.M. Lance	35,485	(3)	–		–	$50.6100	02/08/2017	–		$–	–	$–
	44,896		–		–	60.5300	02/14/2018	–		–	–	–
	61,115		–		–	34.6700	02/12/2019	–		–	–	–
	98,949		–		–	36.9000	02/12/2020	–		–	–	–
	87,174		–		–	53.4700	02/10/2021	–		–	–	–
	105,098		–		–	54.8000	02/09/2022	–		–	–	–
	584,900		–		–	58.0775	02/05/2023	–		–	–	–
	379,600		189,800	(5)	–	65.4630	02/18/2024	–		–	–	–
	202,333		404,667	(6)	–	69.2450	02/17/2025	–		–	–	–
	–		819,900	(7)	–	33.1250	02/16/2026	–		–	–	–
	–		–		–	–	–	625,376	(9)	31,356,353	314,819	15,785,025
D.E. Wallette, Jr.	13,624	(3)	–		–	50.6100	02/08/2017	–		–	–	–
	13,377		–		–	60.5300	02/14/2018	–		–	–	–
	28,121		–		–	34.6700	02/12/2019	–		–	–	–
	31,311		–		–	36.9000	02/12/2020	–		–	–	–
	34,407		–		–	53.4700	02/10/2021	–		–	–	–
	42,322		–		–	54.8000	02/09/2022	–		–	–	–
	128,500		–		–	58.0775	02/05/2023	–		–	–	–
	111,733		55,867	(5)	–	65.4630	02/18/2024	–		–	–	–
	59,566		119,134	(6)	–	69.2450	02/17/2025	–		–	–	–
	–		241,400	(7)	–	33.1250	02/16/2026	–		–	–	–
	–		–		–	–	–	174,521	(10)	8,750,483	92,667	4,646,323
J.W. Sheets (retired)(4)	17,386	(3)	–		–	50.6100	02/08/2017	–		–	–	–
	17,127		–		–	60.5300	02/14/2018	–		–	–	–
	43,146		–		–	34.6700	02/12/2019	–		–	–	–
	46,578		–		–	36.9000	02/12/2020	–		–	–	–
	53,131		–		–	53.4700	02/10/2021	–		–	–	–
	82,586		–		–	54.8000	02/09/2022	–		–	–	–
	149,500		–		–	58.0775	02/05/2023	–		–	–	–
	113,533		56,767	(5)	–	65.4630	02/18/2024	–		–	–	–
	60,533		121,067	(6)	–	69.2450	02/17/2025	–		–	–	–
	–		–		–	–	–	208,464	(11)	10,452,385	13,524	678,093
M.J. Fox	21,783		–		–	54.8000	02/09/2022	–		–	–	–
	162,134		–		–	58.0775	02/05/2023	–		–	–	–
	179,000		89,500	(5)	–	65.4630	02/18/2024	–		–	–	–
	95,400		190,800	(6)	–	69.2450	02/17/2025	–		–	–	–
	–		386,600	(7)	–	33.1250	02/16/2026	–		–	–	–
	–		–		–	–	–	224,361	(12)	11,249,461	148,449	7,443,233
A.J. Hirshberg	87,174		–			53.4700	02/10/2021	–		–	–	–
	105,098		–		–	54.8000	02/09/2022	–		–	–	–
	174,200		–		–	58.0775	02/05/2023	–		–	–	–
	132,200		66,100	(5)	–	65.4630	02/18/2024	–		–	–	–
	84,266		168,534	(6)	–	69.2450	02/17/2025	–		–	–	–
	–		341,500	(7)	–	33.1250	02/16/2026	–		–	–	–
	–		–		–	–	–	214,618	(13)	10,760,947	131,103	6,573,504
J.L. Carrig	59,389		–		–	34.6700	02/12/2019	–		–	–	–
	64,184		–		–	36.9000	02/12/2020	–		–	–	–
	64,073		–		–	53.4700	02/10/2021	–		–	–	–
	75,768		–		–	54.8000	02/09/2022	–		–	–	–
	97,900		–		–	58.0775	02/05/2023	–		–	–	–
	77,600		38,800	(5)	–	65.4630	02/18/2024	–		–	–	–
	43,833		87,667	(6)	–	69.2450	02/17/2025	–		–	–	–
	–		177,600	(7)	–	33.1250	02/16/2026	–		–	–	–
	–		–		–	–	–	174,658	(14)	8,757,352	68,186	3,418,846
(1)
All options shown in the table have a maximum term for exercise of ten years from the grant date. Under certain circumstances, the terms for exercise may be shorter, and in certain circumstances, the options may be forfeited and cancelled. All awards shown in the table have associated restrictions on transferability.

(2)
The options shown in this column vested and became exercisable in 2016 or prior years (although under certain termination circumstances, the options may still be forfeited). Options become exercisable in one-third increments on the first, second, and third anniversaries of the grant date.

(3)
These options expired unexercised on February 8, 2017, the stock price on that date being less than the exercise price.

66	ConocoPhillips 2017 PROXY STATEMENT

(4)
Mr. Sheets retired effective June 1, 2016. With regard to the option awards for Mr. Sheets reflected in the Option Awards columns, the terms and conditions generally allow them to be exercised for up to ten years from the date of the initial grant. Grants made in 2014 and 2015 became, or will become, exercisable in one-third increments on the anniversary dates of the grants, and Mr. Sheets' retirement did not accelerate or terminate that exercisability. With regard to stock awards, target awards under PSP (the target award levels of which are reflected in the columns entitled Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)) are usually reduced to reflect service for less than the full time of the relevant performance period, subject to the discretion of the HRCC to set actual payout. The amounts shown reflect the prorated target amounts. The payout for PSP XII in the 2014 through 2016 performance period was determined by the HRCC at its February 2017 meeting, at which the HRCC set the final award, which included a proration of the award for time served during the performance period, as 19,809 units. Restrictions on the PSP XII award lapsed on February 18, 2017 and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Restrictions on the remaining outstanding PSP stock awards from earlier performance periods will lapse in accordance with program terms and conditions and Mr. Sheets' deferral elections with distribution occurring over periods ranging from 6 months to 10 years unless he elects to make further deferrals. With certain awards, the shares were canceled but the value of the awards was deferred to the Key Employee Deferred Compensation Plan (KEDCP) with distribution occurring in 6 months or in installments over 10 years following separation. See the Option Exercises and Stock Vested table on page 69 for a discussion of awards vested in 2016. For the Stock Option Program, except in cases of death or disability, if the employee has participated for less than six months after a grant, awards related to that grant are forfeited. For the PSP, except in cases of death, disability, or demotion, if the employee has participated for less than a year in a performance period, awards related to that performance period are forfeited. The amounts shown above for target awards under PSP XIII made for the 2015 through 2017 performance period reflect the net amount after such reductions. Due to his retirement less than six months after the 2016 stock option grant and less than one year after the beginning of the 2016 to 2018 performance period for PSP XIV, Mr. Sheets forfeited the option awards for the 2016 program period and the target awards for PSP XIV and his payout for those awards was reduced to zero, as shown in note 7 to the Summary Compensation Table and are not included in the outstanding equity amounts shown in the Table above.

(5)
Represents the final one-third vesting of the February 18, 2014, grant, which became exercisable on February 18, 2017.

(6)
Represents the final two-thirds vesting of the February 17, 2015, grant, half of which became exercisable on February 17, 2017, and the remainder to become exercisable on February 17, 2018.

(7)
Represents the February 16, 2016, grant, one-third of which became exercisable on February 16, 2017, one-third of which will become exercisable on February 16, 2018, and the final third of which will become exercisable on February 16, 2019.

(8)
No stock awards were made to the Named Executive Officers in 2016 except as a long-term incentive award payout under the PSP (shown in the columns labeled "Stock Awards") or pursuant to elections made by a Named Executive Officer to receive cash compensation in the form of restricted stock units. Amounts above include PSP awards for the performance period that completed in December 2016 (PSP XII), shown at adjusted target. At its February 14, 2017 meeting, the HRCC approved final payout levels for the Named Executive Officers with regard to PSP XII, as follows: Mr. Lance, 82,226 units; Mr. Wallette, 24,204 units; Mr. Sheets,19,809 units; Mr. Fox, 38,773 units; Mr. Hirshberg, 33,930 units; and Ms. Carrig, 16,801 units. Stock awards shown in the columns entitled Number of Shares or Units of Stock That Have Not Vested and Market Value of Shares or Units of Stock That Have Not Vested continue to have restrictions upon transferability. Under the PSP, stock awards are made in the form of restricted stock units or restricted stock, the former having been used in the most recent awards. The terms and conditions of both are substantially the same, requiring restriction on transferability until separation from service from the Company, although for performance periods beginning after 2008 and before 2013, restrictions will lapse five years from the anniversary of the grant date unless the employee has elected prior to the beginning of the performance period to defer the lapsing of such restrictions until separation from service from the Company. For performance periods beginning after 2012, restrictions will lapse three years after the award date. Except in cases where the five-year provision applies, forfeiture is expected to occur if the separation is not the result of death, disability, layoff, retirement after the executive has reached the age of 55 with five years of service, or after a change of control, although the HRCC has the authority to waive forfeiture. Restricted stock awards have voting rights and pay dividends. Restricted stock unit awards have no voting rights and pay dividend equivalents, but no dividend equivalents are paid or accrued for awards made under the PSP until after the applicable performance period has ended. Dividend equivalents, if any, on restricted stock units held are paid in cash or credited to each officer's account in the form of additional stock units. Neither pays dividends or dividend equivalents at preferential rates. Restricted stock held by the Named Executive Officers prior to November 17, 2001 was converted to restricted stock units prior to the completion of the merger of Conoco Inc. and Phillips Petroleum Company, with the original restrictions still in place. Awards for ongoing performance periods under PSP beginning prior to 2016 (PSP XIII [January 2015—December 2017] and PSP XIV [January 2016—December 2018]) are shown at target levels in the columns entitled Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested and Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested. There is no assurance that these awards will be granted at, below, or above target after the end of the relevant performance periods, as the determination of whether to make an actual grant and the amount of any actual grant for Named Executive Officers is within the discretion of the HRCC. Until an actual grant is made, these target awards have no voting rights and pay no dividends or dividend equivalents. Stock awards shown reflect the closing price of ConocoPhillips common stock, as reported on the NYSE, on December 30, 2016 ($50.14), the last trading day of 2016.

Amounts presented in Number of Shares or Units of Stock That Have Not Vested and Market Value of Shares or Units of Stock That Have Not Vested represent restricted stock and restricted stock unit awards granted with respect to prior periods. The plans and programs under which such grants were made provide that awards made in the form of restricted stock and restricted stock units be held in such form until the recipient retires (with respect to awards made before 2009) or eight years (with respect to awards made from 2009 through 2012), with the possible election to hold until retirement, or three years (with regard to awards made in 2013 or later), with payouts for the last to be made in cash (unless voluntarily deferred to an account in the Company's Key Employee Deferred Compensation Plan). If such awards immediately vested upon completion of the relevant performance period, as we are informed by our compensation consultant is more typical for restricted stock programs, the amounts reflected in this column would be zero for awards made in years prior to 2012.

(9)
Includes 7,624 restricted shares for LTIP VIII—PSP I initial payout for which restrictions lapse at retirement; includes 5,834 restricted stock units for LTIP VIII—LTIP IX for which restrictions lapse at retirement; includes 106,204 restricted stock units related to grants for PSP I final payout—PSP VI for which restrictions lapse following separation from service; includes 99,538 restricted stock units related to grants for PSP VII—PSP IX for which restrictions lapse five years from grant date; includes 31,939 restricted stock units related to grants for PSP VIII Tail, 117,833 restricted stock units related to grants for PSP IX Tail, 162,965 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 93,439 restricted stock units related to grants for the PSP XII target award. The actual payouts with regard to the targets for PSP XII were approved by the HRCC at its February 2017 meeting, and pursuant to that decision, Mr. Lance received a payout of 82,226 units. Restrictions on the PSP XII award lapsed on February 18, 2017 and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. For certain other awards, Mr. Lance has voluntarily elected to defer the lapsing of restrictions until separation from service. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 44,801 restricted stock units related to PSP VII on February 9, 2017.

(10)
Includes 31,099 restricted stock units related to grants for PSP I final payout—PSP VI for which restrictions lapse following separation from service; includes 38,061 restricted stock units related to grants for PSP VII—PSP IX for which restrictions lapse five years from grant date; includes 6,528 restricted stock units related to grants for PSP VIII Tail, 27,552 restricted stock units

ConocoPhillips 2017 PROXY STATEMENT	67

Outstanding Equity Awards at Fiscal Year End continued

  related to grants for PSP IX Tail, and 43,777 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 27,504 restricted stock units related to grants for the PSP XII target award. The actual payouts with regard to the targets for PSP XII were approved by the HRCC at its February 2017 meeting, and pursuant to that decision, Mr. Wallette received a payout of 24,204 units. Restrictions on the PSP XII award lapsed on February 18, 2017 and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. For certain other awards, Mr. Wallette has voluntarily elected to defer the lapsing of restrictions until separation from service. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 16,622 restricted stock units related to PSP VII on February 9, 2017.

(11)
Includes 61,433 restricted stock units related to grants for PSP I final payout—PSP VI for which restrictions lapse following separation from service; includes 38,636 restricted stock units related to grants for PSP VIII—PSP IX for which restrictions lapse five years from grant date; includes 7,021 restricted stock units related to grants for PSP VIII Tail, 30,251 restricted stock units related to grants for PSP IX Tail, and 48,613 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 22,510 restricted stock units related to grants for the PSP XII target award including a proration of the award for time served during the performance period. The actual payouts with regard to the targets for PSP XII were approved by the HRCC at its February 2017 meeting, and pursuant to that decision, Mr. Sheets received a payout of 19,809 units. Restrictions on the PSP XII award lapsed on February 18, 2017 and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. For certain other awards, Mr. Sheets has voluntarily elected to defer the lapsing of restrictions until separation from service. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 27,793 restricted stock units related to PSP VII on October 28, 2016.

(12)
Includes 5,684 restricted stock units related to grants for PSP VIII and IX for which restrictions lapse five years from grant date; includes 11,303 restricted stock units related to grants for PSP VIII Tail, 49,591 restricted stock units related to grants for PSP IX Tail, and 74,172 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 44,060 restricted stock units related to grants for the PSP XII target award. The actual payouts with regard to the targets for PSP XII were approved by the HRCC at its February 2017 meeting, and pursuant to that decision, Mr. Fox received 38,773 units. Restrictions on the PSP XII award lapsed on February 18, 2017 and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. The table also includes 39,551 restricted stock units for which restrictions on the remaining 50 percent lapsed on January 1, 2017. The other 50 percent previously lapsed on January 1, 2016. Subsequent elections may also impact the final timing of the payout of these awards.

(13)
Includes 63,407 restricted stock units related to grants for PSP VII—PSP IX for which restrictions lapse five years from grant date; includes 10,698 restricted stock units related to grants for PSP VIII Tail, 38,322 restricted stock units related to grants for PSP IX Tail, and 63,634 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 38,557 restricted stock units related to grants for the PSP XII target award. The actual payouts with regard to the targets for PSP XII were approved by the HRCC at its February 2017 meeting, and pursuant to that decision, Mr. Hirshberg received 33,930 units. Restrictions on the PSP XII award lapsed on February 18, 2017 and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 20,554 restricted stock units related to PSP VII on February 9, 2017.

(14)
Includes 34,242 restricted stock units related to grants for PSP III final payout—PSP VI for which restrictions lapse following separation from service; includes 63,174 restricted stock units related to grants for PSP VII—PSP IX for which restrictions lapse five years from grant date; includes 5,453 restricted stock units related to grants for PSP VIII Tail, 19,773 restricted stock units related to grants for PSP IX Tail, and 32,924 restricted stock units related to grants for PSP X, for which restrictions lapse five years from grant date of final approved award and that will be settled in cash, and 19,092 restricted stock units related to grants for the PSP XII target award. The actual payouts with regard to the targets for PSP XII were approved by the HRCC at its February 2017 meeting, and pursuant to that decision, Ms. Carrig received 16,801 units. Restrictions on the PSP XII award lapsed on February 18, 2017 and the award settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan. Subsequent elections may also impact the final timing of the payout of these awards. Restrictions lapsed on 27,477 restricted stock units related to PSP VII on February 9, 2017.

(15)
Reflects potential stock awards under ongoing performance periods for the PSP, for the performance periods from January 2015 through December 2017 (Mr. Lance, 95,757 target units; Mr. Wallette, 28,186 target units; Mr. Sheets, 13,524 target units reflecting the net amount after reductions as described in note 4 above; Mr. Fox, 45,153 target units; Mr. Hirshberg, 39,877 target units; and Ms. Carrig, 20,740 target units) and January 2016 through December 2018 (Mr. Lance, 219,062 target units; Mr. Wallette, 64,481 target units; Mr. Sheets, 0 target units reflecting the forfeiture of target units as described in note 4 above; Mr. Fox, 103,296 target units; Mr. Hirshberg, 91,226 target units; and Ms. Carrig, 47,446 target units). There is no assurance that these awards will be granted at, below, or above target after the end of the relevant performance periods, as the determination of whether to make an actual grant and the amount of any actual grant for Named Executive Officers is within the discretion of the HRCC.

68	ConocoPhillips 2017 PROXY STATEMENT

Option Exercises and Stock Vested

The Option Exercises and Stock Vested table is used to show equity awards measured in Company stock where there was an option exercised by, or a stock award that vested to, a Named Executive Officer during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized upon Exercise	Number of Shares Acquired on Vesting		Value Realized Upon Vesting
	(#)	($)	(#)		($)
R.M. Lance	–	–	126,302	(1)	$4,291,110
D.E. Wallette, Jr.	–	–	31,646	(1)	1,075,173
J.W. Sheets (retired)	–	–	74,106	(1)(2)	3,127,724
M.J. Fox	–	–	92,065	(1)(3)	3,624,867
A.J. Hirshberg	–	–	44,938	(1)	1,526,769
J.L. Carrig	–	–	24,376	(1)	828,175
(1)
On February 18, 2016, restrictions for PSP XI lapsed on the third anniversary of the grant date. This award was settled in cash, although the employee may have elected, prior to the beginning of the performance period, to have some or all of the settlement deferred into the Key Employee Deferred Compensation Plan.

(2)
Mr. Sheets retired effective June 1, 2016. Under the terms and conditions of the stock awards and Mr. Sheets' deferral elections, 27,793 restricted stock units valued at $1,252,492 under PSP VII covering the performance period beginning in 2009 lapsed six months after separation from service, 32,279 restricted stock units valued at $1,096,679 under PSP XI covering the performance period beginning in 2013 lapsed and settled in cash on February 18, 2016, and certain other awards were canceled and the value credited to the Key Employee Deferred Compensation Plan as described below. Amounts for target awards for performance periods under PSP beginning in 2014 and later are shown in the Outstanding Equity Awards at Fiscal Year End Table rather than in the Table above, since, as discussed in the applicable footnote to Outstanding Equity Awards at Fiscal Year End Table, determination of the amount of the payout and delivery, if any, is delayed until after 2016.

 With regard to certain restricted stock units and restricted stock awards received by Mr. Sheets during his employment, in accordance with the terms and conditions of these awards, the value of these awards were credited to Mr. Sheets' Key Employee Deferred Compensation Plan account in lieu of receiving unrestricted shares because he had not yet reached normal retirement age (age 65). Accordingly, upon his retirement, 8,310 ConocoPhillips restricted stock units valued at $481,814, 4,155 Phillips 66 restricted stock units valued at $366,492, 5,724 shares of ConocoPhillips restricted stock valued at $296,739 and 2,862 shares of Phillips 66 restricted stock valued at $241,143 were canceled and a total value of $1,386,188 was credited to his deferred compensation account. Only the amount of units and values for the ConocoPhillips awards are included in the table above.

(3)
On January 1, 2012, the HRCC approved a grant of 79,102 units (valued at $4,505,207) made to Mr. Fox as an inducement to his employment. The restrictions lapsed for 50 percent of the award on the fourth anniversary of the grant date. This resulted in a settlement of unrestricted stock on January 1, 2016 of 39,551 shares of common stock (prior to withholding for taxes) with a fair value on that date of $1,840,704.

Pension Benefits

ConocoPhillips maintains several defined benefit plans for its eligible employees. With regard to U.S.-based salaried employees, the defined benefit plan that is qualified under the Internal Revenue Code is the ConocoPhillips Retirement Plan ("CPRP").

The CPRP is a non-contributory plan that is funded through a trust. The CPRP consists of eight titles, each one corresponding to a different pension formula and having numerous other differences in terms and conditions. Employees are eligible for current participation in only one title (although an employee may also have a frozen benefit under one or more other titles), and eligibility is based on heritage company and time of hire. Of the Named Executive Officers, Messrs. Lance, Wallette, and Sheets (having been employees of Phillips Petroleum Company) are eligible for, and vested in, benefits under Title I of the CPRP, and Messrs. Fox and Hirshberg and Ms. Carrig are eligible for, and vested in, benefits under Title II.

Under Title I, employees become vested in the benefits after five years of service, and Messrs. Lance, Wallette, and Sheets are vested in their benefits under Title I. Under Title II, employees become vested in their benefits after three years of service, and Messrs. Fox and Hirshberg and Ms. Carrig are vested in their benefits under Title II. Titles I and II allow the employee to elect the form of benefit payment from among several annuity types or a single sum payment option, but all of the options are actuarially equivalent.

Title I provides a final average earnings type of pension benefit for eligible employees payable at normal or early retirement from the Company. Under Title I, normal retirement occurs upon termination on or after age 65; early retirement can occur at age 55 with five years of service (or if laid off during or after the year in which the participant reaches age 50). Under Title I, early retirement benefits are reduced by 5 percent per year for each year before age 60 that benefits are paid, but for benefits that commence at or after age 60, the benefit is unreduced. Messrs. Sheets and Wallette were eligible for early retirement at the end of 2016 under the terms of Title I; Mr. Lance was not.

Retirement benefits under Title I are calculated as the product of 1.6 percent times years of credited service multiplied by the final annual eligible average compensation. Final annual eligible average compensation is calculated using the three highest consecutive years in the last 10 calendar years before retirement plus the year of retirement. Such benefits are reduced by the product of 1.5 percent of the annual primary Social Security benefit multiplied by years of credited service, although a maximum reduction limit of 50 percent may apply in certain cases. The formula below provides an illustration as to how the retirement benefits are calculated. For purposes of the formula, "pension compensation" denotes the final annual eligible average compensation described above.

[1.6% × Pension Compensation × Years of Credited Service]– [1.5% × Annual Primary SS Benefit × Years of Credited Service]

ConocoPhillips 2017 PROXY STATEMENT	69

Pension Benefits continued

Eligible pension compensation generally includes salary and annual incentive compensation. However, under Title I, if an eligible employee receives layoff benefits from the Company, eligible pension compensation includes the annualized salary for the year of layoff, rather than actual salary, and years of credited service are increased by any period for which layoff benefits are calculated. Furthermore, certain foreign service as an employee of Phillips Petroleum Company is counted as time and a quarter when determining the service element in the benefit formula under Title I. Among the Named Executive Officers, only Mr. Wallette had any time credited for such foreign service. The notes to the table on page 72 provide further detail on that credited service. The plan was amended so that no extra service is credited with regard to foreign assignments after 1991.

Benefits under Title II are based on monthly pay and interest credits to a cash balance account created on the first day of the month after a participant's hire date. Pay credits are equal to a percentage of total salary and annual incentive compensation. Participants whose combined years of age and service total less than 44 receive a 6 percent pay credit, those with 44 through 65 receive a 7 percent pay credit, and those with 66 or more receive a 9 percent pay credit. Normal retirement age is 65, but participants may receive their vested benefit upon termination of employment at any age. Mr. Fox and Ms. Carrig are eligible for the 9 percent pay credit, while Mr. Hirshberg is eligible for the 7 percent pay credit.

Eligible pension compensation under Titles I and II is limited in accordance with the Internal Revenue Code. In 2016, that limit was $265,000. The Internal Revenue Code also limits the annual benefit (expressed as an annuity) available under Titles I and II. In 2016, that limit was $210,000 (reduced actuarially for ages below 62).

In addition to participation in the U.S.-based plans as described above, Mr. Fox is a participant in the ConocoPhillips UK Pension Plan (the UK Plan), a defined benefit pension plan that is funded through a trust, with regard to the time he was on the U.K. payroll. The UK Plan is a U.K. registered plan with Her Majesty's Revenue and Customs. The UK Plan consists of two sections: the ConocoPhillips section and the Heritage Conoco section. The ConocoPhillips section is contributory. The Heritage Conoco section is non-contributory. Mr. Fox is vested in and will be eligible for a benefit as a deferred vested participant in the Heritage Conoco section. Mr. Fox is retirement eligible, having reached age 55. The UK Plan provides a final average earnings type of pension benefit for eligible employees payable at normal pension age or early retirement upon approval by the Pension Board of Trustee Directors. Under the provisions of the UK Plan, a member is entitled to receive their full benefits upon attainment of normal pension age (60 in the case of a Heritage Conoco member) subsequent to termination. Early retirement may occur after termination after reaching age 55, but results in reduced benefits for each year prior to age 60 that benefits are paid. In general, retirement benefits are calculated as the product of 1.75% times years of credited service times final pensionable salary. Final pensionable salary is generally basic annual salary plus pensionable allowances earned in the 12 months before active membership in the UK Plan ceased. The UK Plan allows participants a choice of taking a full annuity or a tax free cash lump sum up to 25% of the value of the benefit and a reduced annuity. Both choices are actuarially equivalent and the lump sum is capped at 25% of the lifetime allowance.

As a registered pension plan, there is an annual limit placed on the amount of pension savings that benefit from tax relief (the "Annual Allowance"). Since Mr. Fox, is a deferred member of the plan and his pension does not increase during any pension input by more than the relevant percentage, he did not have any pension savings subject to the Annual Allowance. In addition, a lifetime allowance is imposed. The standard lifetime allowance for the current tax year is £1 million although a participant may apply for fixed protection at a higher level under certain circumstances. If the total value of U.K. registered pension benefits exceeds a participant's lifetime allowance, legislation dictates the excess will incur a tax penalty at the time of distribution.

In addition, the Company maintains several nonqualified pension plans. These are funded through the general assets of the Company, although the Company also maintains trusts of the type generally known as "rabbi trusts" that may be used to pay benefits under the nonqualified pension plans. The plan available to the Named Executive Officers is the ConocoPhillips Key Employee Supplemental Retirement Plan ("KESRP"). This plan is designed to replace benefits that would otherwise not be received due to limitations contained in the Internal Revenue Code that apply to qualified plans. The two such limitations that most frequently impact the benefits to employees are the limit on compensation that can be taken into account in determining benefit accruals and the maximum annual pension benefit. In 2016, the former limit was set at $265,000, while the latter was set at $210,000. The KESRP determines a benefit without regard to such limits, and then reduces that benefit by the amount of benefit payable from the related qualified plan, the CPRP. Thus, in operation the combined benefits payable from the related plans for the eligible employee equals the benefit that would have been paid if there had been no limitations imposed by the Internal Revenue Code. Benefits under KESRP are generally paid in a single sum at the later of age 55 or six months after retirement. When payments do not begin until after retirement, interest at then current six-month Treasury-bill rates, under most circumstances, will be credited on the delayed benefits. Distribution may also be made upon a determination of death or disability. Certain foreign service as an employee of Phillips Petroleum Company is counted as time and a quarter when determining the service element in the benefit formula under KESRP. Among the Named Executive Officers, only Mr. Wallette had any time credited for such foreign service. The notes to the table on page 72 provide further detail on that credited service. Each of the Named Executive Officers is eligible for, and is vested in, KESRP.

70	ConocoPhillips 2017 PROXY STATEMENT

Mr. Lance was an employee of ARCO Alaska, which was acquired by Phillips Petroleum Company in 2000. As such, a special provision applies in calculating pension benefits for such employees under Title I. First, the Company calculates a benefit under the Title I formula using service with both ARCO and ConocoPhillips, subtracting from the result the value of the benefit under the ARCO plan through the time of the acquisition (for which the BP Retirement Accumulation Plan remains liable, after the acquisition of ARCO by BP and certain plan mergers). Next, the Company calculates a benefit under the Title I formula using only service with ConocoPhillips. The Company compares the results of the two methods and the employee receives the larger benefit. For Mr. Lance, that calculation currently provides a larger benefit under the first method. The table reflects that benefit, showing only the value payable from the plan of ConocoPhillips, not from the BP Retirement Accumulation Plan.

Mr. Fox was previously an employee of Conoco (U.K.) Limited, which merged with a Phillips subsidiary in 2002, at the merger of Conoco Inc. and Phillips Petroleum Company. Upon leaving the Company in 2003, Mr. Fox earned a deferred vested pension benefit in the ConocoPhillips UK Pension Plan. When Mr. Fox returned to ConocoPhillips in the United States, he became a participant in CPRP Title II. The time served as a participant in the UK Plan is taken into account when determining his Title II benefit in CPRP and his KESRP benefit.

Mr. Hirshberg was previously an employee of Exxon Mobil Corporation. In connection with his hiring by ConocoPhillips, the Company agreed to provide Mr. Hirshberg with a benefit under KESRP equal to the benefit calculated under KESRP for a participant in Title I of CPRP, reduced by actual benefits payable from CPRP or other ConocoPhillips plans and by estimated benefits payable from the plans of ExxonMobil. Mr. Hirshberg is vested in the benefit payable under KESRP. The table reflects that benefit, showing only the values payable from the plans of ConocoPhillips, not from the plans of ExxonMobil.

Except where otherwise noted, assumptions used in calculating the present value of accumulated benefits in the table are found in Note 18 in the Notes to Consolidated Financial Statements in the Company's 2016 Annual Report on Form 10-K.

ConocoPhillips 2017 PROXY STATEMENT	71

Pension Benefits continued

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
R.M. Lance	Title I—ConocoPhillips Retirement Plan	33	$1,025,540	$–
	ConocoPhillips Key Employee Supplemental Retirement Plan	33	28,003,980	–
D.E. Wallette, Jr.(2)	Title I—ConocoPhillips Retirement Plan	36	1,888,996	–
	ConocoPhillips Key Employee Supplemental Retirement Plan	36	12,070,047	–
J.W. Sheets(3)	Title I—ConocoPhillips Retirement Plan	36	–	2,104,660
(retired)	ConocoPhillips Key Employee Supplemental Retirement Plan	36	–	14,661,492
M.J. Fox(4)	Title II—ConocoPhillips Retirement Plan	31	339,633	–
	ConocoPhillips UK Pension Plan	20	1,245,514	–
	ConocoPhillips Key Employee Supplemental Retirement Plan	31	1,070,704	–
A.J. Hirshberg(5)	Title II—ConocoPhillips Retirement Plan	6	245,389	–
	ConocoPhillips Key Employee Supplemental Retirement Plan	34	14,418,028	–
J.L. Carrig(6)	Title II—ConocoPhillips Retirement Plan	10	230,537	–
	ConocoPhillips Key Employee Supplemental Retirement Plan	10	791,795	–
(1)
In determining the present value of the accumulated benefit for each Named Executive Officer, the eligible pension compensation, as defined on pages 69 through 72, used to calculate the amounts for US plans in this column as of December 31, 2016, for each Named Executive Officer is: Mr. Lance, $5,270,489; Mr. Wallette, $1,958,256; Mr. Sheets, $2,026,943; Mr. Fox, $2,565,395; Mr. Hirshberg, $2,598,733; and Ms. Carrig, $1,387,758. Mr. Fox's UK pension benefit and eligible pension compensation of $102,749 was converted to U.S. dollars at an exchange rate per British Pound Sterling of $1.2345 as of December 31, 2016.

(2)
Includes additional credited service for Mr. Wallette of 7.25 months related to foreign service prior to 1992, when the credit was discontinued.

(3)
Mr. Sheets retired effective June 1, 2016 and subsequently during 2016 received lump-sum distributions of his CPRP and KESRP benefits. With these payments, the obligations under both CPRP and KESRP for pension benefits to Mr. Sheets have been fulfilled.

(4)
Mr. Fox became an employee of ConocoPhillips on January 1, 2012. Prior to joining ConocoPhillips, Mr. Fox was an employee of Nexen Inc. None of the benefits earned by Mr. Fox as an employee of Nexen are included in the table. The service credited to Mr. Fox does not include his time of service with Nexen. However, prior to his service at Nexen, Mr. Fox had been an employee of ConocoPhillips and ConocoPhillips UK. Mr. Fox's service shown in the table includes that prior service with ConocoPhillips, in accordance with the standard terms and conditions of the applicable plans. Under Title II, and related provisions in KESRP, Mr. Fox received pay credits equal to 9% of his pension compensation in 2016, when his combined age and years of service exceeded 65. See the narrative above for a discussion of this feature. For these purposes, years of service would include total years of service with ConocoPhillips, which, in Mr. Fox's case, are 31.

(5)
Mr. Hirshberg became an employee of ConocoPhillips on October 6, 2010. Prior to joining ConocoPhillips, Mr. Hirshberg was employed by ExxonMobil and participated in its defined benefit plans. None of the benefits earned by Mr. Hirshberg as an employee of ExxonMobil are included in the table. The service credited to Mr. Hirshberg does not include his time of service with ExxonMobil with regard to calculation of his benefit under Title II, but, pursuant to the offer letter and resolutions approved by the HRCC in connection with his hire, service credited to Mr. Hirshberg with regard to calculation of his benefit under KESRP as a deemed Title I participant does include his time of service with ExxonMobil. This is reflected in the table by showing different service crediting periods for Mr. Hirshberg with regard to each of the plans. In determining his benefit in accordance with Title II, the service crediting period for Title II is also included in the service crediting period for KESRP. Under Title II, and related provisions in KESRP, Mr. Hirshberg received pay credits equal to 7% of his pension compensation in 2016, when his combined age and years of service was 61. See the narrative above for a discussion of this feature. For these purposes, years of service would include total years of service with ConocoPhillips, which, in Mr. Hirshberg's case, are 6. For purposes of determining his benefit in KESRP as a deemed Title I participant, years of service would include both his total years of service with ExxonMobil and ConocoPhillips, which in Mr. Hirshberg's case, are 34.

(6)
Ms. Carrig became an employee of ConocoPhillips on August 1, 2006. Under Title II, and related provisions in KESRP, Ms. Carrig received pay credits equal to 9% of her pension compensation in 2016, when her combined age and years of service exceeded 65 See the narrative above for a discussion of this feature. For these purposes, years of service would include total years of service with ConocoPhillips, which, in Ms. Carrig's case, are 10.

72	ConocoPhillips 2017 PROXY STATEMENT

Nonqualified Deferred Compensation

ConocoPhillips maintains several nonqualified deferred compensation plans for its eligible employees in addition to the plans discussed in the Pension Benefits section beginning on page 69. Those available to the Named Executive Officers are briefly described below.

The Key Employee Deferred Compensation Plan of ConocoPhillips ("KEDCP") is a nonqualified deferral plan that permits certain key employees voluntarily to defer salary and VCIP (or other similar annual incentive compensation program payments that would otherwise be received in subsequent years). Beginning in 2016, amounts payable from PSP for performance periods ending in 2015 or later may be deferred to the KEDCP. The KEDCP permits eligible employees to defer compensation of up to 100 percent of PSP, up to 100 percent of VCIP, and up to 50 percent of salary. Each of the Named Executive Officers is eligible to participate in, and is fully vested in, the KEDCP.

Under the KEDCP, for amounts deferred and vested after December 31, 2004, the default distribution option is to receive a lump sum to be paid at least six months after separation from service. Participants may elect to defer payments from one to five years after separation from service, and to receive annual, semiannual, or quarterly payments for a period of up to 15 years. For elections that set a date certain for payment, the distribution will begin in the calendar quarter following the date requested and will be paid out on the distribution schedule elected by the participant.

For amounts deferred prior to January 1, 2005, a one-time revision of the ten annual installment payments schedule is allowed from 365 days to no later than 90 days prior to retirement at age 55 or above or within 30 days after being notified of layoff in the calendar year in which the employee is age 50 or above. Participants may receive distributions in 1 to 15 annual installments, 2 to 30 semi-annual installments, or 4 to 60 quarterly installments.

The Defined Contribution Make-Up Plan of ConocoPhillips ("DCMP") is a nonqualified restoration plan under which the Company makes employer contributions that cannot be made in the qualified ConocoPhillips Savings Plan ("CPSP")—a defined contribution plan of the type often referred to as a 401(k) plan—due to certain voluntary reductions of salary under the KEDCP or due to limitations imposed by the Internal Revenue Code. For 2016, the Internal Revenue Code

limited the amount of compensation that could be taken into account in determining a benefit under the CPSP to $265,000. Employees make no contributions to the DCMP.  Each of the Named Executive Officers is eligible to participate in, and is fully vested in, the DCMP.

Under the DCMP, amounts vested after December 31, 2004, will be distributed as a lump sum six months after separation from service, or, at a participant's election, in 1 to 15 annual installments, 2 to 30 semi-annual installments, or 4 to 60 quarterly installments, beginning no earlier than one year after separation from service. For amounts vested prior to January 1, 2005, participants may, from 365 days to no later than 90 days prior to termination or within 30 days after being notified of layoff in the calendar year in which the employee is age 50 or above, indicate a preference to defer the value into an account under the KEDCP.

Each participant directs investments of the individual accounts set up for that participant under either the KEDCP or the DCMP. Participants may make changes in the investments as often as daily. All ConocoPhillips defined contribution nonqualified deferred compensation plans allow investment of deferred amounts in a broad range of mutual funds or other market-based investments, including ConocoPhillips stock. As market-based investments, none of these provide above-market return.

Since each executive participating in each plan chooses the investment vehicle or vehicles and may change his or her allocations from time to time (as often as daily), the return on the investment will depend on how well the underlying investment fund performed during the period the executive chose it as an investment vehicle. The aggregate performance of such investment is reflected in the Nonqualified Deferred Compensation Table under the column Aggregate Earnings in Last Fiscal Year.

Benefits due under each of the plans discussed above are paid from the general assets of the Company, although the Company also maintains trusts of the type generally known as "rabbi trusts" that may be used to pay benefits under the plans. The trusts and the funds held in them are assets of ConocoPhillips. In the event of bankruptcy, participants would be unsecured general creditors.

ConocoPhillips 2017 PROXY STATEMENT	73

Nonqualified Deferred Compensation continued

Name	Applicable Plan(1)	Beginning Balance ($)	Executive Contributions in Last FY(2) ($)	Registrant Contributions in Last FY(3) ($)	Aggregate Earnings in Last FY(4) ($)	Aggregate Withdrawals/ Distributions(5) ($)	Aggregate Balance at Last FYE(6) ($)
R.M. Lance	Defined Contribution Make-Up Plan of ConocoPhillips	$1,148,127	$–	$86,100	$76,223	–	$1,310,450
	Key Employee Deferred Compensation Plan of ConocoPhillips	2,655,561	340,000	–	130,700	–	3,126,261
D.E. Wallette, Jr.	Defined Contribution Make-Up Plan of ConocoPhillips	392,371	–	40,473	24,756	–	457,600
	Key Employee Deferred Compensation Plan of ConocoPhillips	6,006,290	779,515	–	564,141	–	7,349,946
J.W. Sheets (retired)	Defined Contribution Make-Up Plan of ConocoPhillips	599,899	–	6,300	33,927	(79,245)	559,881
	Key Employee Deferred Compensation Plan of ConocoPhillips	4,025,115	2,178,190	–	205,345	–	6,408,650
M.J. Fox	Defined Contribution Make-Up Plan of ConocoPhillips	380,960	–	58,560	8,822	–	448,342
	Key Employee Deferred Compensation Plan of ConocoPhillips	–	–	–	–	–	–
A.J. Hirshberg	Defined Contribution Make-Up Plan of ConocoPhillips	392,405	–	54,792	23,656	–	470,853
	Key Employee Deferred Compensation Plan of ConocoPhillips	–	–	–	–	–	–
J.L Carrig	Defined Contribution Make-Up Plan of ConocoPhillips	416,637	–	29,702	44,595	–	490,934
	Key Employee Deferred Compensation Plan of ConocoPhillips	744,234	1,371,578	–	279,516	–	2,395,329
(1)
Our primary defined contribution deferred compensation programs for executives (KEDCP and DCMP) make a variety of investments available to participants. As of December 31, 2016, there were a total of 95 investment options, 36 of which were the same as those available in the Company's primary tax-qualified defined contribution plan for employees (its 401(k) plan, the ConocoPhillips Savings Plan) and 59 of which were other various mutual fund options approved by an administrator designated by the relevant plan.

(2)
Reflects deferrals by the Named Executive Officer under the KEDCP in 2016. For Mr. Lance, this column reflects $340,000 in salary deferred in 2016 (included in the 2016 Salary column of the Summary Compensation Table). For Mr. Wallette, this column reflects $779,515 in 2015 VCIP deferred (included in the 2015 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table). For Mr. Sheets, this column reflects received restricted stock unit and restricted stock awards during his employment. Per the terms and conditions of certain awards, since Mr. Sheets had not reached normal retirement age (age 65) before his retirement on June 1, 2016, the value of these awards was credited to his Key Employee Deferred Compensation Plan account in lieu of receiving unrestricted shares. Accordingly, upon his retirement, 8,310 ConocoPhillips restricted stock units, 4,155 Phillips 66 restricted stock units, 5,724 shares of ConocoPhillips restricted stock and 2,862 shares of Phillips 66 restricted stock were canceled and a value of $1,386,188 was credited to his deferred compensation account. Also, see note 2 to the Option Exercises and Stock Vested table on page 69. For Ms. Carrig, this column reflects $98,804 in salary deferred in 2016 (included in the 2016 Salary column of the Summary Compensation Table), $470,794 in 2015 VCIP deferred (included in the 2015 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table), and $801,980 in a deferred PSP XI payout covering performance period 2013 through 2015. Amounts deferred are net of applicable taxes that are withheld.

(3)
Reflects contributions by the Company under the DCMP in 2016 (included in the All Other Compensation column of the Summary Compensation Table on page 60 for 2016). In addition to the amounts shown for 2016, contributions by the Company under the DCMP in earlier years (included in the All Other Compensation column of the Summary Compensation Table for those respective years) were as follows: in 2015, for Mr. Lance, $129,150, for Mr. Wallette, $54,810, for Mr. Sheets, $56,070, for Mr. Fox, $87,840, for Mr. Hirshberg, $74,790, and for Ms. Carrig, $44,553; and in 2014, for Mr. Lance, $129,600, for Mr. Wallette, $55,260, for Mr. Sheets, $56,520, for Mr. Fox, $88,290, for Mr. Hirshberg, $74,310, and for Ms. Carrig, $44,357.

(4)
None of these earnings are included in the Summary Compensation Table for 2016. Aggregate earnings reflect the net impact of investment gains and losses and, consequently, may be a negative amount.

(5)
Mr. Sheets retired effective June 1, 2016. The Defined Contribution Make-up Plan amount in this column reflects pre-2005 contributions that were distributed in June 2016. In January 2017, $546,116 was distributed from Mr. Sheets' Key Employee Deferred Compensation Plan account related to the value of ConocoPhillips and Phillips 66 restricted stock units and restricted stock discussed in note 2, and $125,033 was distributed from the Defined Contribution Make-Up Plan.

(6)
Reflects contributions by our Named Executive Officers, contributions by the Company, and earnings on balances prior to 2016; plus contributions by our Named Executive Officers, contributions by the Company, and earnings for 2016, less any distributions (shown in the appropriate columns of this table, with amounts that are included in the Summary Compensation Table for 2016 shown in notes 2, 3 and 4 above).

Executive Severance and Changes in Control

Salary and other compensation for our Named Executive Officers is set by the HRCC, as described in "Compensation Discussion and Analysis" beginning on page 30 of this Proxy Statement. These officers may participate in the Company's employee benefit plans and programs for which they are eligible, in accordance with their terms. The amounts earned by the Named Executive Officers for 2016 appear in the various Executive Compensation Tables beginning on page 60 of this Proxy Statement.

74	ConocoPhillips 2017 PROXY STATEMENT

Each of our Named Executive Officers is expected to receive amounts earned during his term of employment unless he voluntarily resigns prior to becoming retirement-eligible or is terminated for cause. Such amounts include:

•
VCIP compensation earned during the fiscal year;

•
Grants pursuant to the PSP for the most-recently completed performance period and ongoing performance periods in which the executive participated for at least one year;

•
Previously granted restricted stock and restricted stock units;

•
Vested stock option grants under the Stock Option Program;

•
Amounts contributed and vested under our defined contribution plans; and

•
Amounts accrued and vested under our retirement plans.

While normal retirement age under our benefit plans is 65, early retirement provisions allow benefits at earlier ages if vesting requirements are met, as discussed in the sections of this Proxy Statement titled Pension Benefits and Nonqualified Deferred

Compensation. For our compensation programs (VCIP, Stock Option Program, and PSP), early retirement is generally defined to be termination at or after the age of 55 with five years of service. As of December 31, 2016, Messrs. Lance and Hirshberg had not met the early retirement criteria under either the applicable title of the pension plan or of our compensation programs, while Messrs. Wallette, Sheets and Fox and Ms. Carrig had met the early retirement criteria. In addition, specific severance arrangements for executive officers, including the Named Executive Officers, are provided under two severance plans of ConocoPhillips: one being the ConocoPhillips Executive Severance Plan ("CPESP"), available to a limited number of senior executives; and the other being the ConocoPhillips Key Employee Change in Control Severance Plan ("CICSP"), also available to a limited number of senior executives, but only upon a change in control. These arrangements are described below. Executives are not entitled to participate in both plans as a result of a single event; for example, executives receiving benefits under the CICSP would not be entitled to benefits potentially payable under the CPESP relating to the event giving rise to benefits under the CICSP.

ConocoPhillips Executive Severance Plan

The CPESP covers executives in salary grades generally corresponding to vice president and higher. Under the CPESP, if the Company terminates the employment of a plan participant other than for cause, as defined in the plan, upon executing a general release of liability and, if requested by the Company, an agreement not to compete with the Company, the participant will be entitled to:

•
A lump-sum cash payment equal to one-and-a-half or two times the sum of the employee's base salary and current target VCIP;

•
A lump-sum cash payment equal to the present value of the increase in pension benefits that would result from the crediting of an additional one-and-a-half or two years to the employee's number of years of age and service under the applicable pension plan;

•
A lump-sum cash payment equal to the Company cost of certain welfare benefits for an additional one-and-a-half or two years;

•
Continuation in eligibility for a pro rata portion of the annual VCIP for which the employee is eligible in the year of termination; and
•
Treatment as a layoff under the various compensation and equity programs of the Company—generally, layoff treatment will allow executives to retain awards previously made and continue their eligibility under ongoing Company programs, thus, actual program grants of restricted stock or restricted stock units would vest and the executive would remain eligible for awards attributable to ongoing performance periods under the PSP in which he or she had participated for at least one year.

The Company may amend or terminate the CPESP at any time. Amounts payable under the plan will be offset by any payments or benefits that are payable to the severed employee under any other plan, policy, or program of ConocoPhillips relating to severance, and amounts may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company, monetarily or otherwise, or if required by law to be "clawed back," such as may be the case in certain circumstances under the Sarbanes-Oxley Act or the Dodd-Frank Act.

ConocoPhillips Key Employee Change in Control Severance Plan

The CICSP covers executives in salary grades generally corresponding to vice president and higher and is incorporated by reference to Exhibit 10.21 to the Annual Report of ConocoPhillips on Form 10-K for the year ended December 31, 2013; File No. 001-32395. Under the CICSP if the employment of a participant in the plan is terminated by the Company within two years after a "change in control" of ConocoPhillips, other than for cause, or by the participant for good reason, as such terms are defined in the plan), upon executing a general release of liability, the participant will be entitled to:

•
A lump-sum cash payment equal to two or three times the sum of the employee's base salary and the higher of current target VCIP compensation or previous two years' average VCIP compensation;

ConocoPhillips 2017 PROXY STATEMENT	75

Executive Severance and Changes in Control continued

•
A lump-sum cash payment equal to the present value of the increase in pension benefits that would result from the crediting of an additional two or three years to the employee's number of years of age and service under the applicable pension plan;

•
A lump-sum cash payment equal to the Company cost of certain welfare benefits for an additional two or three years;

•
Continuation in eligibility for a pro rata portion of the annual VCIP compensation for which the employee is eligible in the year of termination; and

•
If necessary, a gross-up payment sufficient to compensate the participant for the amount of any excise tax imposed on payments made under the plan or otherwise pursuant to section 4999 of the Internal Revenue Code and for any taxes imposed on this additional payment, although if the applicable payments are not more than 110 percent of the "safe harbor" amount under section 280G of the Internal Revenue Code, the payments are "cut back" to the safe harbor amount rather than a gross-up payment being made. Employees who became participants in the plan after the spinoff in 2012 are not eligible for this gross-up payment.

Upon a change in control, with respect to awards granted prior to or attributable to performance periods prior to January 1, 2014, each participant's equity awards will vest and any applicable restrictions will lapse. With respect to awards granted after December 31, 2013, attributable to performance periods beginning on or after January 1, 2014, that are assumed, or substituted for, by an acquirer, accelerated vesting will occur only following both a change in control and a termination of employment. Termination of employment includes involuntary termination for cause or voluntary termination for good reason. Participants will continue to be able to exercise stock options for their remaining terms, but exercisability of stock options will not be accelerated. No distributions are made with respect to restricted stock units until after the participant separates from service. After a change in control, the CICSP may not be amended or terminated if such amendment would be adverse to the interests of any eligible employee, without the employee's written consent. Amounts payable under the plan will be offset by any payments or benefits that are payable to the severed employee under any other plan, policy, or program of ConocoPhillips relating to severance, and amounts may also be reduced in the event of willful and bad faith conduct demonstrably injurious to the Company, monetarily or otherwise, or if required by law to be "clawed back," such as may be the case in certain circumstances under the Sarbanes-Oxley Act or the Dodd-Frank Act.

Other Arrangements

Mr. Hirshberg became an employee of ConocoPhillips on October 6, 2010. The HRCC approved an offer letter to him which described the terms and conditions of employment, including the fact that he would serve as an at-will employee. The letter also provided certain protections against termination events that might have occurred prior to his having reached age 55. Now that Mr. Hirshberg has attained that age, the offer letter no longer provides him with any protections different from those under the CPESP and the CICSP.

Quantification of Severance Payments

The tables below reflect the amount of incremental compensation payable in excess of the items listed above to each of our Named Executive Officers in the event of termination of such executive's employment other than as a result of voluntary resignation. The amount of compensation payable to each Named Executive Officer upon involuntary not-for-cause termination, for-cause termination, termination following a change-in-control ("CIC") (either involuntarily without cause or for good reason) and in the event of the death or disability of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2016, and thus include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive's separation from the Company.

The following tables reflect additional incremental amounts to which each of our Named Executive Officers, other than Mr. Sheets, would be entitled if their employment were terminated due to the events described above. Mr. Sheets retired from the Company on June 1, 2016. Mr. Sheets met the criteria for early retirement under both our benefit plans and our compensation programs but was not eligible for severance payments under our Executive Severance Plan. For a discussion of compensation paid to Mr. Sheets in connection with his retirement, see Summary Compensation Table for 2016 on page 60, Grants of Plan-Based Awards Table on page 64, and Option Exercises and Stock Vested on page 69.

76	ConocoPhillips 2017 PROXY STATEMENT

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
R.M. Lance†
Base Salary	$3,400,000	$–	$5,100,000	$–	$–
Short-term Incentive	5,440,000	–	9,139,201	–	–
Variable Cash Incentive Program	2,720,000	–	2,720,000	2,720,000	2,720,000
January 2014—December 2016 (performance period)	4,685,031	–	4,685,031	4,685,031	4,685,031
January 2015—December 2017 (performance period)	3,200,837	–	4,801,256	3,200,837	3,200,837
January 2016—December 2018 (performance period)	3,661,273	–	10,983,769	3,661,273	3,661,273
Restricted Stock/Units from prior periods	35,597,455	–	35,597,455	35,597,455	35,597,455
Stock Options/SARs:
Unvested and Accelerated	12,788,049	–	13,950,599	13,950,599	13,950,599
Incremental Pension	22,819,026	–	26,627,540	–	–
Post-employment Health & Welfare	41,933	–	63,963	–	–
Life Insurance	–	–	–	3,400,000	–
280G Tax Gross-up	–	–	25,392,921	–	–

	94,353,604	–	139,061,735	67,215,195	63,815,195

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
D.E. Wallette, Jr.†
Base Salary	$1,922,800	$–	$2,884,200	$–	$–
Short-term Incentive	1,922,800	–	2,884,200	–	–
Variable Cash Incentive Program	–	(961,400)	–	–	–
January 2014—December 2016 (performance period)	–	(1,379,051)	–	–	–
January 2015—December 2017 (performance period)	–	(942,181)	471,065	–	–
January 2016—December 2018 (performance period)	–	(1,077,709)	2,155,368	–	–
Restricted Stock/Units from prior periods	–	–	–	–	–
Stock Options/SARs:
Unvested and Accelerated	–	(4,107,421)	–	–	–
Incremental Pension	2,852,144	–	3,364,183	–	–
Post-employment Health & Welfare	34,902	–	56,953	–	–
Life Insurance	–	–	–	1,922,800	–
280G Tax Gross-up	–	–	5,713,969	–	–

	6,732,646	(8,467,762)	17,529,938	1,922,800	–

ConocoPhillips 2017 PROXY STATEMENT	77

Executive Severance and Changes in Control continued

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
M.J. Fox†
Base Salary	$2,482,000	$–	$3,723,000	$–	$–
Short-term Incentive	2,854,300	–	4,795,225	–	–
Variable Cash Incentive Program	–	(1,427,150)	–	–	–
January 2014—December 2016 (performance period)	–	(2,209,168)	–	–	–
January 2015—December 2017 (performance period)	–	(1,509,314)	754,657	–	–
January 2016—December 2018 (performance period)	–	(1,726,420)	3,452,841	–	–
Restricted Stock/Units from prior periods	–	–	1,983,087	–	–
Stock Options/SARs:
Unvested and Accelerated	–	(6,577,999)		–	–
Incremental Pension	559,750	–	849,529	–	–
Post-employment Health & Welfare	34,522	–	51,783	–	–
Life Insurance	–	–	–	2,482,000	–
280G Tax Gross-up	–	–	5,908,356	–	–

	5,930,572	(13,450,051)	21,518,478	2,482,000	–

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
A.J. Hirshberg†
Base Salary	$2,411,200	$–	$3,616,800	$–	$–
Short-term Incentive	2,772,880	–	4,159,320	–	–
Variable Cash Incentive Program	–	(1,386,440)	–	–	–
January 2013—December 2015 (performance period)	–	(1,933,248)	–	–	–
January 2014—December 2016 (performance period)	–	(1,332,972)	666,461	–	–
January 2015—December 2017 (performance period)	–	(1,524,707)	3,049,365	–	–
Restricted Stock/Units from prior periods	–	–	–	–	–
Stock Options/SARs:
Unvested and Accelerated	–	(5,810,623)	–	–	–
Incremental Pension	2,405,450	–	4,127,147	–	–
Post-employment Health & Welfare	164,864	–	249,090	–	–
Life Insurance	–	–	–	2,411,200	–
280G Tax Gross-up	–	–	6,777,661	–	–

	7,754,394	(11,987,990)	22,645,844	2,411,200	–

78	ConocoPhillips 2017 PROXY STATEMENT

Executive Benefits and Payments Upon Termination	Involuntary Not-for-Cause Termination (Not CIC)	For-Cause Termination	Involuntary or Good Reason Termination (CIC)	Death	Disability
J.L. Carrig†
Base Salary	$1,520,064	$–	$2,280,096	$–	$–
Short-term Incentive	1,352,856	–	2,209,984	–	–
Variable Cash Incentive Program	–	(676,428)	–	–	–
January 2014—December 2016 (performance period)	–	(957,273)	–	–	–
January 2015—December 2017 (performance period)	–	(693,286)	346,618	–	–
January 2016—December 2018 (performance period)	–	(792,964)	1,585,978	–	–
Restricted Stock/Units from prior periods	–	–	–	–	–
Stock Options/SARs:
Unvested and Accelerated	–	(3,021,864)	–	–	–
Incremental Pension	314,335	–	477,064	–	–
Post-employment Health & Welfare	28,243	–	44,104	–	–
Life Insurance	–	–	–	1,520,064	–
280G Tax Gross-up	–	–	2,997,919	–	–

	3,215,498	(6,141,815)	9,941,763	1,520,064	–

*
As discussed in the narrative preceding the tables above, the amounts shown indicate the difference in compensation arising from the stated type of termination in comparison to a voluntary resignation. In the case of a For-Cause Termination, we have assumed that the Company would act to invoke the "detrimental activity" clause contained in our equity awards and compensation programs with respect to ongoing performance periods. For more about the detrimental activity clause, see "Executive Compensation Governance—Clawback Policy" on page 59. For a Named Executive Officer who has not reached the retirement age and service threshold contained in those equity awards and compensation programs (age 55 with 5 years of service), voluntary resignation would prevent earning awards for ongoing performance periods under VCIP, PSP, and the Stock Option Program, and would cause the loss of prior awards under PSP (or other restricted stock or restricted stock units) and stock options. For a Named Executive Officer who has reached the retirement age and service threshold in those programs, a voluntary resignation would be deemed a retirement and thus, no loss of those awards would normally occur. However, prior to the awards actually being delivered as cash or stock (including upon the exercise of an option), the awards remain at risk, even for a Named Executive Officer who has reached the age and service threshold. If the Company were to invoke the detrimental activity clause, amounts that would normally be paid in connection with a voluntary resignation to a Named Executive Officer who had reached the age and service threshold would instead be forfeited. The negative amounts shown above represent the value of awards that Messrs. Wallette, Fox, and Hirshberg and Ms. Carrig would forfeit in such a case, since Messrs. Wallette, Fox, and Hirshberg and Ms. Carrig have reached that threshold. Mr. Lance has not reached that threshold. Therefore, invoking a detrimental activity clause would have the same effect as a voluntary termination so no negative amounts are shown.

†
Notes Applicable to All Termination Tables—In preparing each of the tables above, certain assumptions have been made. Benefits that would be available generally to all or substantially all salaried employees on the U.S. payroll are not included in the amounts shown. The following assumptions were also made:

•
Base Salary—For the base salary amounts, in the event of an involuntary not-for-cause termination not related to a change in control ("regular involuntary termination"), the amount reflects two times base salary, while in the event of an involuntary or good reason termination related to a change in control ("CIC termination"), the amount reflects three times base salary.

•
Short-Term Incentives—For the short-term incentive amounts, in the event of a regular involuntary termination, the amount reflects two times current VCIP target, while in the event of a CIC termination, the amount reflects three times current VCIP target or three times the average of the prior two VCIP payouts, whichever is greater.

•
Variable Cash Incentive Program—For the VCIP amounts, in the event of a regular involuntary termination or a CIC termination, the amount reflects the employee's pro rata current VCIP target. Targets for VCIP are for a full year and are pro rata for the Named Executive Officers based on time spent in their respective positions.

•
Long-Term Incentives—For the performance periods related to PSP, amounts for the January 2014—December 2016 period are shown at the payout amount that was awarded in February 2017, while amounts for other ongoing performance periods are shown at target, including any adjustments for promotion or demotion made since the target awards were granted. For restricted stock and restricted stock units awarded under PSP, amounts reflect the closing price of ConocoPhillips common stock on the last trading day of 2016 (December 30, 2016), as reported on the NYSE, of $50.14.

•
Stock Options—For stock options where the December 31, 2016, ConocoPhillips common stock price was higher than the option exercise price, the amounts reflect the intrinsic value as if the options had been exercised on December 31, 2016, but only regarding the options that the executive would have retained for the specific termination event. For options with respect to which the December 31, 2016, ConocoPhillips common stock price was lower than the option exercise price, the amounts reflect a zero intrinsic value regarding the options that the executive would have retained for the specific termination event.

•
Incremental Pension Values—For the incremental pension value, the amounts reflect the single sum value of the increment due to an additional two years of age and service with associated pension compensation in the event of a regular involuntary termination (three years in the event of a CIC termination), regardless of whether the value is provided directly through a defined benefit plan or through the relevant severance plan.

•
280G Tax Gross-up—Each Named Executive Officer is entitled, under the CICSP, to an associated "excise tax gross-up" to the extent any CIC payment triggers the golden parachute excise tax provisions under Section 4999 of the Internal Revenue Code (within certain limitations). While this provision does not apply to any employee who began participation in the plan following the spinoff, all of the Named Executive Officers were participants in the plan at that time. It is assumed that a CIC event will not trigger acceleration of any Phillips 66 equity awards that were awarded as part of the equity conversion upon the spinoff. The following material assumptions were used to estimate excise taxes and associated tax gross-ups:

•
Options are valued using a Black-Scholes-Merton-based option methodology;

•
PSP XII awards are treated as earned awards that would be subject to time-vesting conditions only given the performance measurement period closed on December 31, 2016;

•
Parachute payments for time-vested stock options, restricted stock and restricted stock units are valued using Treas. Reg. Section 1.280G-1 Q&A 24(b) or (c) as applicable; and

•
Calculations assume certain performance-based pay such as PSP awards still in an ongoing performance period and pro rata VCIP payments are reasonable compensation for services rendered prior to the CIC based on the portion of the performance period that would have elapsed through December 31, 2016.

ConocoPhillips 2017 PROXY STATEMENT	79

Stock Ownership

Holdings of Major Stockholders

The following table sets forth information regarding persons whom we know to be the beneficial owners of more than five percent of our issued and outstanding common stock (as of the date of such stockholder's Schedule 13G filing with the SEC):

	Common Stock
Name and Address	Number of Shares	Percent of Class
The Vanguard Group(1)	85,334,576	6.88%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc.(2)	80,993,650	6.5%
55 East 52nd Street
New York, NY 10055

State Street Corporation(3)	62,929,574	5.08%
One Lincoln Street
Boston, MA 02111

(1)
Based on a Schedule 13G/A filed with the SEC on February 9, 2017, by The Vanguard Group, on behalf of itself, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd.

(2)
Based on a Schedule 13G/A filed with the SEC on January 19, 2017, by BlackRock Inc., on behalf of itself, BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Asset Management Deutschland AG, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Advisors, LLC, BlackRock Capital Management, BlackRock Financial Management, Inc., BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock Fund Managers Ltd, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock International Limited, BlackRock Investment Management (UK) Limited, BlackRock Life Limited, BlackRock (Singapore) Limited, BlackRock Asset Management Schweiz AG and FutureAdvisor, Inc.

(3)
Based on Schedule 13G filed with the SEC on February 6, 2017, by the State Street Corporation, on behalf of itself, State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Ireland Ltd, State Street Global Advisors, Ltd, State Street Global Advisors, Australia, Limited, State Street Global Advisors (Asia) Limited, State Street Global Advisors (Japan) Co., Ltd, and State Street Global Advisors France, S.A.

80	ConocoPhillips 2017 PROXY STATEMENT

Securities Ownership of Officers and Directors

The following table sets forth the number of shares of our common stock beneficially owned as of February 20, 2017, unless otherwise noted, by each ConocoPhillips director, each active Named Executive Officer and by all of our directors and executive officers as a group. Together these individuals beneficially own less than one percent of our common stock. The table also includes information about stock options, restricted stock, and restricted and deferred stock units credited to the accounts of our directors and executive officers under various compensation and benefit plans. For purposes of this table, shares are considered to be "beneficially" owned if the person, directly or indirectly, has sole or shared voting or investment power with respect to such shares. In addition, a person is deemed to beneficially own shares if that person has the right to acquire such shares within 60 days of February 20, 2017.

	Number of Shares or Units
Name	Total Common Stock Beneficially Owned	Restricted/Deferred Stock Units	(1)	Options Exerciseable Within 60 Days	(2)
R.L. Armitage	505	38,799		–
R.H. Auchinleck	6,488	110,892		–
C.E. Bunch	1,429	13,880		–
J.E. Copeland, Jr.	37,021	58,377		–
J.V. Faraci	–	14,123		–
J. Freeman	–	20,884		–
G. Huey Evans	–	17,496		–
A.N. Murti	19,000	19,231		–
R.A. Niblock	–	39,909		–
H.J. Norvik	–	65,936		–
R.M. Lance	97,408	953,990		2,229,498
D.E. Wallette, Jr.	45,682	271,615		645,237
M.J. Fox	69,836	359,908		772,083
A.J. Hirshberg	65,725	357,856		847,138
J.L. Carrig(3)	537,380	232,397		1,346,486
Director Nominees and Executive Officers as a Group (19 Persons)	929,067	2,801,877		6,410,055
(1)
Includes restricted or deferred stock units that may be voted or sold only upon passage of time.

(2)
Includes beneficial ownership of shares of common stock which may be acquired within 60 days of February 20, 2017, through stock options awarded under compensation plans.

(3)
Includes 511,739 shares of common stock and 721,906 stock options held by John A. Carrig. Janet Langford Carrig, Senior Vice President, Legal, General Counsel and Corporate Secretary, is Mr. Carrig's spouse and as such may be deemed to be a beneficial owner of his shares. Ms. Carrig has disclaimed beneficial ownership of Mr. Carrig's shares to the extent she does not have a pecuniary interest in such shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires ConocoPhillips' directors and executive officers, and persons who own more than 10% of a registered class of ConocoPhillips' equity securities, to file reports of ownership and changes in ownership of ConocoPhillips common stock with the SEC and the NYSE, and to furnish ConocoPhillips with copies of the forms they file. To ConocoPhillips' knowledge, based solely upon a review of the copies of such reports furnished to it and written representations of its officers and directors, during the year ended December 31, 2016, all Section 16(a) reports applicable to its officers and directors were filed on a timely basis, except for a Form 4 filed by Mr. Faraci which was filed late. All the late-reported transactions were effected by an investment manager in a managed account and came to Mr. Faraci's attention too late to report on a timely basis.

ConocoPhillips 2017 PROXY STATEMENT	81

Equity Compensation Plan Information

The following table sets forth information about ConocoPhillips' common stock that may be issued under all existing equity compensation plans as of December 31, 2016:

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(2)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders(1)	40,350,175	(3)	$52.14	24,222,091	(4)
Equity compensation plans not approved by security holders	—		—	—
Total	40,350,175		$52.14	24,222,091
(1)
Includes awards issued from the 2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 13, 2014, the 2011 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 11, 2011, the 2009 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 13, 2009, and the 2004 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, which was approved by stockholders on May 5, 2004. After approval of the 2014 Omnibus Stock and Performance Incentive Plan of ConocoPhillips, no additional awards may be granted under the 2011, the 2009 or the 2004 Omnibus Stock and Performance Incentive Plans of ConocoPhillips.

(2)
Excludes (a) 596,373 restricted stock units, and (b) 5,862 shares underlying stock units, payable in common stock on a one-for-one basis, credited to stock unit accounts under our deferred compensation arrangements. These awards, which were excluded from the above table, were issued from the 1998 Stock and Performance Incentive Plan of ConocoPhillips, the 1998 Key Employee Stock Performance Plan of ConocoPhillips, the 2002 Omnibus Securities Plan of Phillips Petroleum Company, the Omnibus Securities Plan of Phillips Petroleum Company, the 1993 Burlington Resources Inc. Stock Incentive Plan, the Burlington Resources Inc. 1997 Employee Stock Incentive Plan, the Burlington Resources Inc. 2002 Stock Incentive Plan, and the Burlington Resources Inc. 2000 Stock Option Plan for Non-Employee Directors. Upon consummation of the merger of Conoco and Phillips, all outstanding options to purchase and restricted stock units payable in common stock of Conoco and Phillips were converted into options to purchase or rights to receive shares of ConocoPhillips common stock. Likewise, upon the acquisition of Burlington Resources, Inc., all outstanding options to purchase and restricted stock units payable in common stock of Burlington Resources, Inc. were converted into options or rights to receive shares of ConocoPhillips common stock. No additional awards may be granted under the aforementioned plans.

(3)
Includes an aggregate of 429,812 restricted stock units issued in payment of annual awards and dividend equivalents which were reinvested with regard to existing awards received annually and restricted stock units issued in payment of dividend equivalents with regard to fees that were deferred in the form of stock units under our deferred compensation arrangements for non-employee members of the Board of Directors of ConocoPhillips, or assumed in connection with the merger for services performed as a non-employee member of the Board of Directors for either Conoco Inc. or Phillips Petroleum Company. Also includes 283,221 restricted stock units issued in payment of dividend equivalents reinvested with respect to certain special awards made to a retired Named Executive Officer. Dividend equivalents were credited under the 2004 Omnibus Stock and Performance Incentive Plan during the time period from May 5, 2004, to May 12, 2009, under the 2009 Plan during the time period from May 13, 2009, to May 10, 2011, under the 2011 Omnibus Stock and Performance Incentive Plan during the time period from May 11, 2011, to May 12, 2014, and thereafter under the 2014 Omnibus Stock and Performance Incentive Plan. Also includes 54,723 restricted stock units issued in payment of a long-term incentive award for a retired Named Executive Officer and off cycle awards for executives. In addition, 5,171,919 restricted stock units that are eligible for cash dividend equivalents were issued to U.S. and U.K. payroll employees residing in the United States or the United Kingdom at the time of the grant; 3,161,845 restricted stock units that are not eligible for cash dividend equivalents due to legal restrictions to non-U.S. or non-U.K. payroll employees and U.S. or U.K. payroll employees residing in countries other than the United States or United Kingdom at the time of the grant. Both awards vest on the third anniversary of the grant date, except for awards granted before January 1, 2013, which vest over a period of five years, with restrictions lapsing in three equal annual installments beginning on the third anniversary of the grant date. In addition, 2,537 restricted stock units that are eligible for cash dividend equivalents were issued as retention bonuses; the awards vest over a period of three years, the restrictions lapsing in three equal annual installments beginning on the first anniversary of the grant dates. Also includes, 116,480 restricted stock units that are not eligible for cash dividend equivalents and which vest in three equal annual installments beginning on the first anniversary of the grant date were issued to employees on the U.S., U.K. and other payrolls. Also includes 589,756 restricted stock units issued to executives on February 10, 2006, 466,301 restricted stock units issued to executives on February 8, 2007, 463,500 restricted stock units issued to executives on February 14, 2008, 234,518 restricted stock units issued to executives on February 12, 2009, 119,318 restricted stock units issued to executives on February 12, 2010, and 288,302 restricted stock units issued to executives on February 10, 2011. These restricted stock units have no voting rights, are eligible for cash dividend equivalents, and have restrictions on transferability that last until separation of service from the company. Also includes 698,852 and 938,122 restricted stock units issued to executives on February 9, 2012, and April 4, 2012, respectively. These units have no voting rights, are eligible for dividend equivalents, and have restrictions on transferability with a default of five years from the grant date, or if elected, until separation from service. Also includes 109,036 restricted stock units issued to executives on February 5, 2013, and 489,693 restricted stock units issued to executives on February 18, 2014. These units have no voting rights, are eligible for dividend equivalents, have restrictions on transferability with a default of five years from the grant date, or if elected, until separation of service, and may be settled in cash. Also includes 972,642 restricted stock units issued to executives on February 18, 2014. These units have no voting rights, are eligible for dividend equivalents, have restrictions on transferability with a default of six years from the grant date, or if elected, until separation of service, and may be settled in cash. Also includes 550,072 restricted stock units issued to executives on February 18, 2014. These units have no voting rights, are not eligible for cash dividend equivalents while in the performance period, have restrictions on transferability with a default of three years from the grant date, or if elected, until separation of service and may be settled in cash. Also includes 530,220 restricted stock units issued to executives on February 17, 2015. These units have no voting rights, are not eligible for cash dividend equivalents while in the performance period, have restrictions on transferability with a default of three years from the grant date, or if elected, until separation of service and may be settled in cash. Also includes 1,165,388 restricted stock units issued to executives on February 16, 2016. These units have no voting rights, are not eligible for cash dividend equivalents while in the performance period, have restrictions on transferability with a default of three years from the grant date, or if elected, until separation of service and may be settled in cash. Further included are 23,662,359 non-qualified and 49,753 incentive stock options with a term of 10 years, which become exercisable in three equal annual installments beginning on the first anniversary of the grant date. Included among these amounts are awards granted to employees who are no longer employed by ConocoPhillips, including those who became employees of Phillips 66 at the spinoff, but who continue to hold awards denominated in ConocoPhillips equity.

(4)
The securities remaining available for issuance may be issued in the form of stock options, stock appreciation rights, stock awards, stock units, and performance shares. Under the 2014 Omnibus Stock and Performance Incentive Plan, no more than 40,000,000 shares of common stock may be issued for incentive stock options (99,329 have been issued with 24,222,091 available for future issuance). Securities remaining available for future issuance take into account outstanding equity awards made under the 2014 Omnibus Stock and Performance Incentive Plan, the 2011 Omnibus Stock and Performance Incentive Plan, the 2009 Omnibus Stock and Performance Incentive Plan, the 2004 Omnibus Stock and Performance Incentive Plan, and prior plans of predecessor companies as set forth in note 2.

82	ConocoPhillips 2017 PROXY STATEMENT

Item 5 on the Proxy Card

Stockholder Proposal: Report on Lobbying Expenditures

Walden Asset Management, 1 Beacon Street, Boston, MA 02108, has notified ConocoPhillips, as a primary filer with 25 co-filers, that they intend to present the following proposal at the 2017 Annual Meeting:

What is the Proposal?

ConocoPhillips Lobbying Disclosure

WHEREAS, we believe in full disclosure of our company's direct and indirect lobbying activities and expenditures to assess whether our lobbying is consistent with ConocoPhillips expressed goals and shareholders' best interests.

RESOLVED, shareholders request the Board prepare a report, updated annually disclosing:

1.
Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.
Payments by ConocoPhillips used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.
Description of the decision making process and oversight by management and the Board for making payments described in section 2 above.

For purposes of this proposal, a "grassroots lobbying communication" is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. "Indirect lobbying" is lobbying engaged in by a trade association or other organization of which ConocoPhillips is a member.

Both "direct and indirect lobbying" and "grassroots lobbying communications" include lobbying at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company's website.

Supporting Statement

We encourage transparency and accountability regarding staff time and corporate funds to influence legislation and regulation both directly and indirectly. The lobbying by oil and gas companies on climate policy is increasingly under scrutiny globally.

ConocoPhillips spent approximately over $35 million between 2012 and 2015 on direct federal lobbying activities, according to Senate Records. These figures may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition nor lobbying expenditures in states that do not require disclosure.

We appreciate the information on the company website and proxy on both political spending and lobbying including expanded management oversight. However, the information focused heavily on political spending which is not the subject of this resolution. And the website disclosure is incomplete, omitting lobbying priorities and specific contributions to trade associations and the percent used for lobbying.

ConocoPhillips is on the Board of the United States Chamber of Commerce which is noted as "by far the most muscular business lobby group in Washington" (Economist, April 21, 2012). Since 1998 the Chamber spent over $1.2 billion on lobbying. Yet ConocoPhillips does not disclose its Chamber payments nor the portions used for lobbying.

This is an integrity problem for ConocoPhillips since the Chamber actively campaigns against the new EPA Clean Power Plan and sued the EPA to stop it.

This resolution received 25% voting support in 2016.

We urge ConocoPhillips to evaluate if their public policy advocacy and lobbying is consistent with positive climate solutions or if their funds are used to oppose climate legislation or regulation.

What does the Board recommend?

THE BOARD RECOMMENDS YOU VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

We continually provide our stockholders with useful information about our political and lobbying activities. For example, a description of the Company's Political Policies, Procedures and Giving, which includes our policies on lobbying and grassroots related activities, is posted on our website at www.conocophillips.com, along with itemized political contributions to candidates and to other political entities, which are updated every six months. Recent updates to our website include a listing of our lobbying priorities and a statement that these priorities are aligned with our policies and positions including our climate change position.

ConocoPhillips 2017 PROXY STATEMENT	83

Stockholder Proposal: Report on Lobbying Expenditures continued

The Board believes it has a responsibility to stockholders and employees to be engaged in the political process, in order to protect and promote their shared interests. The Board believes that such engagement further upholds ConocoPhillips' support of political free speech by individuals, companies and organizations, including trade associations, that hold positions with which we agree or may sometimes disagree. The Board believes it is in the best interest of stockholders to support the legislative process by making prudent corporate political contributions to political organizations when such contributions are consistent with business objectives and are permitted by federal, state and local laws. The Board also believes in making the Company's political contributions transparent to interested parties. Our transparency is evidenced by our regular disclosures of this information on the ConocoPhillips website and positive feedback from third-party reports like the Center for Political Accountability's 2016 CPA-Zicklin Index of Corporate Political Disclosure and Accountability, which rates corporate political transparency and ranks ConocoPhillips' political spending policies and procedures in the first tier among the companies in the S&P 500 index.

ConocoPhillips complies with all lobbying disclosure requirements under federal and local laws and regulations, including the federal reporting of lobbying activities, which are filed quarterly with the Office of the Clerk and are viewable on the website of the U.S. House of Representatives at http://lobbyingdisclosure.house.gov/
and the U.S. Senate website at http://www.senate.gov/legislative/
Public_Disclosure/LDA_reports.htm; these same reports are accessible in our own website as well. We also comply with all state lobbying disclosure requirements, which vary by jurisdiction. Through our government filings and our Company's website materials, we meet and exceed the disclosure reporting requirements concerning the Company's lobbying activities and expenditures.

Last year this resolution received support from less than 21% of the stockholders which is the lowest level since this proposal was first put forward to ConocoPhillips in 2011. Several components of the special report requested within this proposal are already provided in our public disclosures, including payments for direct lobbying and our policies, procedures, management oversight and decision making related to lobbying priorities and activities. ConocoPhillips has adopted and published our Political Policies, Procedures and Giving information on our website regarding political contributions to candidates and other political entities, as well as lobbying and grassroots activities. The Company also files publicly available disclosure reports with the U.S. House of Representatives, the U.S. Senate, the Federal Election Commission, and the ethics/campaign finance agencies operated by the states where we lobby and/or make corporate contributions to candidates.

With respect to trade association contributions, the Company's primary purpose in joining groups such as the National Association of Manufacturers, the U.S. Chamber of Commerce, and the American Petroleum Institute is not for political purposes, nor does the Company agree with all positions taken by trade and industry associations on issues. In fact, ConocoPhillips publicly acknowledges that we do take contrary positions from time to time. The greater benefits we receive from trade and industry association memberships are the general business, technical and industry standard-setting expertise that these organizations provide. Membership also provides us with a voice in support of our own corporate objectives, including climate change, when policy priorities are established. A list of the organizations to which ConocoPhillips has contributed $50,000 or more in dues annually is also available on our public website, in addition to a discussion of our objectives for engagement with such organizations. Furthermore, as with prior reporting periods, ConocoPhillips again stipulated that none of our trade association dues be applied to independent expenditures focused on the election or defeat of any federal candidates for the period January 1, 2016—December 31, 2016, and the portion of our dues that is attributable to lobbying activities by each trade association is included in the Company's publicly available disclosure reports.

The Board is confident that the Company's political and lobbying activities are aligned with its long-term interests and does not believe that a special report beyond our current voluntary and mandatory lobbying disclosures is either necessary or an efficient use of Company resources. Therefore, the adoption of this resolution is unnecessary, and the Board recommends you vote AGAINST this proposal.

84	ConocoPhillips 2017 PROXY STATEMENT

Item 6 on the Proxy Card

Stockholder Proposal: Report on Executive Incentive Compensation Alignment with Low-Carbon Scenarios

The Unitarian Universalist Association, 24 Farnsworth Street, Boston, MA 02210, has notified ConocoPhillips, as a primary filer with 4 co-filers, that they intend to present the following proposal at the 2017 Annual Meeting:

What is the Proposal?

Executive Incentive Compensation Alignment with Low-Carbon Scenarios

RESOLVED, that shareholders of ConocoPhillips ("ConocoPhillips") urge the Human Resources and Compensation Committee (the "Committee") to report annually to shareholders on the extent to which ConocoPhillips' incentive compensation programs for senior executives promote resilience to low-carbon scenarios associated with efforts to limit global temperature rises to below 2 degrees Celsius ("2° Scenarios"), including the ways in which those programs:

•
Align performance measurement and vesting periods, on the one hand, and the time horizon of risk associated with investment decisions, on the other;

•
Link the amount of incentive pay to the volume of fossil fuel production or exploration;

•
Reward, or not penalize, consideration of demand reductions projected in 2° Scenarios when allocating capital, especially to projects with higher break-even prices; and

•
Encourage the development of a low-carbon transition strategy.

Supporting Statement

As long-term shareholders, we believe that incentive compensation programs should promote the creation of sustainable value. We are concerned that lower demand caused by measures to limit climate change may lead to lower fossil fuel prices over the medium and long term, as global governments begin to implement their commitment made at the 2015 Paris climate conference to hold global temperature rise to well under 2 degrees Celsius. Moreover, if the Paris target is not met, the systemic global economic consequences could depress demand for oil and gas.

Accordingly, it is crucial for fossil fuel companies to incentivize senior executives to plan for a low-carbon transition. Some aspects of

ConocoPhillips' incentive programs, however, are at odds with that objective. ConocoPhillips uses reserve replacement ratio as a metric to determine awards under the annual bonus and performance shares programs. As well, whether a company has "very large production and reserves" is a factor the Committee considers in constructing the compensation and performance peer groups used to design senior executive pay programs.

ConocoPhillips does not use any compensation metrics relating directly to low-carbon resilience or transition planning, which could help better align senior executives' interests with those of long-term shareholders. Finally, ConocoPhillips does not appear to incorporate any scenario analysis in its senior executive compensation programs, despite the fact that it uses carbon scenarios, including a low-carbon scenario, to evaluate its current portfolio and investment options. (http://www.conocophillips.com/sustainable-development/environment/climate-change/climate-change-strategy/Pages/default.aspx)

The report requested in this proposal would allow shareholders to assess the extent to which ConocoPhillips' senior executive compensation programs reward planning for a smooth transition to a low-carbon future in which ConocoPhillips delivers value to shareholders. The process of preparing the report would also, we expect, help to focus the Committee's attention on the importance of aligning of incentives with longer-term strategic planning and capital allocation.

We urge shareholders to vote for this proposal.

ConocoPhillips 2017 PROXY STATEMENT	85

Stockholder Proposal: Report on Executive Incentive Compensation Alignment with Low-Carbon Scenarios continued

What does the Board recommend?

THE BOARD RECOMMENDS YOU VOTE "AGAINST" THIS PROPOSAL FOR THE FOLLOWING REASONS:

Our compensation programs are designed to reward executives for performance and to align compensation with the long-term interests of our stockholders. As a result, our short- and long-term incentive programs closely tie pay to performance and to the execution of our strategy.

In our broad-based annual incentive program (VCIP), 50% of the award is based on corporate performance and the remaining half on business unit performance. The Human Resources and Compensation Committee (the "Committee") believes the following categories of corporate performance metrics, each equally weighted at 10%, appropriately assess the performance of the Company relative to its strategy as an independent E&P company: (1) Health, Safety and Environmental (HSE); (2) Operational; (3) Financial; (4) Strategic Plan and (5) Total Shareholder Return (TSR). The business unit component consists of Production, Unit Cost, Milestones and HSE metrics. These metrics are the primary vehicle for recognizing Company performance and aligning the interests of employees and executives in achieving the Company's strategic objectives. In our executive long-term incentive program, the Performance Share Program (PSP), for program periods beginning in 2016, corporate performance is assessed by: 50% TSR, 30% Financial and 20% Strategic Plan.

As the proposal acknowledges, ConocoPhillips uses scenario planning to guide its strategic decisions. Our climate change scenario work, which extends to 2035, and IEA IPCC scenarios indicate that climate change related policies and other implications will have a range of impact for our industry over the coming decades. While our compensation programs are nearer term than that, the strategy component includes our strategic work on scenario planning. One of the scenarios represents a lower-carbon future and is therefore considered in the development of our strategic plan, performance against which is assessed in both our VCIP and PSP by the Committee. This establishes a link between our scenario planning process and executive compensation.

The Committee is also provided, and considers in its payout decisions, explanatory information on HSE, including progress on low-carbon objectives. As an example, we note the Company's achievement of a 2-4% reduction in Greenhouse Gas Emissions compared to business-as-usual in 2015, and our above average performance was again recognized in 2016 with a CDP Climate Score in Performance Band 'B' and our 10th consecutive year of being nominated to the Dow

Jones North America Leaders List with significant improvement in Carbon Disclosure Project scoring.

Additionally, ConocoPhillips actively engages with its stockholders. During the past year, the Company engaged in dialogue with a significant number of stockholders to better understand stockholder views regarding the Company's compensation programs and sustainable development progress and reports, and has received positive feedback. Through this process, the Company learned that these stockholders believe executive compensation has historically been well aligned with the Company's long-term strategy and feel that compensation program design decisions are best left to the Committee, and that our commitment and reporting on sustainable development adequately describes our governance, planning, action and performance on these issues.

In late 2016, ConocoPhillips announced its Accelerated Value Proposition strategy, which outlines five cash allocation priorities. The fifth and final priority is disciplined growth capital indicating a shift in priority for production and reserve growth, and accordingly, the Reserves Replacement Ratio (RRR) metric was removed as a metric from the operational segment of the 2017 annual incentive program. Also for PSP program periods beginning in 2016, the previously utilized 40% Operational/Financial category, which included a RRR metric, was replaced with a 30% Financial only category that includes Return and Cash Return on Capital Employed metrics. Thus, neither our current short- nor long-term incentive programs include reserves replacement targets.

Going forward we will continue to execute our proactive management of climate change risks, impacts and opportunities, and ensure appropriate metrics are in place to align the Company's incentive programs with our long-term strategy and the long-term interests of our stockholders.

The Committee is confident that the Company's incentive programs are appropriate and well aligned with our long-term strategy. The Board does not believe that an annual report to stockholders on the extent to which our executive incentive compensation programs align with low-carbon scenarios as described in this proposal is either necessary or in the best interests of the Company. Therefore, the Board recommends that you vote AGAINST this proposal.

86	ConocoPhillips 2017 PROXY STATEMENT

Submission of Future Stockholder Proposals and Nominations

Rule 14a-8 Proposals

Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for the 2018 Annual Meeting of Stockholders, our Corporate Secretary must receive the proposal at our principal executive offices by December 4, 2017. Any such proposal should comply with the requirements of Rule 14a-8 promulgated under the Exchange Act.

Proxy Access Nominations

Under our proxy access By-Law, a stockholder or a group of up to 20 stockholders, owning at least 3% of our stock continuously for at least 3 years and complying with the other requirements set forth in the By-Laws, may nominate up to two persons, or 20% of the Board, whichever is greater, for election as a director at an annual meeting and have those persons included in our proxy statement. The proxy access nomination notice must be delivered to the Corporate Secretary at the following address: Corporate Secretary, ConocoPhillips, P.O. Box 4783, Houston, TX 77210-4783. We must receive the notice no earlier than November 4, 2017 and no later than December 4, 2017.

As required by Article II of our By-Laws, a notice of a proposed nomination must include information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. You can obtain a copy of ConocoPhillips' By-Laws by writing the Corporate Secretary at the address above, or via our website at www.conocophillips.com under our "Governance" caption.

Other Proposals/Nominations under the Advance Notice By-Law

Under our By-Laws, and as SEC rules permit, stockholders must follow certain procedures to nominate a person for election as a director (other than proxy access nominations) at an annual or special meeting, or to introduce an item of business at an annual meeting.

Under these procedures, stockholders must submit the proposed nominee or item of business by delivering a notice to the Corporate Secretary at the following address: Corporate Secretary, ConocoPhillips, P.O. Box 4783, Houston, TX 77210-4783. We must receive notice as follows:

•
We must receive notice of a stockholder's intention to introduce a nomination or proposed item of business for an annual meeting not less than 90 days nor more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2017 Annual Meeting is held on schedule, we must receive notice pertaining to the 2018 Annual Meeting no earlier than January 16, 2018 and no later than February 15, 2018.

•
However, if we hold the annual meeting on a date that is not within 30 days before or after such anniversary date, and if our first public announcement of the date of such annual meeting is less than 100 days prior to the date of such meeting, we must receive the notice no later than 10 days after the public announcement of such meeting.

•
If we hold a special meeting to elect directors, we must receive a stockholder's notice of intention to introduce a nomination no later than 10 days after the earlier of the date we first provide notice of the meeting to stockholders or announce it publicly.

As required by Article II of our By-Laws, a notice of a proposed nomination must include information about the stockholder and the nominee, as well as a written consent of the proposed nominee to serve if elected. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the meeting, any material interest of the stockholder in the business and certain other information about the stockholder. You can obtain a copy of ConocoPhillips' By-Laws by writing the Corporate Secretary at the address above, or via our website at www.conocophillips.com under our "Governance" caption.

Available Information

SEC rules require us to provide an annual report to stockholders who receive this Proxy Statement. Additional printed copies of the annual report, as well as our Corporate Governance Guidelines, Code of Business Ethics and Conduct, charters for each of our Board committees and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements and the financial statement schedules, are available without charge to stockholders upon written request to ConocoPhillips Shareholder Relations Department, P.O. Box 2197, Houston, Texas 77079-2197 or via our website at www.conocophillips.com. We will furnish the exhibits to our Annual Report on Form 10-K upon payment of our copying and mailing expenses.

ConocoPhillips 2017 PROXY STATEMENT	87

Questions and Answers About the Annual Meeting and Voting

Who is soliciting my vote?

The Board of Directors of ConocoPhillips is soliciting your vote at the 2017 Annual Meeting of ConocoPhillips' stockholders.

Who is entitled to vote?

You may vote if you were the record owner of ConocoPhillips common stock as of the close of business on March 20, 2017. Each share of common stock is entitled to one vote. As of March 20, 2017, we had 1,237,050,559 shares of common stock outstanding and entitled to vote. There is no cumulative voting.

How many votes must be present to hold the Annual Meeting?

Your shares are counted as present at the Annual Meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to hold our meeting, holders of a majority of our outstanding shares of common stock as of March 20, 2017, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and broker non-votes will be counted for purposes of establishing a quorum at the meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial stockholder?

If your shares are registered directly in your name with the Company's registrar and transfer agent, Computershare Trust Company, N.A., you are considered a stockholder of record with respect to those shares. If your shares are held in a brokerage account or bank, you are considered the "beneficial owner" or "street name" holder of those shares.

What is a broker non-vote?

Applicable rules permit brokers to vote shares held in street name on routine matters when the brokers have not received voting instructions from the beneficial owner on how to vote those shares. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. Shares that are not voted on non-routine matters are called broker non-votes. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting.

What routine matters will be voted on at the Annual Meeting?

The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017 is the only routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions.

What non-routine matters will be voted on at the Annual Meeting?

The non-routine matters to be presented at the Annual Meeting on which brokers are not allowed to vote unless they have received specific voting instructions from beneficial owners are:

•
The election of directors;

•
The advisory approval of the compensation of the Company's Named Executive Officers;

•
The indication of preference on the frequency of the advisory vote to approve the compensation of our Named Executive Officers;

•
Stockholder proposal relating to report on lobbying expenditures; and

•
Stockholder proposal relating to report on executive incentive compensation alignment with low-carbon scenarios.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present. Broker non-votes will have no effect on the vote for any matter properly introduced at the meeting; however, abstentions will have the same effect as a vote "AGAINST."

88	ConocoPhillips 2017 PROXY STATEMENT

What are my voting choices for each of the proposals to be voted on at the 2016 Annual Meeting of Stockholders and how does the Board recommend that I vote my shares?

*
We will provide the share ownership of the primary filers submitting these proposals, along with the name, address and share ownership for any co-filers, promptly upon a stockholder's request.

How many votes are needed to approve each of the proposals?

Each of the director nominees and all proposals submitted, other than the frequency of the vote on the compensation of our Named Executive Officers, require the affirmative "FOR" vote of a majority of those shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. As an advisory vote, the proposal to approve executive compensation is not binding upon the Company. However, the Human Resources and Compensation Committee, which is responsible for designing and administering the Company's executive compensation programs, values the opinions expressed by stockholders and will consider the outcome of the vote when making future compensation decisions. With respect to the advisory vote on the frequency of the vote on the compensation of our Named Executive Officers, the Board expects that it will adopt the frequency receiving the highest number of votes.

ConocoPhillips 2017 PROXY STATEMENT	89

Questions and Answers About the Annual Meeting and Voting continued

How do I vote?

Stockholders of Record: You can vote either electronically during the meeting or by proxy. Persons who vote by proxy need not, but are entitled to, participate in the meeting. Even if you plan to participate in the meeting, we encourage you to vote your shares by proxy.

This Proxy Statement, the accompanying proxy card and the Company's 2016 Annual Report are being made available to the Company's stockholders on the Internet at www.proxyvote.com through the notice and access process.

Vote your shares as follows—in all cases, have your proxy card in hand:

Beneficial Stockholders: If you hold your ConocoPhillips stock in a brokerage account (that is, in "street name"), your ability to vote by telephone or over the Internet depends on your broker's voting process. Please follow the directions on your proxy card or voting instruction card carefully. Please note that brokers may not vote your shares on the election of directors, compensation matters or stockholder proposals in the absence of your specific instructions as to how to vote. Please provide your voting instructions so your vote can be counted on these matters. Your shares also may be voted electronically during the meeting.

This year's Annual Meeting will be held entirely online to allow greater participation. Stockholders may participate in the Annual Meeting by visiting the following website:

www.virtualshareholdermeeting.com/COP

To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials.

How do I vote if I hold my stock through ConocoPhillips' employee benefit plans?

If you hold your stock through ConocoPhillips' employee benefit plans, you must do one of the following:

•
Vote over the Internet (instructions are in the email sent to you or on the notice and access form);

•
Vote by telephone (instructions are on the notice and access form); or

•
If you received a hard copy of your proxy materials, fill out the enclosed voting instruction card, date and sign it, and return it in the enclosed postage-paid envelope.

You will receive a separate voting instruction card for each employee benefit plan under which you hold stock. Please pay close attention to the deadline for returning your voting instruction card to the plan trustee. The voting deadline for each plan is set forth on the voting instruction card. Please note that different plans may have different deadlines.

How can I revoke my proxy?

You can revoke your proxy by sending written notice of revocation of your proxy to our Corporate Secretary so that it is received prior to the close of business on May 15, 2017.

Can I change my vote?

Yes. You can change your vote at any time before the polls close at the Annual Meeting. You can do this by:

•
Voting again by telephone or over the Internet prior to 11:59 p.m. EDT on May 15, 2017;

•
Signing another proxy card with a later date and returning it to us prior to the meeting; or

•
Voting again at the meeting.

Who counts the votes?

We have hired Broadridge Financial Solutions, Inc. to count the votes represented by proxies and cast by ballot, and Jennifer Flynn Greaner of Broadridge Financial Solutions has been appointed to act as Inspector of Election.

90	ConocoPhillips 2017 PROXY STATEMENT

When will the Company announce the voting results?

We will announce the preliminary voting results at the Annual Meeting of Stockholders. The Company will report the final results on our website and in a Current Report on Form 8-K filed with the SEC within four days following the meeting.

Will my shares be voted if I do not provide my proxy and do not participate in the Annual Meeting?

If you do not provide a proxy or vote your shares held in your name, your shares will not be voted.

If you hold your shares in street name, your broker has the authority to vote your shares for certain routine matters even if you do not provide the broker with voting instructions. Only the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017 is considered to be a routine matter.

If you do not give your broker instructions on how to vote your shares, the broker will return the proxy card without voting on proposals not considered routine. This is known as a broker non-vote. Without instructions from you, the broker may not vote on any proposals other than the ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017.

As more fully described on your proxy card, if you hold your shares through certain ConocoPhillips employee benefit plans and do not vote your shares, your shares (along with all other shares in the plan for which votes are not cast) may be voted pro rata by the trustee in accordance with the votes directed by other participants in the plan who elect to act as a fiduciary entitled to direct the trustee of the applicable plan on how to vote the shares.

What if I am a stockholder of record and return my proxy but do not vote for some of the matters listed on my proxy card?

If you return a signed proxy card without indicating your vote, your shares will be voted "FOR" each of the director nominees listed on the card, "FOR" the ratification of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm, "FOR" the approval of the compensation of our Named Executive Officers and "AGAINST" each of the stockholder proposals. The Board has elected to make no recommendation regarding the frequency of the advisory vote on the compensation of the Company's Named Executive Officers. Where no instruction is given on this proposal, no vote will be made by the persons named as proxy holders on the proxy card.

What if I am a beneficial owner and do not give voting instructions to my broker?

As a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank or broker by the deadline provided in the materials you receive from your bank or broker. If you do not provide voting instructions to your bank or broker, whether your shares can be voted by such person depends on the type of item being considered for vote. Brokers may not vote shares held in street name on non-routine matters unless they have received voting instructions from the beneficial owners on how to vote those shares. The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2017 is the only routine matter to be presented at the Annual Meeting on which brokers may vote in their discretion on behalf of beneficial owners who have not provided voting instructions.

Could other matters be decided at the Annual Meeting?

We are not aware of any other matters to be presented at the meeting. If any matters are properly brought before the Annual Meeting, the persons named in your proxies will vote in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

How can I attend the Annual Meeting?

We are very pleased that this year's Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast. You are entitled to participate in the annual meeting only if you were a ConocoPhillips stockholder at the close of business on March 20, 2017 or if you hold a valid proxy.

You will be able to attend the Annual Meeting of Stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/COP. You also will be able to vote your shares electronically at the Annual Meeting (other than shares held through our employee benefit plans, which must be voted prior to the meeting).

To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials.

The meeting webcast will begin promptly at 9:00 a.m., Central Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:30 a.m., Central Daylight Time, and you should allow ample time for the check-in procedures.

ConocoPhillips 2017 PROXY STATEMENT	91

Questions and Answers About the Annual Meeting and Voting continued

Does the Company have a policy about directors' attendance at the Annual Meeting?

Pursuant to the Corporate Governance Guidelines, directors are expected to attend the Annual Meeting of Stockholders. All of the persons who were serving as directors at the time attended the 2016 Annual Meeting of Stockholders.

How can I access ConocoPhillips' proxy materials and annual report electronically?

This Proxy Statement, the accompanying proxy card and the Company's 2016 Annual Report are being made available to the Company's stockholders on the Internet at www.proxyvote.com through the notice and access process. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

If you own ConocoPhillips stock in your name, you can choose this option and save us the cost of producing and mailing these documents by following the instructions on your proxy card or those provided when you vote by telephone or over the Internet. If you hold your ConocoPhillips stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view future proxy statements and annual reports over the Internet.

If you choose to view future proxy statements and annual reports over the Internet, you will receive a Notice of Internet Availability next year in the mail containing the Internet address to use to access our proxy statement and annual report. Your choice will remain in effect unless you change your election following the receipt of a Notice of Internet Availability. You do not have to elect Internet access each year. If you later change your mind and would like to receive paper copies of our proxy statements and annual reports, you can request both by phone at (800) 579-1639, by email at sendmaterial@proxyvote.com and through the Internet at www.proxyvote.com. You will need your 16-digit control number located on your Notice of Internet Availability to request a package. You will also be provided with the opportunity to receive a copy of the proxy statement and annual report in future mailings.

We also encourage you to visit our Annual Meeting website at www.conocophillips.com/annualmeeting that, among other things, will enable you to learn more about our Company, vote your proxy, listen to a live audio webcast of the meeting and elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

Why did my household receive a single set of proxy materials?

SEC rules permit us to deliver a single copy of an annual report and proxy statement to any household not participating in electronic proxy material delivery at which two or more stockholders reside if we believe the stockholders are members of the same family. This benefits both you and the Company, as it eliminates duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs. This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus or information statements. Each stockholder will continue to receive a separate proxy card or voting instruction card. Your household may have received a single set of proxy materials this year. If you prefer to receive your own copy now or in future years, please request a duplicate set by phone at (800) 579-1639, through the Internet at www.proxyvote.com, by email at sendmaterial@proxyvote.com, or by writing to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings. Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings. Since not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings to your household.

Will my vote be kept confidential?

The Company's Board of Directors has a policy that all stockholder proxies, ballots and tabulations that identify stockholders are to be maintained in confidence. No such document will be available for examination, and the identity and vote of any stockholder will not be disclosed, except as necessary to meet legal requirements and allow the inspectors of election to certify the results of the stockholder vote. The policy also provides that inspectors of election for stockholder votes must be independent and cannot be employees of the Company. Occasionally, stockholders provide written comments on their proxy card that may be forwarded to management.

92	ConocoPhillips 2017 PROXY STATEMENT

What is the cost of this proxy solicitation?

Our Board of Directors has sent you this Proxy Statement. Our directors, officers and employees may solicit proxies by mail, by email, by telephone or in person. Those persons will receive no additional compensation for any solicitation activities. We will request banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock held of record by those entities, and we will, upon the request of those record holders, reimburse reasonable forwarding expenses. We will pay the costs of preparing, printing, assembling and mailing the proxy materials used in the solicitation of proxies. In addition, we have hired Alliance Advisors to assist us in soliciting proxies, which it may do by mail, telephone or in person. We anticipate paying Alliance Advisors a fee of $20,000, plus expenses.

What is the pre-meeting forum and how can I access it?

The online format for the Annual Meeting will allow us to communicate more effectively with you via a pre-meeting forum that you can enter by visiting www.conocophillips.com/annualmeeting.

On our pre-meeting forum, you can submit questions in advance of the annual meeting, and also access copies of our Proxy Statement and Annual Report.

Why is this Annual Meeting only virtual?

We are excited to embrace the latest technology to provide ease of access, real-time communication and cost savings for our stockholders and the Company. Hosting a virtual meeting will provide easy access for stockholders and facilitate participation since stockholders can participate from any location around the world.

You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/COP. You also will be able to vote your shares electronically at the Annual Meeting (other than shares held through our employee benefit plans, which must be voted prior to the meeting).

What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call: 1-855-449-0991 (Toll-free).

ConocoPhillips 2017 PROXY STATEMENT	93

IMPORTANT INFORMATION CONCERNING THE CONOCOPHILLIPS ANNUAL MEETING

Online check-in begins: 8:30 a.m., Central Daylight Time	Meeting begins: 9:00 a.m., Central Daylight Time
•
ConocoPhillips stockholders as of the close of business on March 20, 2017, the record date for the Annual Meeting, are entitled to participate in the Annual Meeting on May 16, 2017.

•
The Annual Meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast.

•
You will be able to attend the Annual Meeting of Stockholders online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/COP. You also will be able to vote your shares electronically at the Annual Meeting (other than shares held through our employee benefit plans, which must be voted prior to the meeting).

•
We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:30 a.m., Central Daylight Time. The webcast starts at 9:00 a.m., Central Daylight Time.

•
To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice of Internet Availability, on your proxy card or on the instructions that accompanied your proxy materials.

•
Visit our pre-meeting stockholder forum at www.conocophillips.com/annualmeeting in advance of the Annual Meeting where you can submit questions to management and also access copies of our Proxy Statement and Annual Report.

THANK YOU FOR YOUR INTEREST AND SUPPORT—YOUR VOTE IS IMPORTANT!

94	ConocoPhillips 2017 PROXY STATEMENT

Appendix A

Non-GAAP Financial Measures

This Proxy Statement includes the measures adjusted operating costs and adjusted earnings (loss). These are non-GAAP financial measures. These terms are included to help facilitate comparisons of our operating performance and controllable costs associated with the Company's core business operations across periods on a consistent basis and with the performance and cost structures of peer companies in a manner that, when viewed in combination with the Company's results prepared in accordance with GAAP, provides a more complete understanding of the factors and trends affecting the Company's business and performance. The Company further believes that the non-GAAP measure adjusted operating costs provides a more indicative measure of the Company's underlying, controllable costs of operations by excluding other items that do not directly relate to the Company's core business operations. Adjusted operating costs represent controllable costs and include the sum of production and operating expenses, selling, general and administrative expenses and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses further adjusted to exclude expenses that are included as adjustments to adjusted earnings to the extent those adjustments impact production and operating expenses, selling, general and administrative expenses, and exploration general and administrative expenses, geological and geophysical and lease rental and other expenses. Adjusted earnings is adjusted for items that management believes are not indicative of our core operating results or business outlook over the long term. The Human Resources and Compensation Committee utilized these non-GAAP measures in evaluating compensation decisions in 2016 in recognition of the changing commodity price environment and to benchmark compensation decisions based on measures utilized by management and the Board of Directors in evaluating the Company's performance.

Adjusted Operating Costs $ Millions, Except as Indicated	FY 2016	FY 2013
Production and operating expenses	$5,667	$7,238
Production and operating expenses—percent reduction	(22)%
Adjustments:
Selling, general and administrative (G&A) expenses	723	854
Exploration G&A, geological and geophysical and lease rentals	731	789

Operating costs	7,121	8,881
Adjustments to exclude special items:
Less pending claims and settlements	(43)	(66)
Less restructuring	(158)	—
Less pension settlement expense	(203)	—
Less impairments	(47)	—
Less rig termination	(134)	—

Adjusted operating costs	6,536	8,815

Adjusted operating costs—percent reduction	(26)%

Adjusted Earnings for the Year Ended 12/31/2016 $ Millions, Except as Indicated	Pre-tax	Income tax	After-tax

Net Income (Loss) Attributable to ConocoPhillips			$(3,615)
Adjustments:
Net gain on asset sales	(239)	33	(206)
Impairments	566	(185)	381
APLNG tax functional currency change	174	—	174
Restructuring	158	(54)	104
Pending claims and settlements	(13)	5	(8)
Malaysia deferred tax recognition	—	(47)	(47)
Pension settlement expense	203	(61)	142
Rig termination	134	(47)	87
Minnesota iron ore reversionary interest	(92)	1	(91)
International tax law changes	—	(161)	(161)
Deferred tax adjustment	—	(68)	(68)

Adjusted earnings (loss)			(3,308)

ConocoPhillips 2017 PROXY STATEMENT	95

Stockholder Information

Annual Meeting

The ConocoPhillips Annual Meeting of Stockholders will be held:

Tuesday, May 16, 2017
Online at:
 www.virtualshareholdermeeting.com/COP

Notice of the meeting and proxy materials are being sent to all stockholders.

Direct Stock Purchase and Dividend Reinvestment Plan

The ConocoPhillips Investor Services Program is a direct stock purchase and dividend reinvestment plan that offers stockholders a convenient way to buy additional shares and reinvest their common stock dividends. Purchases of company stock through direct cash payment are commission free. Please call Computershare to request an enrollment package:

Toll-free number: 800-356-0066

You may also enroll online at www.computershare.com/investor. Registered stockholders can access important investor communications online and sign up to receive future stockholders materials electronically by following the enrollment instructions.

Principal and Registered Offices

600 N. Dairy Ashford Road
Houston, TX 77079

2711 Centerville Road
Wilmington, DE 19808

Stock Transfer Agent and Registrar

Computershare
211 Quality Circle, Suite 210
College Station, TX 77845
 www.computershare.com

Information Requests

For information about dividends and certificates, or to request a change of address form, stockholders may contact:

Computershare
P.O. Box 30170
College Station, TX 77842-3170
Toll-free number: 800-356-0066
Outside the U.S.: 201-680-6578
TDD for hearing impaired: 800-231-5469
TDD outside the U.S.: 201-680-6610
 www.computershare.com/investor

Personnel in the following offices can also answer investors' questions about the company:

Institutional Investors:

ConocoPhillips Investor Relations
600 N. Dairy Ashford Road
Houston, TX 77079
281-293-5000
 investor.relations@conocophillips.com

Individual Investors:

ConocoPhillips Shareholder Relations
600 N. Dairy Ashford Road, ML3080
Houston, TX 77079
281-293-6800
 shareholder.relations@conocophillips.com

Compliance and Ethics

For guidance, or to express concerns or ask questions about compliance and ethics issues, call ConocoPhillips' Ethics Helpline toll-free at 877-327-2272, available 24 hours a day, seven days a week. The ethics office also may be contacted via email at ethics@conocophillips.com, the Internet at www.conocophillips.ethicspoint.com or by writing:

Attn: Corporate Ethics Office
ConocoPhillips
600 N. Dairy Ashford Road, ML3170
Houston, TX 77079

Copies of Proxy Statement
and Annual Report

Copies of this Proxy Statement and the 2016 Annual Report, as filed with the U.S. Securities and Exchange Commission, are available for free by making a request on the company's website, calling 918-661-3700 or writing:

ConocoPhillips Reports
B-13 Plaza Office Building
315 Johnstone Ave.
Bartlesville, OK 74004

Website

www.conocophillips.com
The site includes resources of interest to investors, including news releases and presentations to securities analysts; copies of ConocoPhillips' annual reports and proxy statements; reports to the U.S. Securities and Exchange Commission; and data on ConocoPhillips' health, safety and environmental performance.

96	ConocoPhillips 2017 PROXY STATEMENT

Explore ConocoPhillips Our vision is to be the E&P company of choice for all stakeholders by pioneering a new standard of excellence. Read Our 2016 Annual Report www.conocophillips.com/annualreport Read Our Sustainability Report www.conocophillips.com/susdev Visit Our Annual Meeting Website www.conocophillips.com/annualmeeting Visit Our Investor Relations Website www.conocophillips.com/investor Learn more at www.conocophillips.com ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 17 countries, $90 billion of total assets, and approximately 13,300 employees as of December 31, 2016. Production excluding Libya averaged 1,567 MBOED in 2016, and proved reserves were 6.4 billion BOE as of December 31, 2016. For more information, go to www.conocophillips.com.

ConocoP'hillips

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until the cut-off date. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 600 N. DAIRY ASHFORD PETROLEUM BUILDING #3038 HOUSTON, TX 77079 During The Meeting - Go to www.virtualshareholdermeeting.com/COP You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your Voting Direction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E22939-P87695 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. CONOCOPHILLIPS THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3. 1. ELECTION OF DIRECTORS Nominees: For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Richard L. Armitage 2. Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2017. 1b. Richard H. Auchinleck ! 2 Years ! 3 Years ! Abstain 1c. Charles E. Bunch 3. Advisory Approval of Executive Compensation. 1d. John V. Faraci 1 Year THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION ON ITEM 4. ! ! ! ! 1e. Jody L. Freeman 4. Advisory Vote on Frequency of Advisory Vote on Executive Compensation. 1f. Gay Huey Evans 1g. Ryan M. Lance THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 5-6. For Against Abstain ! ! ! ! ! ! 1h. Arjun N. Murti 5. Report on Lobbying Expenditures. 1i. Robert A. Niblock 6. Report on Executive Compensation Alignment with Low-Carbon Scenarios. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. 1j. Harald J. Norvik 7. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E22940-P87695 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS MAY 16, 2017 The stockholder(s) hereby appoint(s) Janet Langford Carrig and James D. McMorran, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of ConocoPhillips that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 a.m., Central Time, on May 16, 2017, via live webcast at www.virtualshareholdermeeting.com/COP and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS CONOCOPHILLIPS' INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, FOR THE ADVISORY APPROVAL OF EXECUTIVE COMPENSATION, AND AGAINST EACH OF THE STOCKHOLDER PROPOSALS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE Continued and to be signed on reverse side V.1.2

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2017. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 600 N. DAIRY ASHFORD PETROLEUM BUILDING #3038 HOUSTON, TX 77079 During The Meeting - Go to www.virtualshareholdermeeting.com/COP You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2017. Have your Voting Direction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E22941-Z69488 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. CONOCOPHILLIPS THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3. 1. ELECTION OF DIRECTORS Nominees: For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Richard L. Armitage 2. Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2017. 1b. Richard H. Auchinleck ! 2 Years ! 3 Years ! Abstain 1c. Charles E. Bunch 3. Advisory Approval of Executive Compensation. 1d. John V. Faraci THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION ON ITEM 4. 1 Year ! ! ! ! 1e. Jody L. Freeman 4. Advisory Vote on Frequency of Advisory Vote on Executive Compensation. 1f. Gay Huey Evans 1g. Ryan M. Lance For Against Abstain THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 5-6. ! ! ! ! ! ! 1h. Arjun N. Murti 5. Report on Lobbying Expenditures. 1i. Robert A. Niblock 6. Report on Executive Compensation Alignment with Low-Carbon Scenarios. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. 1j. Harald J. Norvik 7. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E22942-Z69488 ConocoPhillips Savings Plan CONFIDENTIAL FIDUCIARY VOTING DIRECTION ConocoPhillips Annual Meeting of Stockholders May 16, 2017 The undersigned hereby directs that Vanguard Fiduciary Trust Company, Trustee of the ConocoPhillips Savings Plan ("Savings Plan"), vote all shares of stock representing the interest of Savings Plan participants who fail to give voting direction at the ConocoPhillips Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/COP on May 16, 2017, at 9:00 a.m., Central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement. If Broadridge, the Tabulator for the Trustee, Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by May 11, 2017 at 11:59 p.m. EDT, if you do not fill in any boxes on the back of this card, if you return this card unsigned, or if you do not vote by Internet or telephone on or before May 11, 2017, any shares in the Savings Plan that you otherwise could have directed will be directed by other eligible employees who elect to direct such shares. Important Information - I understand that by electing to direct the Trustee's vote of shares which do not represent my own part of the Savings Plan that I become a fiduciary of the Savings Plan for voting such shares; that I must act in the best interests of all participants of the Savings Plan when giving directions for voting shares not representing my part of the Savings Plan; that I have read and understand my duties as a fiduciary as they are described on pages 23 and 24 of the Savings Plan Summary Plan Description January 1, 2017; and that I may decline to accept the responsibility of a fiduciary as to such shares by NOT completing or returning this Voting Direction card and NOT voting by Internet or telephone. ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential. This package contains your confidential Voting Direction card to instruct the Trustee of the Savings Plan how to vote the shares of ConocoPhillips Common Stock in the Savings Plan reflecting the interest of Savings Plan participants who fail to give voting direction. Also enclosed is the Company's 2016 Annual Report along with the Notice and Proxy Statement for the 2017 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard Fiduciary Trust Company) should vote. CONTINUED AND TO BE SIGNED ON REVERSE SIDE V.1.2

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2017. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 600 N. DAIRY ASHFORD PETROLEUM BUILDING #3038 HOUSTON, TX 77079 During The Meeting - Go to www.virtualshareholdermeeting.com/COP You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2017. Have your Voting Direction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E22943-Z69489 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. CONOCOPHILLIPS THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3. 1. ELECTION OF DIRECTORS Nominees: For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Richard L. Armitage 2. Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2017. 1b. Richard H. Auchinleck ! 2 Years ! 3 Years ! Abstain 1c. Charles E. Bunch 3. Advisory Approval of Executive Compensation. 1d. John V. Faraci THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION ON ITEM 4. 1 Year ! ! ! ! 1e. Jody L. Freeman 4. Advisory Vote on Frequency of Advisory Vote on Executive Compensation. 1f. Gay Huey Evans 1g. Ryan M. Lance For Against Abstain THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 5-6. ! ! ! ! ! ! 1h. Arjun N. Murti 5. Report on Lobbying Expenditures. 1i. Robert A. Niblock 6. Report on Executive Compensation Alignment with Low-Carbon Scenarios. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. 1j. Harald J. Norvik 7. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E22944-Z69489 ConocoPhillips Savings Plan CONFIDENTIAL VOTING DIRECTION ConocoPhillips Annual Meeting of Stockholders May 16, 2017 The undersigned hereby directs that Vanguard Fiduciary Trust Company, Trustee of the ConocoPhillips Savings Plan ("Savings Plan"), vote all shares of ConocoPhillips Common Stock representing your interest in the Savings Plan (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/COP on May 16, 2017, at 9:00 a.m., Central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement. If Broadridge, the Tabulator for the Trustee, The Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by 11:59 p.m. EDT on May 11, 2017, if you do not fill in any boxes on the back of this card, if you return this card unsigned, or if you do not vote by Internet or telephone on or before May 11, 2017, any shares in the Savings Plan that you otherwise could have directed will be directed by other eligible employees who elect to direct such shares. ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential. This package contains your confidential Voting Direction card to instruct the Trustee of the Savings Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Savings Plan. Also enclosed is the Company's 2016 Annual Report along with the Notice and Proxy Statement for the 2017 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard Fiduciary Trust Company) should vote. CONTINUED AND TO BE SIGNED ON REVERSE SIDE V.1.2

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 11, 2017. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 600 N. DAIRY ASHFORD PETROLEUM BUILDING #3038 HOUSTON, TX 77079 During The Meeting - Go to www.virtualshareholdermeeting.com/COP You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 11, 2017. Have your Voting Direction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E22953-Z69490 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. CONOCOPHILLIPS THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3. 1. ELECTION OF DIRECTORS Nominees: For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Richard L. Armitage 2. Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2017. 1b. Richard H. Auchinleck ! 2 Years ! 3 Years ! Abstain 1c. Charles E. Bunch 3. Advisory Approval of Executive Compensation. 1d. John V. Faraci THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION ON ITEM 4. 1 Year ! ! ! ! 1e. Jody L. Freeman 4. Advisory Vote on Frequency of Advisory Vote on Executive Compensation. 1f. Gay Huey Evans For Against Abstain 1g. Ryan M. Lance THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 5-6. ! ! ! ! ! ! 1h. Arjun N. Murti 5. Report on Lobbying Expenditures. 1i. Robert A. Niblock 6. Report on Executive Compensation Alignment with Low-Carbon Scenarios. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. 1j. Harald J. Norvik 7. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E22954-Z69490 ConocoPhillips Savings Plan CONFIDENTIAL VOTING DIRECTION ConocoPhillips Annual Meeting of Stockholders May 16, 2017 The undersigned hereby directs that Vanguard Fiduciary Trust Company, Trustee of the ConocoPhillips Savings Plan ("Savings Plan"), vote all shares of ConocoPhillips Common Stock representing your interest in the Savings Plan (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/COP, on May 16, 2017, at 9:00 a.m., Central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement. If Broadridge, the Tabulator for the Trustee, The Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by 11:59 p.m. EDT on May 11, 2017, if you do not fill in any boxes on the back of this card, if you return this card unsigned, and if you do not vote by Internet or telephone on or before May 11, 2017, any shares in the Savings Plan that you otherwise could have directed will be directed by other eligible employees who elect to direct such shares. ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential. This package contains your confidential Voting Direction card to instruct the Trustee of the Savings Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Savings Plan. Also enclosed is the Company's 2016 Annual Report along with the Notice and Proxy Statement for the 2017 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (Vanguard Fiduciary Trust Company) should vote. CONTINUED AND TO BE SIGNED ON REVERSE SIDE V.1.2

VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 9, 2017. Have your Voting Direction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. 600 N. DAIRY ASHFORD PETROLEUM BUILDING #3038 HOUSTON, TX 77079 During The Meeting - Go to www.virtualshareholdermeeting.com/COP You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 9, 2017. Have your Voting Direction card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your Voting Direction card and return it in the postage-paid envelope we have provided or return it to ConocoPhillips, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E22955-Z69491 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS VOTING DIRECTION CARD IS VALID ONLY WHEN SIGNED AND DATED. CONOCOPHILLIPS THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1-3. 1. ELECTION OF DIRECTORS Nominees: For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Richard L. Armitage 2. Proposal to ratify appointment of Ernst & Young LLP as ConocoPhillips' independent registered public accounting firm for 2017. 1b. Richard H. Auchinleck ! 2 Years ! 3 Years ! Abstain 1c. Charles E. Bunch 3. Advisory Approval of Executive Compensation. 1d. John V. Faraci THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION ON ITEM 4. 1 Year ! ! ! ! 1e. Jody L. Freeman 4. Advisory Vote on Frequency of Advisory Vote on Executive Compensation. 1f. Gay Huey Evans For Against Abstain 1g. Ryan M. Lance THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" ITEMS 5-6. ! ! ! ! ! ! 1h. Arjun N. Murti 5. Report on Lobbying Expenditures. 1i. Robert A. Niblock 6. Report on Executive Compensation Alignment with Low-Carbon Scenarios. In its discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. 1j. Harald J. Norvik 7. Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] Date V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E22956-Z69491 CONOCOPHILLIPS UK, Australia, Norway Plans CONFIDENTIAL VOTING DIRECTION ConocoPhillips Annual Meeting of Stockholders May 16, 2017 The undersigned hereby directs that EES Trustees Limited, Trustee of the ConocoPhillips Share Incentive Plan, ConocoPhillips Overseas Stock Savings Plan (Australia or Norway), Conoco Stock Ownership Plan, Employee Share Allocation Scheme of Phillips Petroleum Company United Kingdom Limited, and/or Conoco Employee Share Ownership Plan (the "Plan"), vote all shares of ConocoPhillips Common Stock (described on the back of this Voting Direction card) at the ConocoPhillips Annual Meeting of Stockholders to be held via live webcast at www.virtualshareholdermeeting.com/COP, on May 16, 2017, at 9:00 a.m., Central Time, and at any adjournment thereof, in the manner indicated on the back of this card as to the matters shown and at its discretion as to any other matters that come before the meeting, all as described in the Notice and Proxy Statement. In order for your vote to be counted, Broadridge, the Tabulator for the Trustee, EES Trustees Limited, must receive this Voting Direction card no later than 11:59 p.m. EDT on May 9, 2017. If Broadridge, the Tabulator for the Trustee, Vanguard Fiduciary Trust Company, does not receive this Voting Direction card by 11:59 p.m. EDT on May 9, 2017, if you do not fill in any boxes on the back of this card, if you return this card unsigned, or if you do not vote by Internet or telephone on or before May 9, 2017, any shares held in the ConocoPhillips Overseas Savings Plan (Australia or Norway) or the Employee Share Allocation Scheme of Phillips Petroleum Company United Kingdom Limited that you otherwise could have directed will be voted in the same proportion as the shares for which the Trustee has received instructions. Any such shares held in the ConocoPhillips Share Incentive Plan, the Conoco Stock Ownership Plan or the Conoco Employee Share Ownership Plan will not be voted by the Trustee. ConocoPhillips has acknowledged and agreed to honor the confidentiality of your voting instructions to the Trustee. The Trustee will keep your voting instructions confidential. This package contains your confidential Voting Direction card to instruct the Trustee of the Plan how to vote the shares of ConocoPhillips Common Stock described on the back of the card representing your interest in the Plan. Also enclosed is the Company's 2016 Annual Report along with the Notice and Proxy Statement for the 2017 Annual Meeting. Please use these documents to help you decide how to direct the way the Trustee (EES Trustees Limited) should vote. Continued and to be signed on reverse side V.1.2